Exhibit 4.1

PROFRAC HOLDINGS II, LLC, as Issuer, and

EACH OF THE GUARANTORS FROM TIME TO TIME PARTY HERETO

INDENTURE

Dated as of December 27, 2023

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, Calculation Agent and Collateral Agent

Senior Secured Floating Rate Notes due 2029

i

THIS INDENTURE dated as of December 27, 2023 is among ProFrac Holdings II, LLC, a Texas limited liability company (the “Company”), the Notes Guarantors from time to time party hereto, U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”), calculation agent (in such capacity, the “Calculation Agent”), and collateral agent (in such capacity, the “Collateral Agent”).

The Company, the Notes Guarantors party hereto, the Trustee, the Calculation Agent and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Senior Secured Floating Rate Notes due 2029 of the Company issued under this Indenture (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“ABL Cash Management Obligations” means all Cash Management Obligations owing to any Qualified Counterparty.

“ABL Credit Agreement” means the credit agreement, dated as of March 4, 2022, by and among ProFrac Holdings II, LLC, ProFrac Holdings, LLC, the guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as the calculation agent and collateral agent for the lenders, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, supplemented, restated or otherwise modified or further Refinanced from time to time.

“ABL Credit Facility” one or more credit facilities (including, without limitation, the ABL Credit Agreement) providing for revolving credit loans, term loans or letters of credit, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced (through other ABL Credit Facilities) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the ABL Credit Agreement or any other ABL Credit Facility), in each case, with respect to which one or more commercial lending institutions holds a majority of the aggregate commitments and outstanding principal amount of each tranche of Indebtedness thereunder.

“ABL Debt” means:

(1) Indebtedness under the ABL Credit Agreement incurred in reliance upon Section 4.09(b)(1) including all ABL Hedging Obligations and ABL Cash Management Obligations constituting “ABL Hedge Obligations” or a “Cash Management Obligation” (each as defined in the ABL Credit Agreement); and

(2) Indebtedness under any other ABL Credit Facility (excluding intercompany Indebtedness owing to the Company or any of the Note Guarantors) incurred under Section 4.09(b)(1) and any ABL Hedging Obligations and ABL Cash Management Obligations incurred under Section 4.09(b)(1).

“ABL Hedging Contract” means a Hedging Contract which creates ABL Hedging Obligations.

“ABL Hedging Obligations” means the “ABL Hedging Obligations” (as defined in the ABL Intercreditor Agreement).

“ABL Intercreditor Agreement” means the Intercreditor Agreement, dated as of December 27, 2023, entered into by and among JPMorgan Chase Bank, N.A., as collateral agent for the holders of the ABL Obligations (as defined therein) and U.S. Bank Trust Company, National Association, as collateral agent for the holders of the Fixed Asset Obligations (as defined therein), and acknowledged and agreed to by Holdings, the Company and the other Grantors (as defined therein).

“ABL Obligations” means the ABL Debt and all other Obligations in respect thereof.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness or Disqualified Stock of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred or Disqualified Stock is issued in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but not including any Indebtedness or Disqualified Stock which is extinguished, retired or repaid in connection with such Person merging with or into or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person, the date such merger is consummated or the date such acquired Person becomes a Subsidiary, as applicable.

“Additional Assets” means:

(1) any assets used or useful in a Permitted Business (other than Indebtedness or Capital Stock) that are not classified as current assets under GAAP;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary of the Company as a result of the acquisition of such Capital Stock by the Company or any of its Restricted Subsidiaries; or

(3) Capital Stock constituting a non-controlling interest in any Person that at such time is a Restricted Subsidiary;

provided, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in a Permitted Business.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; and the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar or Paying Agent.

“Alpine” means Alpine Holding II, LLC, a Delaware limited liability company.

“Alpine PubCo” means Alpine Holding, LLC, a Delaware limited liability company.

“Alpine Tax Receivable Agreement” means any tax receivable agreement which may be entered into in connection with an underwritten public offering of the equity interests of Alpine or any direct or indirect Person that is or becomes a direct or indirect parent company (which may be organized as, among other things, a partnership) of Alpine which generates cash proceeds of at least $100,000,000.

“Alpine Top Holding” has the meaning given to such term in the definition of “Alpine Transfer.”

“Alpine Transfer” means the contribution of 100% of the Capital Stock of Alpine PubCo held by the Company to a newly formed direct subsidiary of the Company (such Subsidiary, “Alpine Top Holding”) following the date of this Indenture, and the pledge by the Company of 100% of its Capital Stock in Alpine Top Holding in accordance with the Collateral and Guarantee Requirements within 30 days after the date of this Indenture.

“Alpine Unrestricted Subsidiary” means (i) prior to the Alpine Transfer, only Alpine PubCo and (ii) from and after the Alpine Transfer, only Alpine Top Holding.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Appraiser” means Range Valuation Services or another appraisal firm as shall be agreed in writing by the Company and the Required Holders.

“Asset Sale” means: (x) the sale, lease (as lessor or sublessor), sale and leaseback, exchange, transfer, contribution, conveyance, investment, or other disposition of any properties or assets, in one transaction or a series of transactions (a “Disposition”) of the Company or any of its Restricted Subsidiaries; provided, that a Disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of this Indenture described in Section 4.15 and/or the provisions in

Article 5 and not by the provisions of Section 4.10; provided further that, notwithstanding anything to the contrary in this definition, this Indenture or any Note Document, any Disposition, Investment, Restricted Payment, or other designation or transaction involving any Material Asset shall be subject to the provisions of Section 4.19, and none of the below sub-clauses (1) through (20) shall apply to any Material Asset, which shall be governed by, and subject in all cases to the terms and conditions of Section 4.19; and (y) the issuance or sale of Equity Interests in any of the Company’s Restricted Subsidiaries (other than Disqualified Stock or Preferred Stock issued in compliance with Section 4.09 or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law); provided, that, the following items will be deemed to not be Asset Sales:

(1) any single transaction or series of related transactions that involves properties or assets having a Fair Market Value of less than $10,000;

(2) dispositions of properties or assets between or among the Company and its Restricted Subsidiaries, including between or among its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary (and, to the extent there are any other equity holders of such Restricted Subsidiary, to each other equity holder of such Restricted Subsidiary on a pro rata basis as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Company);

(4) dispositions of equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business or in the ordinary course of business for a Permitted Business;

(5) dispositions of equipment or assets that, in the Company’s reasonable judgment, are worn out, obsolete or otherwise no longer economically practical, commercially desirable to maintain or used or useful in the business of the Company’s or its Restricted Subsidiaries;

(6) a sale or disposition by the Company or a Restricted Subsidiary of its interest in machinery, equipment or other tangible personal property for which purchase money obligations were incurred; provided that (i) such purchase money obligations are fully repaid concurrently with such sale or disposition and (ii) such sale or disposition is made in the ordinary course of business or in the ordinary course of business for a Permitted Business at Fair Market Value to a Person at arm’s length from the Company and its Subsidiaries;

(7) dispositions of cash or Cash Equivalents or other financial instruments;

(8) a Restricted Payment that does not violate Section 4.07 or a Permitted Investment;

(9) the creation or perfection of a Lien that is not prohibited by Section 4.12;

(10) dispositions constituting a Permitted Lien;

(11) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12) the grant in the ordinary course of business or in the ordinary course of business for a Permitted Business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property or any disposition, abandonment or lapse of intellectual property which does not materially interfere with the business of the Company or any of its Restricted Subsidiaries, taken as a whole;

(13) dispositions of assets resulting from an expropriation, involuntary taking or similar action by any government or the claims related thereto (including any receipt of proceeds related thereto or the subsequent sale or other disposition of any non-cash consideration received therefrom);

(14) dispositions of Investments in Joint Ventures pursuant to customary buy/sell arrangements between the Joint Venture parties set forth in, Joint Venture agreements or any similar binding arrangements;

(15) dispositions of accounts receivable and notes receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in the ordinary course of business for a Permitted Business or consistent with past practice or in bankruptcy, insolvency or similar proceedings (and exclusive of factoring or similar arrangements), and dispositions of Investments received in satisfaction or partial satisfaction of accounts receivable and notes receivable from financially troubled account debtors to the extent reasonably necessary or advisable in order to prevent or limit loss;

(16) the lease, assignment or sub lease of any real or personal property in the ordinary course of business or in the ordinary course of business for a Permitted Business and the exercise of termination rights with respect to any lease, sub lease, license or sublicense or other agreement;

(17) the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business or in the ordinary course of business for a Permitted Business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(18) the unwinding or termination of any Hedging Contracts;

(19) dispositions of any proceeds from a Casualty Event solely for the purpose of reinvesting in Property that is used or useful to the business of the Company and its Restricted Subsidiaries, provided that such proceeds are reinvested within 360 days upon receipt; and

(20) dispositions of non-core assets acquired in connection with any other acquisitions permitted by this Indenture or similar Investments that are not used or useful in the business of the Company and its Restricted Subsidiaries; provided that the aggregate Fair Market Value of any such dispositions pursuant to this clause (in each case determined at the time of such disposition) shall not to exceed $20.0 million.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Bankruptcy Law” means Title 11 of the United States Code.

“Basin Purchase and Sale Agreement” means the Purchase and Sale Agreement dated as of February 9, 2022 by and among CSP IV Connect Acquisition, LLC, a Delaware limited liability company, Basin Special Situations LLC, a Delaware limited liability company, Basin Holdings LLC, a Delaware limited liability company, BPC, and Holdings, as amended, restated, supplemented and/or modified from time to time.

“Basin Units Acquisition” means the acquisition by Holdings of (i) 120,000 Series A-1 Preferred Units in Basin Production and Completion LLC, a Delaware limited liability company (“BPC”), (ii) 11,000 Series B-1 Preferred Units in BPC and (iii) the Additional Purchased Units (as defined in the Basin Purchase and Sale Agreement) pursuant to the Basin Purchase and Sale Agreement.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means, with respect to any Person, the board of directors, managers or trustees or other governing body of such Person (or, if such Person is a partnership or limited liability company that does not have such a governing body, the board of directors, managers or trustees or other governing body of any direct or indirect general partner of such partnership or of any direct or indirect managing member or other managing Person of such limited liability company) or any duly authorized committee thereof. With respect to references to the Board of Directors of the Company, such references shall include the Board of Directors of the Parent so long as the Parent Beneficially Owns all of the outstanding Voting Stock of the Company.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Calculation Agent” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including any expenditures and costs during that period that, following project completion, will be treated as a finance lease receivable by such Person) by such Person and its Subsidiaries during such period which are required to be capitalized under GAAP on a balance sheet of such Person; provided that any portion of such expenditures and costs funded by third party lessors under any operating lease in respect of which such Person is the lessee shall not constitute “Capital Expenditures”.

“Capital Markets Debt” means any Indebtedness consisting of bonds, debentures, notes, term loans or other similar debt instruments.

“Capital Stock” means:

(1) in the case of a corporation, shares in the capital or corporate stock, as applicable, of the corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible or exchangeable into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. federal government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(3) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively and in each case maturing within 12 months after the date of creation thereof;

(4) securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition;

(5) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(6) Investment funds (including mutual funds) investing 90% of their assets in securities of the types described in clause (1) through (5) above.

“Cash Management Agreement” means any agreement entered into from time to time by the Company or any Restricted Subsidiary in connection with cash management services for collections, other Cash Management Obligations and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Obligations” means, with respect to any Person, obligations of such Person in relation to (1) treasury, depository or cash management services, arrangements or agreements (including, without limitation, credit, debt or other purchase card programs and intercompany cash management services) or any automated clearinghouse (“ACH”) transfers of funds (including reimbursement and indemnification obligations with respect to letters of credit or similar instruments), and (2) netting services, overdraft protections, controlled disbursement, ACH transactions, return items, interstate deposit network services, supplier services, cash pooling and operational foreign exchange management, Society for Worldwide Interbank Financial Telecommunication transfers and similar programs.

“Casualty Event” means any event that gives rise to the receipt by Holdings, the Company or any of their Restricted Subsidiaries of any insurance proceeds or any condemnation awards in respect of any Property (other than Capital Stock).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries of the Company) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Parent, measured by voting power rather than number of shares.

For the purposes of this definition, (a) no Change of Control shall be deemed to have occurred solely as a result of a transfer of assets (including Capital Stock), or the consummation of any transaction (including, without limitation, any merger, arrangement, amalgamation or consolidation), among the Company and its Restricted Subsidiaries; (b) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement; and (c) to the extent that one or more regulatory approvals are required for any of the transactions or circumstances described in clauses (1), (2) or (3) above to become effective under applicable law and such approvals have not been received before such transactions or circumstances have been consummated, such transactions or circumstances shall be deemed to have occurred at the time such approvals have been obtained and become effective under applicable law.

Notwithstanding the preceding, (i)(a) a conversion of the Parent, Holdings, the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or (b) an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as immediately following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Parent, Holdings or the Company, as applicable, immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person” (other than the Permitted Holders) Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable and (ii) a Change of Control shall not occur as a result of any transaction in which the Company remains a subsidiary of the Parent or Holdings but one or more intermediate holding companies between the Company and the Parent, or Holdings are added, liquidated, merged or consolidated out of existence.

“Clearstream” means Clearstream Banking, société anonyme and its successors.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collateral Agent Agreement” means that certain Collateral Agent Agreement, dated as of December 27, 2023, by and among the Collateral Agent and the holders of the Notes.

“Collateral Agent Agreement Joinder” means a joinder to the Collateral Agent Agreement in substantially the form of such joinder attached as an exhibit to the Collateral Agent Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that (in each case, as applicable, subject to any ABL Intercreditor Agreement):

(1) the Collateral Agent shall have received each Notes Collateral Document required to be delivered on the date of this Indenture pursuant to Section 4.11 of the Purchase Agreement or, after the date of this Indenture, pursuant to Sections 4.17, 12.02, 12.03 and 12.07 hereto, at such time required by such Notes Collateral Documents or such section, to be delivered in each case, duly executed by each Note Party thereto;

(2) all Notes Obligations shall have been unconditionally guaranteed by each Notes Guarantor and each of its Restricted Subsidiaries (other than Excluded Subsidiaries) including, as of the date of this Indenture, the Notes Guarantors;

(3) the Notes Obligations and the Notes Guarantees shall have been secured pursuant to the Security Agreement by a security interest in (i) all the Capital Stock issued by the Company and (ii) all Capital Stock (other than Excluded Stock) held directly by the Company or any Notes Guarantor in any Subsidiary (and, in each case, the Collateral Agent shall have received all such certificates or other instruments representing all such Capital Stock (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank, if applicable, other than with respect to the Capital Stock of Alpine PubCo, which shall not be required to be evidenced by a certificate or other instrument, provided, that if the Alpine Transfer shall not have occurred within 30 days after this Indenture, then the Company shall deliver the certificated interest (together with undated stock powers or other instruments of transfer with respect thereto) of Alpine PubCo within 15 days after the end of such 30 day period);

(4) except to the extent otherwise provided hereunder or under any Notes Collateral Document, the Notes Obligations and the Notes Guarantees shall have been secured by a perfected security interest in substantially all tangible and intangible personal property of the Company and each Notes Guarantor (including, without limitation, all Notes Collateral secured by a Lien on the ABL Debt, accounts receivable, Inventory, equipment, investment property, Intellectual Property, intercompany notes, contracts, instruments, Chattel Paper and documents, letter of credit rights, Commercial Tort Claims, cash, deposit accounts, securities and commodity accounts, other General Intangibles, books and records related to the foregoing and, in each case, proceeds of the foregoing), in each case with the priority, required by the Notes Collateral Documents;

(5) none of the Notes Collateral shall be subject to any Liens other than Permitted Liens;

(6) subject to the last paragraph of this definition, the Collateral Agent shall have received, with respect to all Real Estate owned or leased by any Note Party (other than any Real Estate owned by any Notes Guarantor on the date of this Indenture) (each a “Mortgaged Property”), (i) counterparts of such Mortgage duly executed and delivered by such Note Party (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 140% of the Fair Market Value as agreed between the Company and the Purchasers of the property at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such Fair Market Value), (ii) a fully paid ALTA loan title insurance policy for such property or the equivalent or other form (if applicable) available in each applicable jurisdiction insuring the Lien of each such Mortgage as a valid first priority Lien on the property described therein (subject to any Intercreditor Agreement), free of any other Liens except Permitted Liens (each, a “Title Policy”), together with such affirmative insurance, endorsements available in the applicable jurisdiction, coinsurance and reinsurance (not to exceed 140% of the Fair Market Value as agreed between the Company and the Purchasers of the real properties covered thereby), (iii) either an existing survey together with a survey affidavit sufficient for the title insurance company to remove the standard survey exception from each Title Policy and issue the survey related endorsements available in the applicable jurisdiction or a new ALTA survey in form and substance reasonably acceptable to the Collateral Agent, (iv) an appraisal for each of the Mortgaged Properties which are owned by an Note Party prepared by an independent appraiser reasonably acceptable to the Collateral Agent and prepared in accordance with the Collateral Agent’s customary independent appraisal requirements and in compliance with all applicable regulatory requirements, (v) opinions addressed to the Collateral Agent and the holders of the Notes from (A) local counsel in each jurisdiction where the Mortgaged Property is located with respect to the enforceability and perfection of the Mortgages and other matters customarily included in such opinions in the applicable jurisdiction and (B) counsel for the Company regarding due authorization, execution and delivery of the Mortgages, in each case, in form and substance reasonably satisfactory to the Collateral Agent, (vi) a “Life-of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Company and the applicable Note Party) and, if the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), (vii) an ASTM-compliant Phase I environmental site assessment prepared by an environmental consultant satisfactory to the Collateral Agent for each of the Mortgaged Properties (and such other environmental reports for the Mortgaged Properties as the Collateral Agent may reasonably require), the results of which are reasonably satisfactory to the Collateral Agent, and (viii) copies of (A) the insurance policies required by Section 4.05(b), (B) declaration pages relating thereto, (C) flood insurance in an amount and form that would be considered sufficient under the Flood Insurance Laws and otherwise, in form and in substance reasonably satisfactory to the Collateral Agent, (D) all documents of record concerning such property as shown on the commitments for each Title Policy, and (E) such other documents as the Collateral Agent may reasonably request with respect to execution and delivery of such Mortgages;

(7) the Company and each Notes Guarantor shall have (i) caused all Titled Goods with a Fair Market Value in excess of $10,000 individually to be properly titled in the name of such Person and shall have delivered to the Collateral Agent (or to any sub-agent or its custodian) originals of all Certificates of Title or certificates of ownership for such Titled Goods either (x) with the Note Lien noted thereon or (y) without such Lien noted thereon but with the understanding that such Lien will be promptly noted thereon after such delivery and (ii) upon the acquisition or manufacture by any such Person of any Titled Goods (other than equipment that is subject to a purchase money security interest that constitutes a Permitted Lien) with a Fair Market Value in excess of $10,000 individually, promptly notified the Collateral Agent of such acquisition, setting forth a description of such Titled Goods acquired or manufactured and a good faith estimate of the current value of such Titled Goods and promptly delivered to the Collateral Agent (or its custodian) originals of the Certificates of Title or certificates of ownership for such Titled Goods, together with the manufacturer’s statement of origin, and an application duly executed by the appropriate Person to evidence the Note Lien thereon. The Company and each Notes Guarantor hereby appoints the Collateral Agent as its attorney-in-fact, effective the date hereof and terminating upon the termination of this Indenture, for the purpose of (A) executing on behalf of such Person title or ownership applications for filing with the appropriate Governmental Authority to enable Titled Goods now owned or hereafter acquired by such Person to be amended to reflect the Collateral Agent listed as lienholder thereof, (B) filing such applications with such Governmental Authority, and (C) executing such other documents and instruments on behalf of, and taking such other action in the name of, such Person as the Collateral Agent may reasonably deem necessary to accomplish the purposes of this clause (7) (including, without limitation, for the purpose of creating in favor of the Collateral Agent a perfected Lien on such Titled Goods and exercising the rights and remedies of the Collateral Agent hereunder). This appointment as attorney-in-fact is coupled with an interest and is irrevocable until the satisfaction and discharge of the Indenture;

(8) the Company and each Notes Guarantor shall have (i) delivered to the Collateral Agent with respect to each deposit account, securities account, and commodity account (other than any Excluded Account), in each case, a Control Agreement with respect to such deposit account, securities account, and commodity account and (ii) not maintained, and not permitted any of its Restricted Subsidiaries (other than Excluded Subsidiaries) to have maintained, cash, Cash Equivalents or other amounts in any deposit account, securities account, or commodity account, unless the Collateral Agent shall have received a Control Agreement in respect of such deposit account, securities account, and commodity account (in each case, other than any Excluded Account);

(9) (i) with respect to intercompany Indebtedness, if any, and Indebtedness for borrowed money that is owing to any Note Party and that is evidenced by a promissory note, the Collateral Agent shall have received such promissory note, together with undated instruments of transfer with respect thereto endorsed in blank and (ii) with respect to intercompany Indebtedness, all Indebtedness of the Notes Guarantors, the Company and each of their Restricted Subsidiaries that is owing to any Note Party (or Person required to become an Note Party) shall be evidenced by the Subordinated Intercompany Note, and the Collateral Agent shall have received such Subordinated Intercompany Note duly executed by the Notes Guarantors, the Company, each of their Restricted Subsidiaries and each such other Note Party, together with undated instruments of transfer with respect thereto endorsed in blank;

(10) in the case of any of the foregoing with respect to any Person joining as a Notes Guarantor after the date of this Indenture, (i) the Collateral Agent shall have received a certificate of an authorized signatory certifying as to such party’s organizational documents as then in effect and good standing certificates and (ii) each Purchaser shall have received all information and documents requested by such Purchaser to complete KYC and background diligence on such proposed new Notes Guarantor and no such new Notes Guarantor shall join any Note Document unless and until all Purchasers have confirmed to the Collateral Agent that they have completed their diligence on such proposed Notes Guarantor satisfactorily;

(11) in connection with any of the foregoing with respect to any Person joining as a Notes Guarantor after the date of this Indenture, the Collateral Agent shall have been provided (i) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Notes Guarantor and each jurisdiction where a filing (including a fixture filing) would need to be made in order to perfect the Collateral Agent’s security interest in the Notes Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens, (ii) tax lien, judgment and bankruptcy searches or other evidence reasonably satisfactory to it that all taxes, filing fees, recording fees related to the perfection of the Liens on the Notes Collateral have been paid, and (iii) searches of ownership of intellectual property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Collateral Agent in order to perfect the Collateral Agent’s security interest in such intellectual property; and

(12) the Collateral Agent shall have received copies of insurance policies, declaration pages, certificates, and endorsements of insurance or insurance binders evidencing liability casualty, property, terrorism and business interruption insurance meeting the requirements set forth herein or in the Notes Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Indenture or any other Note Document to the contrary, (a) [reserved], (b) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Notes Collateral Documents and the timetables to perfect set forth in Section 12.02 of this Indenture, and (c) the Collateral and Guarantee Requirement shall not apply to any of the following assets (and the following assets shall not constitute Notes Collateral for any purpose hereunder and the other Note Documents): (i) any (1) fee-owned Real Estate with a Fair Market Value less than $1,000,000 in the aggregate, or (2) leasehold interests in Real Estate provided that (x) no Equipment attached or affixed to or located on such Real Estate to the extent such Equipment constitutes a fixture shall be excluded from the Notes Collateral, unless such Equipment otherwise constitutes an Excluded Asset and (y) no fee-owned Real Estate owned by any Note Party as of the date of this Indenture shall be excluded pursuant to this clause (i), (ii) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction) after giving effect to the applicable anti-assignment clauses of the UCC and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or any similar applicable laws notwithstanding such prohibition, (iii) assets and personal property for which a pledge thereof or a security interest therein is prohibited by applicable Laws (including any legally effective requirement to obtain the consent of any Governmental Authority), rule, regulation or contractual obligation with an unaffiliated third party (in each case, (y) only so long as such contractual obligation was not entered into in contemplation of the acquisition thereof and

(z) except to the extent such prohibition is unenforceable or ineffective after giving effect to the applicable provisions of the UCC or other applicable law), (iv) the Excluded Stock, (v) any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal Law, it being agreed that for purposes of this Indenture and the Note Documents, no Lien granted to Collateral Agent on any “intent-to-use” United States trademark applications is intended to be a present assignment thereof, (vi) any lease, license, contract or other agreements or any property (including personal property) subject to a purchase money security interest, Finance Lease Obligation or similar arrangements, in each case to the extent permitted under the Note Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license, contract or agreement, purchase money, finance lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than the Company or a Notes Guarantor) after giving effect to the applicable anti-assignment clauses of the UCC and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or any similar applicable Laws notwithstanding such prohibition, (vii) any assets acquired after the date of this Indenture as to which the Company and the Required Holders agree that the cost or other consequence of obtaining a security interest or perfection thereof is excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby, (viii) all of U.S. Well Services Holdings, LLC’s interests under that certain Enterprise Equipment Lease Agreement and all of the vehicles at any time leased thereunder, to the extent the outstanding obligations of U.S. Well Services Holdings, LLC does not exceed $10,000,000 at any time, (ix) to the extent that the U.S. Well Direct Loans remain outstanding, certain equipment described therein and accessions thereto, having an aggregate Fair Market Value of not more than $15,000,000, pledged to secure such U.S. Well Direct Loans pursuant to the documentation evidencing the U.S. Well Direct Loans, provided that any inflationary increases in value shall not cause the violation of this cap, (x) to the extent that the REV Energy Equipment Loan Debt remains outstanding, certain equipment described therein and accessions thereto, having an aggregate Fair Market Value of not more than $14,000,000, pledged to secure such REV Energy Equipment Loan Debt pursuant to the documentation evidencing the REV Energy Equipment Loan Debt, provided that any inflationary increases in value shall not cause the violation of this cap, (xi) to the extent that the REV Energy Equipment Lease Debt remains outstanding, certain equipment described therein and accessions thereto, having an aggregate Fair Market Value of not more than $15,000,000, pledged to secure such REV Energy Equipment Lease Debt pursuant to the documentation evidencing the REV Energy Equipment Lease Debt, provided that any inflationary increases in value shall not cause the violation of this cap, (xii) the assets of an Excluded Subsidiary (any Capital Stock issued by an Excluded Subsidiary held by the Company or any Notes Guarantor shall not constitute Excluded Assets (other than to the extent constituting Excluded Stock)) and (xiii) the assets of Holdings other than the Capital Stock issued by the Company (the assets excluded pursuant to this clause (c), collectively, the “Excluded Assets”; provided that notwithstanding anything herein to the contrary, Excluded Assets shall not include (x) any proceeds, replacements or substitutions of Notes Collateral (unless such proceeds, replacements or substitutions otherwise constitute Excluded Assets) or (y) any Real Estate (other than leasehold interests in Real Estate) owned by any Notes Guarantor on the date of this Indenture).

For purposes of this definition, capitalized terms used in this definition but not defined elsewhere in this Indenture shall have the meanings set forth in Articles 8 or 9 of the UCC, as the case may be.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Company” has the meaning assigned to it in the preamble to this Indenture.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus the following:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with any Asset Sale (or any transaction excluded from the definition thereof), or the disposition of securities or the early extinguishment of Indebtedness, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income, profits or capital of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries (and, to the extent not otherwise included, such Person’s proportional share of Fixed Charges of any other Person in which such specified Person has an investment that is accounted for using the equity method of accounting or that is not a Restricted Subsidiary of such specified Person) for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries (and, to the extent not otherwise included, such Person’s proportional share of such depreciation, depletion, amortization, impairment and other non-cash charges and expenses of any other Person in which such specified Person has an investment that is accounted for using the equity method of accounting or that is not a Restricted Subsidiary of such specified Person) for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(5) any reasonable expenses and charges related to any Investment, acquisition, disposition, equity offering, recapitalization, or issuance or incurrence or repayment of Indebtedness permitted under this Indenture (in each case, whether or not successful); plus

(6) dividends, distributions and other payments received in cash by such Person or a Restricted Subsidiary of such Person from a Person that is not a Restricted Subsidiary of such specified Person or that is accounted for by the equity method of accounting (including an Unrestricted Subsidiary), to the extent that such dividends, distributions and other payments were in excess of such specified Person’s proportional share of the income of such other Person that was included in the Consolidated Net Income of such specified Person for such period; plus

(7) all cash payments received by the Company and the Restricted Subsidiaries from customers pursuant to contracts accounted for as Finance Lease Obligations (unless otherwise included in Consolidated Cash Flow due to recognition in a prior period); and minus

(8) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate net income (loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred stock dividends (and only to the extent such items are otherwise included in the calculation of net income); provided that:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (i) any Asset Sale; (ii) the disposition of any securities by such Person or its Restricted Subsidiaries (other than in the ordinary course of business); or (iii) the extinguishment of any Indebtedness of such Person or its Restricted Subsidiaries will be excluded;

(2) any extraordinary, non-recurring or unusual (as determined in good faith by such Person) gain (or loss) or income (or expense) (including, without duplication, Transaction Costs), together with any related provision for taxes on such gain (or loss) or income (or expense) will be excluded;

(3) any severance expenses, relocation expenses, restructuring expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, expenses or charges relating to facilities closing costs, acquisition integration costs, signing, retention or completion bonuses, expenses or charges related to any issuance, redemption, repurchase, retirement or acquisition of Capital Stock, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), in each case other than in the ordinary course of business shall be excluded;

(4) the cumulative effect of a change in accounting principles will be excluded;

(5) any impairment losses will be excluded;

(6) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards will be excluded;

(7) unrealized mark-to-market losses and gains under Hedging Contracts included in the determination of Consolidated Net Income will be excluded; and

(8) any after-tax charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded.

“Consolidated Net Secured Debt Ratio” means, as of any date of determination, the ratio of (1) the aggregate principal amount of all Indebtedness outstanding under any ABL Credit Facility, the Notes and all series of Junior Lien Debt of the Company and its Restricted Subsidiaries as of such date of determination minus cash and Cash Equivalents that would be stated on the balance sheet of the Company and its Restricted Subsidiaries as of such date of determination not exceeding $30.0 million with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Company to (2) LTM Cash Flow.

“Consolidated Net Tangible Assets” means, with respect to any Person and its Restricted Subsidiaries (excluding Equity Interests and assets of any Unrestricted Subsidiaries) at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting (i) all current liabilities of Indebtedness incurred under credit facilities as reflected in such balance sheet and (ii) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Control Agreement” means, with respect to any deposit account, any securities account, commodities account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Company or Notes Guarantor maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent.

“Corporate Trust Office of the Trustee” means the office of the Trustee in Dallas, Texas at which at any particular time its corporate trust business in relation to the Notes shall be administered, which office on the date hereof is located at 13737 Noel Road, 8th Floor, Dallas, TX 75240, Attention: Global Corporate Trust, or in any case such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Custodian” means the Trustee, as custodian on behalf of the Depositary with respect to Global Notes, or any successor entity thereto.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy or insolvency of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with this Indenture, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases or Decreases in Global Note” attached thereto.

“Deposit Accounts” means all “deposit accounts” as such term is defined in the UCC and all accounts with a deposit function maintained at a financial institution, now or hereafter held in the name of the Company or any Notes Guarantor.

“Depositary” means, with respect to any Global Note, the Person specified in Section 2.03 hereof as the Depositary with respect to such Global Note, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Direction of the Required Holders” means a written direction or instruction from Holders constituting the Required Holders which may be delivered by an email in form and substance acceptable to the Trustee or Collateral Agent.

“Disposition” has the meaning specified in the definition of “Asset Sale.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, that only the portion of Capital Stock which is so convertible or exchangeable, or so matures or is mandatorily redeemable, or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, (i) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer of such Capital Stock to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer of such Capital Stock may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 and (ii) any Capital Stock issued pursuant to any plan of the Company or any of its Affiliates or any direct or indirect parent of the Company for the benefit of one or more employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Affiliates in order to satisfy applicable contractual, statutory or regulatory obligations. For purposes of this Indenture, the amount of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined as set forth herein.

“Distribution” means (a) the payment or making of any dividend or other distribution of property in respect of Capital Stock or other Capital Stock (or any options or warrants for, or other rights with respect to, such stock or other Capital Stock) of any Person, other than distributions in Capital Stock or other Capital Stock (or any options or warrants for such stock or other Capital Stock) of any class other than Disqualified Stock, or (b) the direct or indirect redemption or other acquisition by any Person of any Capital Stock or other Capital Stock (or any options or warrants for such stock or other Capital Stock) of such Person or any direct or indirect shareholder or other equity holder of such Person.

“Domestic Subsidiary” means any Subsidiary of the Company that is organized under the laws of the United States, any State of the United States or the District of Columbia.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Environmental Laws” means any applicable U.S. federal, state, or local laws, statutes, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements or governmental restrictions relating to: (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, use, storage, presence, disposal, transport, Release or threatened Release of any Hazardous Substance or (C) pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable or exercisable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time.

“Euroclear” means Euroclear Bank SA/NV and its successors, as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means (a) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Person’s employees and (b) deposit accounts with deposits at any time in an aggregate amount not in excess of $2,000,000 for all such deposit accounts.

“Excluded Assets” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Excluded Stock” means:

(1) solely in the case of any pledge of Capital Stock of any CFC or FSHCO to secure the Obligations of a U.S. Person, any Capital Stock that is Voting Stock of such CFC or FSHCO in excess of 65% of the outstanding Capital Stock that is Voting Stock of such CFC or FSHCO;

(2) any Capital Stock to the extent, and for so long as, the pledge thereof would be prohibited by any applicable Law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained);

(3) any margin stock (as such term is defined in Regulation T, U or X of the Federal Reserve Board) and Capital Stock of any Person (other than any Restricted Subsidiary) to the extent, and for so long as, the pledge of such Stock would be prohibited by, or create an enforceable right of termination in favor of any other party thereto (other than Holdings, the Company or any Subsidiary of the Company) under, the terms of any organization document, joint venture agreement or shareholders’ agreement applicable to such Person after giving effect to the applicable anti-assignment clauses of the UCC and applicable law;

(4) the Capital Stock issued by any Excluded Subsidiary or Unrestricted Subsidiary (other than the Capital Stock issued by the Alpine Unrestricted Subsidiary); and

(5) any Capital Stock of a Foreign Subsidiary that is a Subsidiary of a Foreign Subsidiary.

“Excluded Subsidiary” means:

(1) any Unrestricted Subsidiary

(2) any Subsidiary that is restricted or prohibited by (x) subject to clause (e) below, applicable Law or (y) contractual obligation from guaranteeing the Obligations (and for so long as such restriction or prohibition is in effect); provided that in the case of clause (y), such contractual obligation existed on the date of this Indenture or, with respect to any Subsidiary acquired by the Company or a Restricted Subsidiary after the date of this Indenture (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired;

(3) (i) any Foreign Subsidiary or (ii) any Domestic Subsidiary that is (A) a FSHCO or a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC;

(4) any other Subsidiary with respect to which, in the reasonable and good faith judgment of the Company and the Required Holders, the cost of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Holders therefrom; and

(5) any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a Notes Guarantee unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts (including if requested by the Trustee to do so) by the Company and/or such Subsidiary to obtain the same.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Holder or required to be withheld or deducted from a payment to a Holder under any Note Document, (a) Taxes imposed on (or measured by) the Holder’s net income (however denominated), franchise Taxes imposed in lieu of net income Taxes, and branch profits Taxes, in each case (i) imposed as a result of such Holder being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Holder, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Holder pursuant to a law in effect on the date on which such Holder acquired its interest in the applicable Note, except to the extent that, pursuant to Section 4.01, amounts with respect to such Taxes were payable to such Holder’s assignor immediately before such Holder acquired its interest in the applicable Note, (c) Taxes attributable to such Holder’s failure to comply with Section 7.3(b) of the Purchase Agreement, and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the ABL Credit Agreement and any intercompany Indebtedness) in existence on the date of this Indenture and set forth on Schedule F hereto, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by a Senior Financial Officer of the Company.

“Family Member” means, with respect to any individual, any other individual that is recognized as a family member (to the second degree of consanguinity) by the laws of the residence of such individual.

“Family Trust” mean, with respect to Dan Wilks, trusts, family limited partnerships or other estate planning vehicles established for the benefit of Dan Wilks or his Family Members and in respect of which Dan Wilks or one or more of his Family Members serves as trustee or in a similar capacity.

“Farris Family Trust” mean, with respect to Farris Wilks, trusts, family limited partnerships or other estate planning vehicles established for the benefit of Farris Wilks or his Family Members and in respect of which Farris Wilks or one or more of his Family Members serves as trustee or in a similar capacity.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Indenture (or any amended or successor version that is substantively comparable and note materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Finance Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a finance lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease (whether entered into before or after the date of this Indenture) that would have been classified as an operating lease pursuant to GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) will be deemed not to represent a Finance Lease Obligation, and any ratio or basket availability under this Indenture will be calculated as if the changes in GAAP made as a result of such ASU had not occurred.

“Fixed Asset Priority Collateral” means the “Fixed Asset Priority Collateral” (as defined in the ABL Intercreditor Agreement).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any Reference Period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the applicable Reference Period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period. If any Indebtedness that is being given pro forma effect bears an interest rate at the option of such Person, the interest rate shall be calculated by applying such optional rate chosen by such Person. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as such Person may designate.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and Investments that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), and including in each case any related financing transactions (including repayment of Indebtedness) during the Reference Period or subsequent to such Reference Period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the Reference Period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur within the next 12 months, in the reasonable judgment of the chief financial or accounting officer or treasurer of such Person (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto); provided that the adjustments added back pursuant to such pro forma expense and cost reductions shall not exceed 20% of Consolidated Cash Flow for such period calculated on a pro forma basis;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during such Reference Period;

(5) any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during such Reference Period;

(6) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date of 12 months or more, or, if the remaining term is less than 12 months, taking such Hedging Obligation into account on a proportional basis); and

(7) interest income reasonably anticipated by such Person to be received during the applicable Reference Period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense (net of cash interest income) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Finance Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and including the effect of all payments made or received pursuant to interest rate Hedging Contracts, but excluding any unrealized mark-to-market losses and gains under Hedging Contracts; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, plus

(3) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or on any series of Preferred Stock of its Restricted Subsidiaries, other than dividends payable solely in Equity Interests of the payor (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, in each case, on a consolidated basis and determined in accordance with GAAP.

“Flood Insurance Laws” means, collectively, (1) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (2) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (3) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (4) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (5) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Flotek” means Flotek Industries, Inc., a Delaware corporation.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary, and any Restricted Subsidiary of any Foreign Subsidiary, whether or not such Restricted Subsidiary is a Domestic Subsidiary.

“FSHCO” means any direct or indirect Subsidiary that has no material assets other than Stock of one or more direct or indirect Foreign Subsidiaries that are CFCs.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Indenture. For the purposes of the indenture, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each Note in registered global form without coupons, deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Increases or Decreases in Global Note” attached thereto, issued in accordance with this Indenture.

“Governmental Authority” means the government of the United States or any state, district or possession thereof or any other nation, or of any political subdivision thereof, whether state, local, or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets, acting as co-obligor or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, provided that any agreement by the Company or any of its Restricted Subsidiaries to repurchase equipment at a price not greater than its Fair Market Value shall not be deemed a guarantee of Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as that term is defined in the Resource Conservation and Recovery Act; and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said laws); and including, without limitation, any other substance defined, listed, classified or regulated as “hazardous,” “toxic,” a “waste,” a “pollutant” or a “contaminant,” including petroleum products or byproducts, volatile organic compounds, polychlorinated biphenyls, asbestos and asbestos-containing materials, and per- and polyfluoroalkyl substances.

“Hedging Contracts” means, with respect to any specified Person, in each case are entered into only in the normal course of business and not for speculative purposes:

(1) any interest swap agreement, forward rate agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into by the Company or any Notes Guarantor where the subject matter of the same is interest rates or the price, value or amount payable thereunder is dependent or based upon the interest rates or fluctuations in interest rates in effect from time to time (but, for certainty, shall exclude conventional floating rate debt);

(2) any currency swap agreement, cross currency agreement, forward agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into by the Company or any Notes Guarantor where the subject matter of the same is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates as in effect from time to time;

(3) any agreement for the making or taking of delivery of any commodity, any commodity swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreements or arrangements, or any combination thereof, entered into by the Company or any Notes Guarantor where the subject matter of the same is any commodity or the price, value or amount payable thereunder is dependent or based upon the price of any commodity or fluctuations in the price of any commodity; provided that, “Hedging Contract” shall exclude any agreement for the making or taking of physical delivery of any commodity in the ordinary course of business or in the ordinary course of business for a Permitted Business or the physical purchase or sale of any commodity by the Company or any Notes Guarantor entered into in the ordinary course of business or in the ordinary course of business for a Permitted Business unless either (a) such agreement is with a bank, investment bank, securities dealer, insurance company, trust company, pension fund, institutional investor or any other financial institution or any Affiliate of any of the foregoing, or (b) such agreement is entered into for hedging purposes or otherwise for the purpose of eliminating or reducing the financial risk or exposure of the Company or any Notes Guarantor to fluctuations in the prices of commodities; or

(4) any agreement in connection with equity securities of the Company or a Restricted Subsidiary, any equity securities plan hedging agreement, floor, cap or collar agreement or equity security plan future or option or other similar agreements or arrangement, or any combination thereof, entered into by the Company or a Restricted Subsidiary where the subject matter of the same is any equity securities of the Company or a Restricted Subsidiary or the price, value or amount payable thereunder is dependent or based upon the price of any equity securities of the Company or a Restricted Subsidiary or fluctuations in the price of any such equity securities.

“Hedging Obligations” mean, with respect to any Person, the Obligations in respect of such Person under Hedging Contracts.

“Holder” means a Person in whose name a Note is registered.

“Holdings” means ProFrac Holdings, LLC, a Texas limited liability company.

“Hydrocarbons” means oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“IAI Global Note” means a Global Note issued to an institution that is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and is not a “qualified institutional buyers” (as defined in Rule 144A under the Securities Act), bearing the Restricted Notes Legend and the Global Notes Legend.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) in respect of all outstanding letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letters of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person;

(1) in respect of bankers’ acceptances issued for the account of such Person;

(2) representing Finance Lease Obligations or representing Attributable Debt in respect of a Sale/Leaseback Transaction not involving a Finance Lease Obligation;

(3) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(4) representing any obligations under Hedging Contracts,

if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of other Persons of the type referred to in the foregoing clauses (1) through (7) secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), the amount of such Indebtedness of such referent Person being deemed to be the lesser of the Fair Market Value of such asset and the amount of the Indebtedness of such other Person so secured and (ii) to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. The term “Indebtedness” excludes (i) any obligation in respect of taxes, assessments or other similar governmental charges or claims, (ii) any obligation arising from any agreement providing for indemnities, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by the specified Person in connection with the acquisition or disposition of assets, (iii) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, (iv) obligations owed to banks and other financial institutions incurred in the ordinary course of business in connection with Cash Management Obligations and other ordinary banking arrangements to provide treasury services or to manage cash balances and (v) any commitment to make loans, advances or other Investments, or to purchase Investments, Persons or other securities or assets. The term “Indebtedness” also excludes any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date;

(3) in the case of any Finance Lease Obligations, the amount determined in accordance with the definition thereof;

(4) in the case of contingent obligations (other than those specified in clauses (1) and (2) of this paragraph), the maximum liability at such date of such Person; and

(5) the principal amount of the Indebtedness, in the case of any other Indebtedness.

For purposes of determining the amount of Indebtedness under any covenants, definitions or other provisions of this Indenture, guarantees of, and obligations in respect of letters of credit, bankers’ acceptances and other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included and the incurrence or creation of any such guarantees, obligations or Liens shall not be deemed to be the incurrence of Indebtedness.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Note Party under any Note Document.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Assets or Operations” means, with respect to a direct or indirect parent of the Company, such parent’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding, in each case, amounts related to its investment in the Company and the Restricted Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such parent, is, in each case, more than 5.0% of such parent’s corresponding consolidated amount.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Insolvency or Liquidation Proceeding” means:

(1) any case, proceeding or other action commenced by or against any Note Party under any Bankruptcy Law, but which, for certainty, shall exclude any dissolution, winding-up or liquidation of a solvent Note Party into or merger, amalgamation with, or transfer of all or substantially all of the assets of one Note Party to, another solvent Note Party as permitted hereunder;

(2) any other proceeding, or the initiation of any proceedings: (a) of any type or nature in which substantially all claims of creditors of any Note Party are determined and any payment or distribution is or may be made on account of such claims; or (b) in relation to any of the foregoing; or

(3) any analogous procedure in any jurisdiction,

in each case, whether any of the foregoing is voluntary or involuntary, partial or complete, and includes any such proceedings initiated or consented to by any Note Party.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, but is not also a QIB.

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Intercreditor Agreements” means the Collateral Agent Agreement, the ABL Intercreditor Agreement, the Junior Lien Intercreditor Agreement and any subordination and intercreditor agreements entered into in connection with Seller Notes.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding (i) loans and advances (including payroll, commission, travel, relocation costs and similar advances) to officers, directors (or persons holding similar positions) and employees made in the ordinary course of business or in the ordinary course of business for a Permitted Business, (ii) advances to customers in the ordinary course of business or in the ordinary course of business for a Permitted Business that are recorded as accounts receivable on the balance sheet of the lender and (iii) any debt or extension of credit represented by a bank deposit other than a time deposit), Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that endorsements of negotiable instruments and deposits in the ordinary course of business or in the ordinary course of business for a Permitted Business consistent with past practice will not be deemed to be an Investment. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of any such acquisition.

For purposes of Section 4.07 and Section 4.18:

(1) “Investments” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary (as determined in good faith by the Board of Directors of the Company); provided, however, that upon a redesignation of such

Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary for purposes of this Indenture in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“Junior Debt” means any senior unsecured Capital Markets Debt issued or borrowed by the Company or any of its Restricted Subsidiaries, any Indebtedness of the Company or any Restricted Subsidiary which is by its terms expressly subordinated in right of payment to the Notes or any Notes Guarantee or such Restricted Subsidiary and any Junior Lien Debt.

“Junior Lien” means a Lien, junior to the Note Liens as provided in a Junior Lien Intercreditor Agreement, granted by Holdings, the Company or any Notes Guarantor in favor of holders of Junior Lien Debt (or any collateral trustee or representative in connection therewith), at any time, upon any property of Holdings, the Company or any Notes Guarantor to secure Junior Lien Obligations.

“Junior Lien Collateral Trustee” means the collateral trustee or other representative of lenders or holders of Junior Lien Obligations designated pursuant to the terms of the Junior Lien Documents and the applicable intercreditor agreement.

“Junior Lien Debt” means any Indebtedness (other than intercompany Indebtedness owing to Holdings, the Company or any of their respective Subsidiaries) of the Company or any Notes Guarantor that is secured by a Junior Lien and that was incurred under Section 4.09(b)(4); provided that, in the case of any Indebtedness referred to in this definition:

(1) on or before the date on which such Indebtedness is incurred by the Company or any Notes Guarantor, such Indebtedness is designated by the Company, in an Officer’s Certificate delivered to the Junior Lien Collateral Trustee and Collateral Agent, as “Junior Lien Debt” hereunder;

(2) the collateral agent or other representative with respect to such Indebtedness, the Junior Lien Collateral Trustee, the Collateral Agent, Holdings, the Company and each applicable Notes Guarantor have duly executed and delivered the applicable Intercreditor Agreement (or a joinder to such Intercreditor Agreement or a new Intercreditor Agreement, in each case in a form reasonably acceptable to the Collateral Agent); and

(3) all other requirements set forth in the Junior Lien Intercreditor Agreement as to the confirmation, grant or perfection of the Liens of the holders of Junior Lien Debt to secure such Indebtedness or Obligations in respect thereof are satisfied.

“Junior Lien Documents” means, collectively, any indenture, credit agreement or other agreement or instrument pursuant to which Junior Lien Debt is incurred and the documents pursuant to which Junior Lien Obligations are granted.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement which subordinates the Lien on the Notes Collateral of the holders of the Junior Lien Obligations to the Lien on the Notes Collateral of each of the holders of ABL Obligations and Note Obligations and the terms of which are consistent with market terms governing security arrangements for the subordination and sharing of liens or arrangements relating to the distribution of payments, as applicable, at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto.

“Junior Lien Obligations” means Junior Lien Debt and all other Obligations in respect thereof.

“Lien” means: (a) any interest in property securing an obligation owed to, or a claim by, a person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, priority or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, deemed trust, assignment, deposit arrangement, security agreement, conditional sale or trust receipt or the interest of a vendor or lessor under a capital lease, consignment or title retention agreement; and (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, servitude right-of-way, restriction, option or right of first refusal, lease or other title exception or encumbrance affecting property (and for clarity, including exclusive licenses (but not non-exclusive licenses) granted in Intellectual Property).

“LTM Cash Flow” means Consolidated Cash Flow of the Company measured for the applicable Reference Period, with such pro forma adjustments giving effect to such Indebtedness, acquisition, Investment or other transaction, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“LTV” means, as of any date of determination, the ratio of (i) the aggregate unpaid principal amount of the Notes as of such date, divided by (ii) the aggregate Orderly Liquidation Value as set forth in the applicable Appraisal Report. The principal amount of Notes which shall have been repaid, prepaid or redeemed on or before the applicable date shall not be included in the calculation of the LTV as of such date.

“Make-Whole Premium” means, with respect to a Note as of any redemption date for such Note whose redemption price may be determined by reference to the Make-Whole Premium, the excess, if any, of (1) the present value as of the applicable redemption date of (a) the redemption price of such Note at January 15, 2025 (such redemption price being set forth in Section 3.07(a)) plus (b) any required interest payments due on such Note through and including January 15, 2025 (for such purposes treating such date as a date on which interest is payable on the Notes) (except for accrued and unpaid interest to, but not including, the applicable redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted to the redemption date on a quarterly basis (assuming a 360 day year consisting of twelve 30 day months), over (2) the principal amount of such Note.

“Material Asset” means any asset (including any Intellectual Property) owned by any Note Party or Restricted Subsidiary that is, material to the operation of the business of the Note Parties and its Restricted Subsidiaries, taken as a whole, or any asset (including any Intellectual Property) owned by any Note Party or Restricted Subsidiary which is necessary for the day-to-day businesses of any Note Party or Restricted Subsidiary.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of Holdings, the Company and its Restricted Subsidiaries taken as a whole, (b) the ability of any of the Note Parties to perform their obligations under the Note Documents, (c) the ability of the Parent to perform its obligations under the Parent Guarantee, or (d) the validity or enforceability of any of the Note Documents or the Parent Guarantee.

“Maturity Date” means January 23, 2029

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage” means, collectively, the deeds of trust, trust deeds, debentures, deeds of hypothec, mortgages and the like creating and evidencing a first priority (subject to Permitted Liens) Lien on a Mortgaged Property made by any Note Party in favor or for the benefit of the Collateral Agent on behalf of the Holders in the form and substance reasonably acceptable to the Collateral Agent and the Company that are executed and delivered (a) on the date hereof or (ii) pursuant to the Collateral and Guarantee Requirement definition set forth herein.

“Mortgaged Property” has the meaning specified in paragraph (6) of the definition of “Collateral and Guarantee Requirement.”

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees and sales commissions, severance costs and any relocation expenses incurred as a result of the Asset Sale;

(2) Taxes paid or payable as a result of the Asset Sale (including, for this purpose, any associated Permitted Tax Distributions), in each case, after taking into account any available Tax credits or deductions and any tax sharing arrangements; and

(3) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

(1) except as provided in (2) below, as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, except for Customary Recourse Exceptions;

(2) as to which the lenders will not have any contractual recourse to the Capital Stock or assets of the Company or any of its Restricted Subsidiaries (other than the Capital Stock of an Unrestricted Subsidiary), except for Customary Recourse Exceptions; and

(3) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary of the Company) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity.

For purposes of determining compliance with Section 4.09, in the event that any Non- Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Documents” means this Indenture, the Notes, Notes Collateral Documents, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith (but excluding the Parent Guarantee).

“Note Lien” means any Lien on any Notes Collateral granted to the Collateral Agent, at any time, upon any property of any Note Party pursuant to the Notes Collateral Documents, or which otherwise secures, or is intended to secure Note Obligations.

“Note Obligations” means the Notes and related Notes Guarantees and all other Obligations in respect thereof.

“Note Parties” means, collectively, the Company and each Notes Guarantor, and “Note Party” means any of them.

“Notes” has the meaning assigned to it in the preamble to this Indenture.

“Notes Collateral” means any and all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any of the Note Parties in or upon which a Lien is granted by such Person in favor of the Collateral Agent under any of the Note Documents or that otherwise secure the Note Obligations, other than Excluded Assets.

“Notes Collateral Documents” means the Collateral Agent Agreement, any Collateral Agent Agreement Joinder, the Security Agreement, the ABL Intercreditor Agreement, each Mortgage, each Control Agreement, and all security agreements, intellectual property security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by any Note Party creating (or purporting to create) a Lien upon Notes Collateral in favor of the Collateral Agent for the benefit of the holders of Notes to secure the Note Obligations, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“Notes Guarantee” means any guarantee of the Company’s Obligations under the Note Documents.

“Notes Guarantors” means the Persons listed on the signature pages hereto as a Notes Guarantor and any Restricted Subsidiary that thereafter guarantees the Notes pursuant to the terms of this Indenture.

“Obligations” means with respect to any Indebtedness of any Person (collectively, without duplication):

(1) all debt, financial liabilities and obligations under a Note Document of such Person of whatsoever nature and howsoever evidenced (including principal, interest (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), fees, reimbursement obligations, penalties, indemnities and legal and other expenses, whether due after acceleration or otherwise) to the providers or holders of such Indebtedness or to any agent, trustee or other representative of such providers or holders of such Indebtedness under or pursuant to each agreement, document or instrument evidencing, securing, guaranteeing or relating to such Indebtedness, financial liabilities or obligations relating to such Indebtedness, in each case, direct or indirect, primary or secondary, fixed or contingent, now or hereafter arising out of or relating to any such agreement, document or instrument;

(2) any and all sums advanced (if any) by the Trustee, the Collateral Agent or any other Person in accordance with the Note Documents in order to preserve the Notes Collateral or any other collateral securing such Indebtedness or to preserve the Liens in the Notes Collateral or any other collateral securing such Indebtedness;

(3) the costs and expenses of collection and enforcement of the obligations referred to in clauses (1) and (2), including:

(a) the costs and expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on any Notes Collateral or any other collateral;

(b) the costs and expenses of any exercise by the Collateral Agent or any other Person of its rights under the Notes Collateral Documents; and

(c) reasonable and documented legal fees and court costs; and

(4) other compensation and expenses payable to the Collateral Agent under the Note Documents or, in respect of the Trustee, this Indenture.

“Obligor” means each of the Company, each Notes Guarantor and each other Person that at any time provides collateral security for any Secured Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer” means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary (1) of such Person or (2) if such Person is a partnership or limited partnership or otherwise managed by another single entity, of such entity. Unless otherwise indicated, Officer shall refer to an officer of the Company.

“Officer’s Certificate” means, with respect to any Person, a certificate of a Senior Financial Officer or of any other Officer of the Company whose responsibilities extend to the subject matter of such certificate, which certificate, if it is with respect to a condition or covenant provided for in this Indenture or another Note Document, satisfies the applicable requirements of Section 13.03.

“OID” means the original issue discount of the Notes, if any, for U.S. federal income tax purposes.

“Opinion of Counsel” means an opinion from legal counsel which opinion is reasonably acceptable to the Trustee and, if it is with respect a condition or covenant provided for in this Indenture or another Note Document, that meets the applicable requirements of Section 13.03 hereof. The counsel may not be an employee of or counsel to the Company or any Subsidiary of the Company.

“Orderly Liquidation Value” means, at any time, the orderly liquidation value with respect to the applicable asset.

“Other Connection Taxes” means, with respect to any Holder, Taxes imposed as a result of a present or former connection between such Holder and the jurisdiction imposing such Tax (other than connections arising from such Holder having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Note or Note Document).

“Parent” means ProFrac Holding Corp., a Delaware corporation.

“Parent Guarantee” means that certain Parent Guarantee Agreement, dated as of December 27, 2023, between ProFrac Holding Corp., as parent guarantor, and U.S. Bank Trust Company, National Association, as Trustee and Collateral Agent, on behalf of the Holders.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Acquisition Indebtedness” means:

(1) Indebtedness or Preferred Stock of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness or Preferred Stock were Indebtedness or Preferred Stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary of the Company, (b) such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries or (c) properties or assets of such Person were acquired by the Company or any of its Restricted Subsidiaries and such Indebtedness was assumed in connection therewith, to the extent that such Indebtedness was not incurred in contemplation of or in connection with any transaction described in clauses (a), (b) or (c) above and was in existence on the date of such transaction;

(2) other Indebtedness incurred by the Company or any of its Restricted Subsidiaries, in each case, (a) (i) to provide all or any portion of the funds utilized to consummate the transaction pursuant to which the Person being acquired became a Restricted Subsidiary of the Company or was merged or consolidated with or into the Company or a Restricted Subsidiary of the Company or (ii) to provide all or any portion of the funds utilized to purchase Person(s), assets or properties (including Capital Stock) owned by another person or (b) otherwise in connection with, or in contemplation of, such acquisition, provided, in the case of this clause (2), that on the date such Person became a Restricted Subsidiary of the Company or the date such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, or on the date of such property, asset or Capital Stock acquisition, as applicable, either

(a) immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable Reference Period, the Company would have Fixed Charge Coverage Ratio of at least 2.00 to 1.00, or

(b) immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable Reference Period, the Fixed Charge Coverage Ratio of the Company would be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

“Permitted Business” means: (i) the purchase, production, compression, gathering, processing, treatment, dehydration, separation, exploitation, fractionating, sale, transportation, marketing, production handling, terminaling, or storage of crude oil, natural gas, condensate, natural gas liquids or other Hydrocarbons, water, sand, minerals, chemicals or other products or substances commonly created, used, recovered, produced, consumed or processed in the conduct of the oil and gas business; (ii) fresh water and waste water distribution, collection, transportation, treatment or disposal services; (iii) carbon capture, use and sequestration, hydrogen or renewable natural gas distribution, collection, transportation, treatment or disposal services; (iv) building, acquiring or operating the facilities and equipment to conduct a Permitted Business; (v) any business conducted by or in the supply chain of the Company and the Restricted Subsidiaries on the date of this Indenture; or (vi) any business that is, in the reasonable judgment of the Company, similar, reasonably related, incidental, ancillary or complementary to the foregoing or extensions, developments or expansions thereof.

“Permitted Holders” means, collectively, (a) each of the Parent, Holdings and their respective Subsidiaries and (b) Farris Wilks, his Family Members, Farris Family Trusts, FARJO Holdings, LP, Dan Wilks, his Family Members, Family Trusts, THRC Management, LLC and THRC Holdings, LP (provided that THRC Holdings, LP shall only constitute a Permitted Holder so long as THRC Management, LLC, Dan Wilks, his Family Members, and/or Family Trusts Control THRC Holdings, LP and own and control, directly or indirectly, at least 51% on a fully diluted basis of the economic and voting interest in the Stock of THRC Holdings, LP).

“Permitted Investments” means:

(1) any Investment in the Company (including through purchases of, or other investments in, the Notes) or in a Restricted Subsidiary of the Company that is a Notes Guarantor;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company that is a Notes Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Notes Guarantor, and

(4) any Investment in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and consistent with past practice; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) any Investment in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice or in the ordinary course of business for a Permitted Business;

(6) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or a direct or indirect parent of the Company;

(7) any Investments received (a) in compromise, settlement or resolution of, or upon satisfaction of judgments with respect to, (x) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries,

including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy, insolvency, workout or recapitalization of any trade creditor or customer, or (y) litigation, arbitration or other disputes; (b) as a result of a foreclosure, perfection or enforcement of any Lien or other transfer of title by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default; (c) in exchange for any other Investment or accounts receivable held by such Person or (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(8) (i) guarantees of Indebtedness not prohibited by Section 4.09 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements entered into in the ordinary course of business or in the ordinary course of business for a Permitted Business and (ii) performance guarantees with respect to obligations that are not prohibited by the provisions of this Indenture;

(9) loans or advances to officers, directors or employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $1.0 million in any fiscal year and $2.0 million during the term of this Indenture;

(10) any Investment in prepaid expenses, negotiable instruments held for collection and lease, utility, worker’s compensation, performance and other similar deposits made in the ordinary course of business;

(11) Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent or other acquisitions to the extent not otherwise prohibited by the provisions of this Indenture;

(12) any Investment existing on, or made pursuant to agreements or obligations of the Company and any of its Restricted Subsidiaries in effect on, the date of this Indenture, and any renewals or replacements of any such agreements or obligations on terms and conditions not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than the terms of such agreement or obligation being renewed or replaced;

(13) Investments of a Restricted Subsidiary acquired after the date of this Indenture or of an entity merged into the Company or merged into or consolidated with a Restricted Subsidiary after the date of this Indenture in a transaction that is not prohibited by Article 5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(14) any Investment consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) Hedging Contracts entered into pursuant to Section 4.09(b)(8);

(16) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or consistent with past practice or in the ordinary course of business for a Permitted Business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted pursuant to Section 4.12;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment, or purchases, acquisitions, licenses or leases of intellectual property or other assets, in any case, in the ordinary course of business or consistent with past practice or in the ordinary course of business for a Permitted Business and in accordance with this Indenture;

(18) the Basin Units Acquisition;

(19) leases of equipment or leases or sales of inventory on credit in the ordinary course of business;

(20) deposit accounts maintained in the ordinary course of business;

(21) Investments in the ordinary course of business or in the ordinary course of business for similarly situated businesses in the Company’s industry consisting of endorsements for collection or deposit;

(22) promissory notes and other non-cash consideration received in connection with an asset disposition;

(23) intercompany accounts receivable and loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business; and

(24) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (24) that are at the time outstanding, do not exceed the greater of (a) $30.0 million and (b) 2.5% of the Consolidated Net Tangible Assets determined as of the date of such Investment; provided, that if any Investment pursuant to this clause (24) is made in any Person that is not a Restricted Subsidiary of the Company that is a Notes Guarantor at the time of the making of such Investment and such Person becomes a Restricted Subsidiary that is a Notes Guarantor after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of this definition and shall cease to have been made pursuant to this clause (24) for so long as such Person continues to be a Restricted Subsidiary that is a Notes Guarantor.

“Permitted Liens” means:

(1) Liens securing ABL Obligations, Note Obligations (including Liens securing Obligations of the Company or any Notes Guarantor under the Notes or the Notes Guarantees), and Junior Lien Obligations;

(2) Liens in favor of the Company or any of the Notes Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than replacements thereof, improvements, additions and accessions thereto and proceeds thereof and any receivables, contract rights or intangibles related thereto) other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and relate solely to such property and replacements thereof, improvements, additions and accessions thereto and proceeds thereof and any receivables, contract rights or intangibles related thereto;

(5) any interest or title of a lessor to the property subject to a Finance Lease Obligation;

(6) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Finance Lease Obligations, purchase money obligations or other payments incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business or in the ordinary course of business for a Permitted Business; provided that:

(a) such Indebtedness is incurred under Section 4.09(b)(5);

(b) the aggregate principal amount of Indebtedness secured by such Liens does not exceed the cost of the assets or property so acquired or constructed; and

(c) such Liens are created within 270 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any of its Restricted Subsidiaries other than such assets or property and replacements thereof, improvements, additions and accessions thereto and proceeds thereof and other equipment sold by the same manufacturer and any receivables, contract rights or intangibles related thereto provided, that individual financings of equipment provided by one creditor may be cross-collateralized to other financings of equipment provided by such creditor;

(7) Liens existing on the date of this Indenture (other than Liens specifically permitted by another clause of this definition);

(8) Liens to secure the performance of tenders, bids, statutory obligations, regulatory obligations, surety, customs, advance payment, appeal or similar bonds, trade contracts, government contracts, operating leases, performance bonds or other obligations of a like nature incurred in the ordinary course of business or in the ordinary course of business for a Permitted Business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(9) customary Liens on cash or cash equivalents held by a trustee for fees, costs and expenses of such trustee pursuant to an indenture;

(10) Liens pursuant to merger agreements, stock purchase agreements, asset sale agreement and similar agreements on earnest money deposits, good faith deposits, purchase price adjustment escrows and similar deposits and escrow arrangements made or established thereunder;

(11) Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of documentary letters of credit, bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by Section 4.09;

(12) Liens securing Permitted Acquisition Indebtedness, provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation or were incurred in connection with the consummation thereof and do not extend to any assets or Capital Stock (i) in the case of any Restricted Subsidiary or assets acquired in connection with the issuance of a Seller Note, other than the assets and property of or Capital Stock issued by such Restricted Subsidiary or any other assets acquired in connection with the issuance of a Seller Note or (ii) in all other cases, other than such assets and Capital Stock to which the liens were attached at the time of such acquisition, merger or consolidation and, in each case, all replacements thereof, improvements, additions and accessions thereto and proceeds thereof and any receivables, contract rights or intangibles related thereto;

(13) Liens on cash not to exceed $10.0 million to secure performance of Hedging Contracts (other than ABL Hedging Contracts) of the Company or any of its Restricted Subsidiaries incurred pursuant to Section 4.09(b)(8);

(14) Liens securing (i) any defeasance trust provided that such Liens do not extend to or cover any assets or property that is not part of such defeasance trust or (ii) any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

(15) Liens arising from any filing of or agreement to give any financing statement under the UCC regarding operating leases;

(16) (i) Liens and trusts arising or imposed by operation of law, including landlords’, carriers’, warehousemen’s, mechanics’, garagemen’s, employees’ materialmen’s and repairmen’s Liens, or related contracts in the ordinary course of business or in the ordinary course of business for a Permitted Business, or deposits or pledges of cash (or letters of credit issued) in connection with worker’s compensation, employment insurance and other social security legislation and (ii) Liens consisting of pledges and deposits of cash in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Restricted Subsidiary;

(17) pledges of cash or Cash Equivalents and bankers’ liens, rights of set-off and other similar liens existing solely with respect to such cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or any of the Restricted Subsidiaries, in each case, granted in the ordinary course of business or in the ordinary course of business for a Permitted Business in favor of a person that is not a lender or an Affiliate of a lender under the ABL Credit Agreement, with which such accounts are maintained, securing amounts owing to such Person with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(18) survey exceptions, encumbrances, ground leases, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations of, or rights of others for, licenses, rights of way, roads, pipelines, transmission liens, transportation liens, distribution lines for the removal of gas, oil, coal or other minerals, or for the joint or common use of real estate, rights of way, facilities and equipment, Liens related to surface leases and surface operations, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of the Company or any Restricted Subsidiary of the Company or to the ownership of its properties that, in each case, do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any Restricted Subsidiary of the Company, (ii) mortgages, Liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on real property over which the Company or any Restricted Subsidiary has easement rights (but does not own) or on any leased real property and subordination or similar agreements relating thereto for which the Company or applicable Restricted Subsidiary has obtained customary non-disturbance protections from such lienholder, and (iii) any condemnation or eminent domain proceedings affecting any real property arising after the date of this Indenture;

(19) the rights reserved to or vested in Governmental Authorities by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land, to terminate the leases, licenses, franchises, grants or permits or to require annual or other periodic payments as a condition of the continuance thereof;

(20) other Liens incurred by the Company or any Notes Guarantor, provided that, (a) after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (20) does not exceed the greater of (i) $30.0 million and (ii) 2.5% of the Consolidated Net Tangible Assets determined as of the date of grant of such Lien and (b) if such Lien is on Notes Collateral, such Liens are junior in priority relative to the Notes and the Notes Guarantees pursuant to a Junior Lien Intercreditor Agreement reasonably acceptable to the Collateral Agent;

(21) Liens arising from precautionary UCC filings;

(22) Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder; and

(23) any Lien renewing, extending or replacing a Lien permitted by clauses (2) through (22) above, provided that (i) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to the premium or other amount paid and fees and expenses incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (ii) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such Refinancing are encumbered (or, under written arrangements under which the original Lien arose, could have been encumbered) thereby (other than improvements thereon, accessions thereto and proceeds thereof); further provided that if any Lien being so renewed, extended or replaced is a Junior Lien, any replacement thereof is a Junior Lien.

“Permitted Payments to Parent” means any Restricted Payment, if applicable:

(a) in amounts required for the Parent or Holdings to pay (i) fees and expenses (including franchise or similar Taxes) required to maintain its corporate existence, (ii) Parent’s or Holding’s operating costs and expenses incurred in the ordinary course of business or other overhead costs, expenses and fees (including administrative, legal, accounting and similar expenses provided by third parties as well as trustee, directors and general partner fees) which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Company and its Restricted Subsidiaries or (iii) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of the Parent or Holdings general corporate operating and overhead expenses of the Parent or Holdings attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(b) in amounts required for the Parent or Holdings to pay fees and expenses related to any successful or unsuccessful equity or debt offering of such Person, as the case may be; and

(c) in amounts required for any direct or indirect parent of the Company (including the Parent or Holdings) to finance Investments or other acquisitions or investments otherwise permitted to be made pursuant to Section 4.07 if made by the Company; provided that (A) such Restricted Payment must be made within 120 days of the closing of such Investment, acquisition or investment, (B) such Person must, promptly following the closing thereof, cause (1) all property acquired (whether assets or, in the case of Equity Interests, either the Equity Interests or all of the assets of the entity for which the Equity Interests were acquired) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.01) in order to consummate such Investment, acquisition or investment, (C) such parent and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, and (D) to the extent constituting an Investment, such Investment will be deemed to be made by the Company or such Restricted Subsidiary pursuant to any provision of Section 4.07 (other than clause (7) thereof) or pursuant to the definition of “Permitted Investments.”

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to Refinance other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), provided that:

(1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being Refinanced (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced;

(3) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or the Notes Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Notes Guarantees on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being Refinanced;

(4) such Indebtedness is not incurred by a Restricted Subsidiary of the Company (other than a Notes Guarantor) (as primary obligor) if the Company or any Notes Guarantor is the issuer or other primary obligor on the Indebtedness being Refinanced; and

(5) to the extent such Refinancing Indebtedness is secured, the Liens securing such Refinancing Indebtedness have a Lien priority equal to or junior to the Liens securing the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired.

“Permitted Tax Distributions” means either (a) with respect to any taxable period (or portion thereof) for which Holdings, the Company and any of the Company’s Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income tax purposes (each, a “Tax Group”) of which a direct or indirect parent of Holdings is the common parent, or for which Holdings is a partnership or disregarded entity for U.S. federal or applicable state or local income tax purposes that is Wholly-Owned (directly or indirectly) by an entity that is taxable as a corporation for such income tax purposes, distributions by Holdings, Company or an applicable Subsidiary of the Company, as may be relevant, to any direct or indirect parent of Holdings in an amount not to exceed the sum of (i) the lesser of (x) the amount of any U.S. federal and state income taxes that Holdings, the Company and/or its Subsidiaries that are members of the relevant Tax Group, as applicable, would have paid for such taxable period had Holdings, the Company and/or such Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone consolidated tax corporate group (taking into account such income taxes resulting from the income and activities of the Unrestricted Subsidiaries only to the extent that cash distributions were made by such Unrestricted Subsidiaries to Holdings, the Company or any Restricted Subsidiary for such purpose), and (y) the actual income tax liability of the common parent of the Tax Group for such taxable period and (ii) such amounts as are needed to pay any amounts owed by a direct or indirect parent of Holdings under the Tax Receivable Agreement (except to the extent such amounts are payable as a result of an event that accelerates any payment due under the Tax Receivable Agreement such as an Early Termination Payment or breach of the Tax Receivable Agreement as provided under Article 4 of the Tax Receivable Agreement (such event, an

“Acceleration Event”), in which case, the amount payable under this clause (a)(ii) as a result of an Acceleration Event shall not exceed $25,000,000 (or, in the event an amount has been paid or is payable under the Alpine Tax Receivable Agreement as a result of an event that accelerates any payments due under the Alpine Tax Receivable Agreement, such as an early termination payment or breach of the Alpine Tax Receivable Agreement (such amounts paid or payable, an “Alpine TRA Acceleration Payment”), the amount payable under this clause (a)(ii) as a result of an Acceleration Event shall not exceed $25,000,000 less any Alpine TRA Acceleration Payments); or (b) with respect to any taxable period or portion thereof during which Holdings is a pass-through entity (including a partnership or disregarded entity) and is not Wholly-Owned (directly or indirectly) by an entity that is taxable as a corporation for U.S. federal income tax purposes (it being understood that in the structure in existence as of the date hereof, this clause (b) does not apply as a result of Holdings being directly or indirectly wholly owned by Parent), distributions by Holdings to any member or partner of Holdings, on or prior to each estimated tax payment date as well as each other applicable due date, such that each such member or partner (or its direct or indirect members or partners, if applicable) receives, in the aggregate for such period, payments or distributions sufficient to equal the sum of (i) such member or partner’s U.S. federal, state and/or local income taxes (as applicable) attributable to its direct or indirect ownership of Holdings and its pass-through Subsidiaries with respect to such taxable period (assuming that such member or partner is subject to tax at the highest combined marginal U.S. federal, state, and/or local income tax rates applicable during the relevant taxable period to a corporation that is resident in the state in which Holdings has its headquarters (regardless of the actual rate applicable to such member or partner)), determined by taking into account (A) any U.S. federal, state and/or local (as applicable) loss carryforwards available to such member or partner during the relevant taxable period from losses allocated to such member or partner by Holdings in prior taxable periods to the extent not taken into account in prior taxable periods and taking into account any applicable limitations on the use of such losses, (B) the deductibility of state and local income taxes for U.S. federal income tax purposes (disregarding any deduction that is subject to a dollar limitation), (C) the corporate alternative minimum tax, (D) any basis adjustment pursuant to Sections 734 and 743 of the Code that gives rise to a payment under any Tax Receivable Agreement or otherwise, (E) any adjustment to such member or partner’s taxable income attributable to its direct or indirect ownership of Holdings and its Subsidiaries as a result of any tax examination, audit or adjustment with respect to any period or portion thereof, and (F) any allocations of “reverse Section 704(c) income”, but not taking into account any allocations of “regular Section 704(c) income”, and (ii) subject to the limitations set forth under the last sentence of this definition of Permitted Tax Distributions, in the case of such member or partner that is a direct or indirect parent of Holdings with an obligation under the Tax Receivable Agreement, such amounts as are needed by it during the relevant period to pay amounts owed by it under the Tax Receivable Agreement (except to the extent such amounts are payable as a result of an Acceleration Event, in which case, the amount payable under this clause (b)(ii) as a result of an Acceleration Event shall not exceed $25,000,000 (or, in the event any Alpine TRA Acceleration Payments have been paid or are payable under the Alpine Tax Receivable Agreement, the amount payable under this clause (b)(ii) as a result of an Acceleration Event shall not exceed $25,000,000 less any Alpine TRA Acceleration Payments); provided that (1) it is understood and agreed that Permitted Tax Distributions shall not include distributions by any Domestic Subsidiary that is treated as a corporation for U.S. federal income tax purposes); (2) any Permitted Tax Distributions made with respect to estimated income taxes pursuant to clauses

(a)(i) or (b)(i) shall be made no earlier than ten (10) days prior to the due date of such estimated income taxes; (3) to the extent that Permitted Tax Distributions for estimated income taxes made with respect to any taxable year in accordance with the preceding clause (2) exceed the income tax liability of Holdings’ direct or indirect equity holders for such taxable year in respect of Holding’s net taxable income determined in accordance with the terms hereof (including as a result of the estimates of Holdings’ net taxable income during such year exceeding Holdings’ actual net taxable income for such taxable year), any such excess shall be carried forward for purposes of determining distributions payable pursuant to clauses (a)(i) or (b)(i), as applicable, and reduce Permitted Tax Distributions for income taxes made for later years beginning with the immediately succeeding taxable year; and (4) Permitted Tax Distributions shall not exceed the amount of distributions for taxes and ProFrac Tax Receivable Agreement payments permitted under the Holdings LLC Agreement. Notwithstanding anything above to the contrary, distributions made pursuant to clauses (a)(ii) and (b)(ii) with respect to amounts owed under the Tax Receivable Agreement shall not exceed for any taxable year, an amount equal to the total amount owed under the Tax Receivable Agreement for such taxable year multiplied by a ratio, the numerator of which is the net Realized Tax Benefit as set forth in the Tax Receivable Agreement generated from Holdings, the Company and its Subsidiaries and the denominator of which is the Realized Tax Benefit as set forth in the Tax Receivable Agreement generated by the common parent of the Tax Group and all of its Subsidiaries (including Holdings, the Company and the Company’s Subsidiaries).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof. Except otherwise provided in this Indenture, each Note shall bear this Private Placement Legend.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, equipment, Capital Stock and real estate.

“Purchase Agreement” means the Purchase Agreement, dated the date of this Indenture, among the Company, the Notes Guarantors and the Purchasers.

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered the Purchase Agreement and such Purchaser’s successors and assigns (so long as any such assignment complies with the Purchase Agreement), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a Beneficial Owner (through a nominee) of such Note as the result of a transfer thereof shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Indenture upon such transfer.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Counterparty” means (a) the administrative agent or any lender under the ABL Credit Agreement or any of their respective Affiliates and (b) any Person that is or was a lender under any ABL Credit Facility constituting ABL Debt or any Affiliate of such lender, in each case, at the time the Hedging Contract(s) or the Cash Management Agreement was entered into.

“Quotation Agent” means CMLG Corp., or if, such CMLG Corp. is unable or unable to serve as Quotation Agent, an investment bank of national standing appointed by the Company.

“Real Estate” means all of each Note Party’s and each of its Restricted Subsidiaries’ now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all of each Note Party’s and each of its Restricted Subsidiaries’ now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Reference Period” means, with respect to any date of determination, the four most recent fiscal quarters of the Company for which internal financial statements are available.

“Refinance” means, with respect to any Indebtedness, to renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, any such Indebtedness, and “Refinancing” and “Refinanced” have meanings correlative to the foregoing.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a permanent Global Note issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance upon Regulation S.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, escaping, leaching, dumping, or disposing into the environment.

“Required Holders” means (i) Beal Bank USA, unless the Company has duly certified to the Trustee that Beal Bank USA and its Affiliates no longer are Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class and (ii) at any other time, Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) having direct responsibility for the administration of this Indenture and also means, with respect to this Indenture, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who, in each case, is directly responsible for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any direct or indirect Subsidiary of the Company that is not an Unrestricted Subsidiary.

“REV Energy Equipment Lease Debt” means that certain existing Indebtedness of REV Energy Services, LLC outstanding as of the date hereof and any Indebtedness incurred to Refinance such Indebtedness.

“REV Energy Equipment Loan Debt” means (x) that certain existing Indebtedness of REV Energy Services, LLC outstanding as of the date hereof, (y) the guaranty of the REV Energy Equipment Loan Debt by REV Energy Holdings, LLC, and (z) any Indebtedness incurred to Refinance such Indebtedness.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to the ratings agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property or assets owned by the Company or a Subsidiary on the date of this indenture or thereafter acquired by the Company or a Subsidiary whereby the Company or a Subsidiary transfers such property or assets to a Person (other than the Company or a Restricted Subsidiary of the Company) and the Company or a Subsidiary leases such property or assets from such Person.

“Sale Proceeds Account” means a deposit account in which Net Proceeds pending investment in accordance with Section 4.10(d)(2) shall be deposited in which the Collateral Agent, for the benefit of the Holders, shall have a senior first priority security interest and held and used solely for the purposes permitted hereunder; provided that the Sale Proceeds Account shall be (i) a segregated account held by the Company and/or any of its Restricted Subsidiaries and (ii) subject to a control agreement that is sufficient in form and substance to perfect the security interest of the Collateral Agent.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the OFAC, the U.S. Department of State, or the U.S. Department of Commerce (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) His Majesty’s Treasury; or (e) any other relevant authority.

“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, region, territory or government (which as of the date of this Indenture are Cuba, Iran, North Korea, Syria, and Crimea, the so-called Luhansk Peoples Republic and Donetsk Peoples Republic regions).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by OFAC, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, His Majesty’s Treasury, or any other relevant authority, (b) any Person located, organized or resident in, or any Governmental Authority or governmental instrumentality of, a Sanctioned Country, or (c) any Persons owned, directly or indirectly 50% or more in the aggregate, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) hereof.

“Sand Contract” means the Master Purchase Agreement, dated as of the date hereof, among Alpine Silica, LLC and ProFrac Services, LLC.

“Secured Obligations” means ABL Obligations and Note Obligations.

“Secured Parties” means, collectively, the Trustee, the Collateral Agent and the Holders.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, dated the date of this Indenture, among Holdings, the Company, the Notes Guarantors and the Collateral Agent, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“Seller Notes” means other Indebtedness secured by Liens incurred under clause (16) of the definition of “Permitted Liens” and other documents, instruments and agreements executed in connection therewith.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Seventh Amendment to ABL” means that certain Seventh Amendment to Credit Agreement, dated as of the date hereof, relating to the ABL Credit Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Solvent” or “Solvency” means, at the time of determination: (1) each of the Fair Market Value or the present fair saleable value of the assets of a Person and its Subsidiaries taken as a whole exceed their total liabilities (including contingent liabilities); (2) such Person and its Subsidiaries taken as whole do not have unreasonably small capital; and (3) such Person and its Subsidiaries taken as whole can pay their total liabilities (including contingent liabilities) as they mature. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” means (1) with respect to the Company, any Indebtedness of the Company which is by its terms expressly subordinated in right of payment to the Notes, and (2) with respect to any Notes Guarantor, any Indebtedness of such Notes Guarantor which is by its terms expressly subordinated in right of payment to its Notes Guarantees.

“Subordinated Intercompany Note” means any note, substantially in the form of Exhibit G, evidencing Subordinated Debt.

“Subsidiary” of any Person means:

(1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof; or

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated May 17, 2022, by and between ProFrac Holding Corp., the TRA Holders (as defined therein) and the Agents (as defined therein) as it may be amended, restated, modified and/or supplemented from time to time in accordance with the provisions hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholdings) imposed by any Governmental Authority, including interest, penalties and additions to tax with respect thereto.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Title Policy” has the meaning specified in paragraph (6) of the definition of “Collateral and Guarantee Requirement.”

“Titled Goods” vehicles and similar items that are (a) subject to certificate-of-title statutes or regulations under which a security interest in such items are perfected by an indication on the certificates of title of such items (in lieu of filing of financing statements under the UCC) or (b) evidenced by certificates of ownership or other registration certificates issued or required to be issued under the laws of any jurisdiction.

“Transaction Costs” means any legal, professional and advisory fees or other transaction costs and expenses paid (whether or not incurred) by the Company or any Restricted Subsidiary of the Company in connection with (i) any acquisitions by the Company or any Restricted Subsidiary of the Company, (ii) any incurrence of Indebtedness or Disqualified Stock by the Company or any Restricted Subsidiary of the Company or any refinancing thereof, or any issuance of other equity securities or (iii) any reorganization, restructuring or recapitalization of the capital structure of the Company or Subsidiaries thereof, in each case permitted under this Indenture.

“Treasury Rate” means, with respect to any redemption date for any Note whose redemption price may be determined by reference to the Make-Whole Premium, the yield to maturity as of such redemption date, of United States Treasury securities with a constant maturity (as compiled and published in the most recent Selected Interest Rates (Daily) H.15 that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data selected by the Company)) most nearly equal to the period from such date to January 15, 2025; provided, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Quotation Agent shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to January 15, 2025 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. Calculation of the Make-Whole Premium and the Treasury Rate will be made by the Quotation Agent on the second Business Day preceding the applicable redemption date and delivered to the Trustee prior to the applicable redemption date in a written certificate setting forth the Make-Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means, (i) Alpine PubCo, Alpine Top Holding, and each of their Subsidiaries, in each case, unless otherwise designated as a Restricted Subsidiary in compliance with this Indenture, (ii) Flotek unless otherwise designated as a Restricted Subsidiary in compliance with this Indenture, (iii) EKU Power Drives GmbH unless otherwise designated as a Restricted Subsidiary in compliance with this Indenture, (iv) EKU Power Drives Inc. unless otherwise designated as a Restricted Subsidiary in compliance with this Indenture, (v) IOT-eq, LLC unless otherwise designated as a Restricted Subsidiary in compliance with this Indenture, and (vi) any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but in the case of sub-clause (vi), only to the extent that such Subsidiary:

(1) has no Indebtedness, other than Non-Recourse Debt, owing to any Person other than the Company or any of its Restricted Subsidiaries;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary that at the time of such designation would be prohibited by Section 4.11;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support (other than any Customary Recourse Exceptions for any Indebtedness of the Company or any of its Restricted Subsidiaries); and

(5) does not own or hold, or own or hold exclusive licenses or exclusive rights to use or enjoy, any Material Asset.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, the Company will be in default of such covenant.

The Unrestricted Subsidiaries of the Company as of the date of this Indenture are set forth on Exhibit H hereto.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“U.S. Well Direct Loans” means that certain Indebtedness of U.S. Well Services, LLC evidenced by those certain Direct Loan and Security Agreement between U.S. Well Services, LLC and Paccar Financial Corp. outstanding as of the date hereof.

“USA PATRIOT Act” means United States Public Law 107 56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Stock of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all the outstanding Voting Stock of such Subsidiary (other than directors’ qualifying shares and other than an immaterial amount of Voting Stock required to be owned by other Persons pursuant to applicable law or regulation) is owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Applicable Tax Law”	7.11
“Appraisal Report”	4.13
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Authorized Officers”	7.02
“Cash Consideration”	4.10

“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“DTC”	2.01
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Financial Report”	4.03
“Fraudulent Transfer Laws”	10.02(a)
“incur”	4.09
“Indemnified Person”	7.07
“Independent Appraisal Firm”	4.13
“Instructions”	7.02
“IRS”	4.05
“Limited Condition Transaction”	1.04
“LTV Certificate”	4.13
“LTV Cure”	4.13
“LTV Determination Date”	4.13
“Mandatory Asset Sale Redemption”	4.10
“Mandatory LTV Redemption”	4.13
“Notice”	13.11
“Notice of Disagreement”	4.13
“Offer Amount”	4.10
“Offer Period”	4.10
“OID Legend”	2.06
“Original Currency”	13.18
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Prepayment Premium”	3.07
“Purchase Date”	4.10
“Registrar”	2.03
“Regulation S Notes”	2.01
“Required Holders”	9.02
“Restricted Payments”	4.07
“Rule 144A Notes”	2.01
“Second Currency”	13.18
“Supplemental Indenture”	4.17
“Transaction Agreement Date”	1.04

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) all references to “$” shall be to United States dollars, in each case unless expressly indicated otherwise.

(4) “or” is not exclusive;

(5) words in the singular include the plural, and in the plural include the singular;

(6) unless the context indicates otherwise, “will” shall be interpreted to express a command;

(7) provisions apply to successive events and transactions;

(8) “including” shall be interpreted to mean “including, without limitation,” and the use of the word “including” followed by specific examples shall not be constructed as limiting the meaning of the general wording preceding it; and

(9) references to sections of or rules under the Securities Act, the TIA or the Exchange Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

Section 1.04 Limited Condition Transactions; Measuring Compliance

With respect to any (x) Investment or acquisition, in each case, the consummation by the Company or any Subsidiary of which is not conditioned on the availability of, or on obtaining, third-party financing for such Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise) as applicable and (y) redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment (any transaction described in clauses (x) or (y), a “Limited Condition Transaction”), in each case for purposes of determining:

(1) whether any Indebtedness (including Acquired Debt), Disqualified Stock or Preferred Stock that is being incurred or issued in connection with such Limited Condition Transaction is permitted to be incurred in compliance with Section 4.09;

(2) whether any Lien being incurred in connection with such Limited Condition Transaction or to secure any such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be incurred in accordance with Section 4.12 or the definition of “Permitted Liens”;

(3) whether any other transaction (including any Investment or Restricted Payment) undertaken or proposed to be undertaken in connection with such Limited Condition Transaction complies with the covenants or agreements contained in this Indenture or the Notes; and

(4) any calculation of Consolidated Cash Flow, Fixed Charge Coverage Ratio, Consolidated Net Tangible Assets and Consolidated Net Secured Debt Ratio and, whether a Default or Event of Default exists in connection with the foregoing, at the option of the Company, the date that the definitive agreement (or other relevant definitive documentation) for such

Limited Condition Transaction is entered into (the “Transaction Agreement Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” and if the Company or the Restricted Subsidiaries could have taken such action on the relevant Transaction Agreement Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, if the Company elects to use the Transaction Agreement Date as the applicable date of determination in accordance with the foregoing, (a) such election may not be revoked, (b) any fluctuation or change in the Consolidated Cash Flow, Fixed Charge Coverage Ratio, Consolidated Net Tangible Assets, or Consolidated Net Secured Debt Ratio of the Company, the target business, or assets to be acquired subsequent to the Transaction Agreement Date and prior to the consummation of such Limited Condition Transaction, will not be taken into account for purposes of determining whether any Investment, Restricted Payment, Indebtedness, Disqualified Stock, Preferred Stock or Lien that is being made, incurred or issued in connection with such Limited Condition Transaction is permitted to be made, incurred or issued or in connection with compliance by the Company or any of its Restricted Subsidiaries with any other provision of this Indenture or the Notes or any other action or transaction undertaken in connection with such Limited Condition Transaction and (c) until such Limited Condition Transaction is consummated or the definitive agreements related thereto are terminated or the relevant notice is revoked, such Limited Condition Transaction and all transactions proposed to be undertaken in connection therewith (including the making of any Restricted Payment, or Investments, or the incurrence of Indebtedness and Liens) will be given pro forma effect when determining compliance of other transactions (including the making of any Restricted Payment, or Investments, or the incurrence or issuance of Indebtedness, Disqualified Stock, Preferred Stock and Liens unrelated to such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness) that are consummated after the Transaction Agreement Date and on or prior to the consummation of such Limited Condition Transaction and any such transactions (including any incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof) will be deemed to have occurred on the Transaction Agreement Date and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Transaction (or, if earlier, the date on which the definitive agreements related thereto are terminated or the relevant notice is revoked); provided that for purposes of any such calculation of the Fixed Charge Coverage Ratio, consolidated interest expense will be calculated using an assumed interest rate for the Indebtedness to be incurred in connection with such Limited Condition Transaction based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Company in good faith.

Notwithstanding anything herein to the contrary, if the Company or any of its Restricted Subsidiaries (x) incurs Indebtedness, issues Disqualified Stock or Preferred Stock, creates Liens, makes Asset Sales, makes Investments, makes Restricted Payments, designates any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or repays any Indebtedness, Disqualified Stock or Preferred Stock in connection with any Limited Condition Transaction under a ratio-based basket and (y) incurs Indebtedness, issues Disqualified Stock or Preferred Stock, creates Liens, makes Asset Sales, Investments or Restricted Payments, designates any as a Restricted Subsidiary or an Unrestricted Subsidiary or repays any Indebtedness, Disqualified Stock or

Preferred Stock in connection with any Limited Condition Transaction under a non-ratio-based basket (which occurs within five (5) Business Days of the events in clause (x) above), then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based basket without regard to any such action under such non-ratio-based basket made in connection with such Limited Condition Transaction.

In addition, for purposes of this Indenture, compliance with any requirement relating to absence of Default or Event of Default may be determined as of the Transaction Agreement Date and not as of any later date as would otherwise be required under this Indenture.

In the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken on the same date that any other item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any other Lien is incurred or other transaction is undertaken on reliance on a ratio basket based on the Fixed Charge Coverage Ratio or Consolidated Net Secured Debt Ratio then such ratio will be calculated with respect to such incurrence, issuance or other transaction without regard to any other incurrence, issuance or transaction. Each item of Indebtedness, Disqualified Stock or Preferred Stock that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Fixed Charge Coverage Ratio or Consolidated Net Secured Debt Ratio.

Section 1.05 Concerning the Trust Indenture Act

Except with respect to specific provisions of the TIA expressly referenced in the provisions of this Indenture, no provisions of the TIA are incorporated by reference in or made a part of this Indenture. Unless specifically provided in this Indenture, no terms that are defined in the TIA have the meanings specified therein for purposes of this Indenture. If after the date hereof this Indenture becomes qualified under the TIA and any provision of this Indenture limits, qualifies or conflicts with another provision which is required or deemed to be included in this Indenture by the TIA, the required or deemed provision shall govern.

Section 1.06 Currency Equivalents Generally.

For purposes of any determination under any provision of this Indenture requiring the use of a current exchange rate, all amounts incurred or proposed to be incurred in currencies other than United States dollars shall be translated into United States dollars at currency exchange rates then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with respect to the amount of any Indebtedness, Investment, Disposition, Distribution or similar payment in a currency other than United States dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition, Distribution of payment is made, (y) for purposes of determining compliance with any United States dollar-denominated restriction on the incurrence of Indebtedness, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable United States dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such

Refinancing, such United States dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinanced Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced, except by an amount equal to the accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (z) the foregoing provisions of this Section 1.06 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition, Distribution or payment of Junior Debt may be made at any time under such Sections. For purposes of testing the Consolidated Net Secured Debt Ratio and the Fixed Charge Coverage Ratio, amounts in currencies other than United States dollars shall be translated into United States dollars at the applicable exchange rates used in preparing the most recently delivered reports under Section 4.03.

Each provision of this Indenture shall be subject to such reasonable changes of construction as the Collateral Agent may from time to time specify with the Company’s consent (such consent not to be unreasonably withheld) and with the consent of the Required Holders to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Notes Guarantors and the Trustee, by their execution and delivery of this Indenture (or in the case of the Notes Guarantors, by their execution and delivery of any supplemental indenture substantially in the form set out in Exhibit E hereto), expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global and Definitive Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Increases or Decreases in Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Increases or Decreases in Global Note” attached thereto). Each Global Note and Definitive Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be decreased or increased, as appropriate, to reflect exchanges, redemptions and repurchases. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, either (i) in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof or (ii) in accordance with instructions given to the Trustee by the Company to reflect any redemptions or repurchases hereunder.

(c) Regulation S Notes and Rule 144A Notes. Notes offered and sold in reliance on Regulation S (“Regulation S Notes”) will be issued in the form of a Regulation S Global Note, and Notes offered and sold in reliance on Rule 144A (“Rule 144A Notes”) will be issued in the form of a 144A Global Note, each of which will be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or the nominee of the Depositary (for the accounts of designated agents holding on behalf of Euroclear or Clearstream, in the case of the Regulation S Global Note), duly executed by the Company and authenticated by the Trustee as hereinafter provided. Through and including the last day of the Restricted Period with respect to a Regulation S Global Note, beneficial interests in the Regulation S Global Note in respect of which The Depository Trust Company (“DTC”) is the Depositary may be held only through Euroclear and Clearstream (as indirect participants in DTC), unless transferred in accordance with the requirements set forth in Section 2.06 hereof.

(d) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

The aggregate principal amount of Notes outstanding at any time may not exceed $520.0 million, except as provided in Section 2.07 hereof.

At least one Officer must sign the Notes for the Company by manual, facsimile or electronically transmitted signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual, facsimile or electronically transmitted signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by an Officer of the Company (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture.

Each Note shall be dated the date of its authentication. The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or Affiliates of the Company.

Section 2.03 Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange, including the names and addresses of the Holders and the principal amounts and interest on the Notes. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar, and may appoint one or more co-registrars and one or more additional paying agents, in each case with the consent of the Required Holders. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.

The Company initially appoints DTC to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent (at its offices indicated in the definition of Corporate Trust Office of the Trustee in Section 1.01 hereof) and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, on, or interest on, the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Restricted Subsidiary) will have no further liability for the money. If the Company or any of its Restricted Subsidiaries acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA §312(a). If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Company shall otherwise comply with TIA §312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Depositary (a) notifies the Company that it is unwilling or unable to continue to act as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days;

(2) the Company, at its option but subject to the Depositary’s requirements, notify the Trustee in writing that it elects to cause the issuance of the Definitive Notes; or

(3) there has occurred and is continuing an Event of Default, and the Depositary notifies the Trustee of its decision to exchange the Global Note for Definitive Notes.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary (in accordance with its customary procedures) shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

None of the Company, the Notes Guarantors or the Trustee will be liable for any delay by the Depositary or any of its Participants in identifying the beneficial owners of the Notes, and the Company, the Notes Guarantors and the Trustee may conclusively rely on and will be protected in relying on instructions from the Depositary or its nominee for all purposes.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either Section 2.06(b)(1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(C) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(D) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item 3(d) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(4)(B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to Section 2.06(b)(4)(B) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to Section 2.06(b)(4)(B) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in Section 2.06(c)(1)(B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of the Company’s Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Global Note to Definitive Notes. Notwithstanding Section 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to the expiration of the Restricted Period.

(3) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(c)(3), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in Section 2.06(d)(1)(B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of the Company’s Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of Section 2.06(d)(1)(A) above, the appropriate Restricted Global Note, in the case of Section 2.06(d)(1)(B) above, the 144A Global Note, in the case of Section 2.06(d)(1)(C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(2), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to Section 2.06(d)(2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(e)(2), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved]

(g) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by Section 2.06(g)(1)(B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE OR OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN “IAI”), (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144 (TAKING INTO ACCOUNT THE PROVISIONS OF RULE 144(d) UNDER THE SECURITIES ACT, IF APPLICABLE) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS

SECURITY, OFFER, RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) TO AN IAI THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE REGISTRATION OF TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE) AND, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY AND SUCH OTHER INFORMATION SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS SECURITY IN VIOLATION OF THE FOREGOING RESTRICTIONS.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to Section 2.06(b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2), (e)(3) or (f) (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) OID Legend. If and if only the Notes are issued with OID, each Note certificate evidencing a Global Note or a Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form (the “OID Legend”):

“THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 THROUGH 1277 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS: PROFRAC HOLDINGS II, LLC, 333 SHOPS BOULEVARD, SUITE 301, WILLOW PARK, TEXAS 76087.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for beneficial interests in another Global Note or Definitive Notes, or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.10, 4.15 and 9.04 hereof).

(3) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(4) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the mailing (or, if not mailed, other transmittal) of a notice of redemption of Notes under Section 3.03 hereof and ending at the close of business on the day of such mailing (or, if not mailed, other transmittal);

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(5) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(6) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(7) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile (including by means of a PDF document).

(8) In connection with any proposed transfer outside the book-entry only system, the transferor shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on any such information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(9) The Trustee and each Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer or exchange imposed under this Indenture or under applicable law with respect to any transfer or exchange of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(10) Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge the Holder for their expenses in replacing a Note, including the fees and expenses of the Trustee, which shall include any Tax or other governmental charge imposed in relation thereto.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note, however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the UCC).

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, by 10:00 a.m. Eastern Time on a redemption date or other maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, request, authorization, waiver or consent, Notes owned by the Company or any Notes Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Notes Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded. Upon the request of the Trustee, the Company and any Notes Guarantor shall provide an Officer’s Certificate to the Trustee that details the amount, if any, of Notes owned by the Company or any Notes Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Notes Guarantor.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee (and no one else) will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of canceled Notes (subject to the record retention requirement of the Exchange

Act and any internal record retention policies of the Trustee) in accordance with its customary procedures. Certification of the disposal of all canceled Notes will be delivered to the Company upon written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Quotation Agent shall calculate the amount of defaulted interest and the Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will send to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid. The Trustee shall not at any time be under any duty or responsibility to any Holder to determine defaulted interest, or with respect to the nature, extent, or calculation of the amount of defaulted interest owed, or with respect to the method employed in such calculation of defaulted interest.

Section 2.13 CUSIP Numbers.

The Company will promptly notify the Trustee in writing of any change in the “CUSIP” numbers. The Company in issuing the Notes may use CUSIP or ISIN numbers, as applicable, (if then generally in use) and, if so, the Trustee shall use CUSIP or ISIN numbers, as applicable, in notices of redemption as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least two Business Days prior to the giving of notice of redemption pursuant to Section 3.03 hereof (unless a shorter notice shall be agreed to by the Trustee in writing), an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur and the conditions precedent, if any, to the redemption;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price (if then determined and otherwise the method of determination).

Section 3.02 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, Notes will be selected for redemption by the Trustee on a pro rata basis (or, in the case of Global Notes, shall be selected for redemption by the Depositary based on the Applicable Procedures).

The Trustee will promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in minimum amounts of $2,000 or whole multiples of $1,000 in excess thereof except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Any prepayment premium payable pursuant to this Indenture shall be presumed to be equal to the liquidated damages sustained by each holder of Notes as the result of the occurrence of the applicable prepayment event and the Company agrees that it is reasonable under the circumstances currently existing. THE COMPANY EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY ACCELERATION.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (i) upon the payment or prepayment of the Notes in accordance with the terms of this Indenture and the Notes or (ii) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least ten Business Days. If the holders of more than 50.0% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least three (3) Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Indenture and no Notes may be issued in substitution or exchange for any such Notes. Notwithstanding anything contained in this section to the contrary, any partial prepayment of the Notes pursuant to this Indenture shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

Section 3.03 Notice of Redemption.

Notices of optional redemption of the Notes will be sent electronically or mailed by first class mail at least 10 days but not more than 60 days before a redemption date, to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of this Indenture pursuant to Article 11 hereof or if the redemption date is delayed as described in Section 3.04.

The notice will identify the Notes (including the applicable CUSIP number) to be redeemed and will state:

(1) the redemption date;

(2) the redemption price (if then determined and otherwise the method of determination);

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued in the name of the Holder thereof upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment or the redemption is subject to conditions precedent that are not satisfied prior to the redemption date, interest on Notes or portions thereof called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP number listed in such notice or printed on the Notes; and

(9) any conditions precedent to such redemption, and if such redemption is subject to satisfaction of one or more conditions precedent, such notice may state that, at the Company discretion, the redemption date may be delayed on one or more occasions either to a date specified in a subsequent notice to holders of the Notes or until such time (which date or time may be more than 60 days after the date the notice of redemption was mailed or otherwise sent) as any or all such conditions shall be satisfied or waived, and that such redemption will not occur and such notice will be rescinded if any or all such conditions shall not have been satisfied as and when required (as determined by the Company in its sole discretion taking into account any election by the Company to delay such redemption date), unless the Company has waived any such conditions that are not satisfied, or at any time if in the good faith judgment of the Company any or all of such conditions will not be satisfied.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at the Company’s expense if the Officer’s Certificate delivered to the Trustee pursuant to Section 3.01 hereof directs and authorizes the Trustee to give such notice of redemption and sets forth the information to be stated in such notice of redemption as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption; Conditions Precedent to Redemption.

Once notice of redemption is given in accordance with Section 3.03 hereof, Notes called for redemption will become irrevocably due and payable on the redemption date at the redemption price, subject to the Company’s right to delay a redemption date as provided in this Section 3.04.

Notice of any optional redemption of the Notes may, at the Company’s discretion, be subject to one or more conditions precedent (other than with respect to a redemption pursuant to Section 3.07(b)), including, but not limited to, the completion of one or more equity offerings or other securities offerings or other financings or the completion of any transaction (or series of related transactions) that constitute an Asset Sale or a Change of Control. If an optional redemption of the Notes is subject to satisfaction of one or more conditions precedent (other than with respect to a redemption pursuant to Section 3.07(b)), such notice may state that, at the Company’s discretion, the redemption date may be delayed on one or more occasions either to a date specified in a subsequent notice to Holders of the Notes or until such time (which date or time may be more than 60 days after the date the notice of redemption was mailed or otherwise sent) as any or all such conditions shall be satisfied or waived, and that such redemption will not occur and such notice will be rescinded if any or all such conditions shall not have been satisfied as and when required (as determined by the Company in its sole discretion taking into account any election by the Company to delay such redemption date), unless the Company has waived any such conditions that are not satisfied, or at any time if in the good faith judgment of the Company any or all of such conditions will not be satisfied. The Company will provide the Trustee with written notice of the satisfaction or waiver of such conditions precedent, the delay of such redemption or the rescission of such notice of redemption prior to the close of business on the Business Day prior to the redemption date in the same manner that the related notice of redemption was given to the Trustee, and the Trustee will send a copy of such notice to the Trustee to the Holders in the same manner that the related notice of redemption was given to such Holders.

Section 3.05 Deposit of Redemption or Purchase Price.

(a) No later than 10:00 a.m. Eastern Time on the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on all Notes to be redeemed or purchased.

(b) If the Company complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or accepted for purchase. If a Note is redeemed or purchased on or after an interest Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or tendered for purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) On and after January 15, 2025, the Company may, at its option, upon notice as provided herein, on one or more occasions, redeem all or a part of the Notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, in respect thereof, on the Notes to be redeemed to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the applicable redemption date), if redeemed during the twelve-month period beginning on January 15 of the years indicated below (the “Prepayment Premium”):

Year	Percentage
2025	105.000%
2026	102.000%
2027	101.000%
2028 and thereafter	100.000%

(b) The Company may, at its option, upon notice as provided herein, redeem up to an aggregate of $20.0 million principal amount of Notes on each of March 29, 2024, June 28, 2024, September 30, 2024 and December 31, 2024 at a price equal to 100% of the principal amount so redeemed, plus accrued and unpaid interest, if any, on the Notes so redeemed to, but not including the redemption date (subject to the rights of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the applicable redemption date).

(c) At any time prior to January 15, 2025, the Company may, at its option on one or more occasions, redeem all or a part of the Notes at a redemption price equal to the sum of:

(1) 100.00% of the principal amount thereof, plus

(2) the Make-Whole Premium as of the applicable redemption date,

plus accrued and unpaid interest, if any, in respect thereof, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the applicable redemption date).

(d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

(a) The Company will pay or cause to be paid the principal of, premium, if any, on, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or any of its Restricted Subsidiaries, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

(b) The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is equal to the then applicable interest rate on the Notes to the extent lawful; they will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

(c) Unless otherwise required by applicable law, all payments by or on behalf of a Note Party to a holder of Notes under this Agreement, any other Note Document shall be made free and clear of, and without deduction or withholding for, any Taxes. If any applicable withholding agent shall be required by any applicable law (as determined in the good faith discretion of such withholding agent) to deduct or withhold any Tax from any payment to a holder of Notes under this Agreement or any Note Document, then (i) such withholding agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (ii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Note Party shall be increased as necessary so that after all such required deductions and withholdings are made (including deductions and withholdings applicable to additional sums payable under this Section 4.01) the applicable Holder (or, in the case of a payment made to the Agent for its own account, the Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(d) The Note Parties agree jointly and severally to indemnify and hold harmless each Holder for the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.01) paid or payable by any Holder or required to be withheld or deducted from a payment to the Holder and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 10 days after the date such Holder makes written demand therefor in accordance with Section 4.01. A certificate as to the amount of such payment or liability delivered to the Note Party by a Holder shall be conclusive and binding absent manifest error.

(e) As soon as practicable after the date of any payment by a Note Party of Taxes to a Governmental Authority pursuant to this Section 4.01, the relevant Note Party shall furnish the applicable Holder with the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to such Holder.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain in the City and State of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for payment, and they will maintain in the continental United States an office or agency where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of any change in the location of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with notice of a change in the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided, however, no service of legal process may be made on the Company at the Corporate Trust Office or any other office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the City and State of New York for purposes of making payments on the Notes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 4.03 Reports.

(a) Whether or not required by the SEC, so long as any Notes are outstanding, the Company will provide to the Trustee and the Holders, within the time periods specified in the SEC’s rules and regulations and after giving effect to any applicable grace periods therein, a copy of:

(1) all quarterly and annual reports filed with the SEC on Forms 10-Q and 10-K by Parent; and

(2) all current reports filed with the SEC on Form 8-K by Parent.

(b) Any and all Defaults or Events of Default arising from a failure to furnish or file in a timely manner any financial information, document, information or report required by this covenant will be deemed cured (and the Company will be deemed to be in compliance with this covenant) upon furnishing or filing such financial statement, document, information or report as contemplated by this Section 4.03 (but without regard to the date on which such financial statement, document, information or report is so furnished or filed) and, if the Notes have been accelerated in accordance with the terms of this Indenture as a result of a failure to furnish or file such financial statement, document, information or report in a timely manner, upon such cure, such acceleration shall be deemed rescinded or canceled.

(c) In addition, the Company will make available to the Holders of the Notes and to prospective investors, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under Rule 144 under the Securities Act.

(d) The Company will be deemed to have provided to the Trustee and the Holders the financial statements, information, documents and reports, as applicable, referred to in clauses (a)(1) and (a)(2) of this Section 4.03 (each a “Financial Report”) if the Company or Parent or a direct or indirect parent of the Company has filed such Financial Report (including as part of a larger report) with the SEC via the EDGAR filing system (or any successor filing system).

(e) The Company or Parent shall (1) participate in quarterly conference calls after the delivery of the information referred to in clause (a)(1) of this Section 4.03 (which may be a single conference call together with investors and lenders holding other securities or Indebtedness of Parent or the Company) to discuss operating results and related matters (provided that Parent’s regularly scheduled earnings call shall be deemed to satisfy these obligations) and (2) (A) maintain a public website on which the reports required by clause (a)(1) of this Section 4.03 are posted along with details regarding the times and dates of conference calls required by clause (1) of this paragraph and information on how to access such conference calls or (B) file such reports electronically with the SEC through EDGAR (or any successor system).

(f) At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, taken as a whole, constitutes a Significant Subsidiary of the Company, then at the Company’s option either (i) the Company will deliver annual or quarterly financial statements for such Unrestricted Subsidiary or Unrestricted Subsidiaries within the time periods specified in clause (a)(1) of this Section 4.03, or (ii) the quarterly and annual financial information required by clause (a)(1) or (a)(2) of this Section 4.03 will include a reasonably detailed presentation (which need not be audited or reviewed by the Company’s independent accounting firm or auditors), either on the face of the financial statements or in the footnotes thereto, or in a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company. The obligations of the Company to deliver any financial statement as described in clause (i) of the preceding sentence will be deemed satisfied if such financial statements are publicly available on EDGAR.

(g) The Financial Reports to be provided as described above in this Section 4.03(a) may be those of (i) the Company or (ii) any direct or indirect parent of the Company, provided that if and so long as such parent has Independent Assets or Operations, the same is accompanied by consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a stand-alone basis, on the other hand. Alternatively, the obligations of the Company to deliver any Financial Report as described above will be deemed satisfied if any direct or indirect parent entity of the Company has delivered to the Trustee (including by making them publicly available on EDGAR) that Financial Report, that would otherwise be required to be provided in respect of the Company, with respect to such parent entity.

(h) Delivery of any reports, information and documents under this Section 4.03 as well as any such reports, information and documents pursuant to this Indenture, to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance (or the Parent’s or any Notes Guarantor’s or any other person’s compliance) with the covenants in this Indenture or with respect to any reports, information or other documents filed with the SEC with EDGAR (or any successor filing system) or any website under this Indenture, or participate in any conference calls. The Trustee shall have no responsibility or liability for the filing, timeliness or content of any report required under this Section 4.03 or any other reports, information and documents required under this Indenture.

Section 4.04 Compliance Certificate.

Each Financial Report delivered to the Trustee and the Holders pursuant to Section 4.03(a) shall be accompanied by a certificate of the Company’s Senior Financial Officer.

(a) Covenant Compliance — setting forth the information from such Financial Report that is required in order to establish whether the Company was in compliance with the this Indenture during the quarterly or annual period covered by the Financial Report then being furnished; provided, that the certificate required by this Section 4.04(a) shall not be required to certify compliance with Section 4.13 if the Appraisal Report is not finalized in accordance with Section 4.13 as of the date of delivery of such certificate. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value as to the period covered by any such Financial Report, such certificate as to such period shall include a reconciliation from GAAP with respect to such election.

(b) Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms of this Indenture and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Note Parties from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

(c) Notes Guarantors — setting forth a list of all Notes Guarantors and certifying that each Subsidiary that is required to be a Notes Guarantor pursuant to Section 4.17 is a Notes Guarantor, in each case, as of the date of such certificate.

Section 4.05 Compliance with Laws, Insurance, etc.

(a) Compliance with Laws. Without limiting Section 4.12, the Company will, and will cause each Restricted Subsidiary to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and Regulation U, X and T of the Board of Governors of the Federal Reserve System) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Insurance.

(1) The Company will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) (i) consistent with insurance that the Company and its Restricted Subsidiaries have in effect on the date of this Indenture and (ii) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated. If the Company or any Restricted Subsidiary fails to take out or maintain the full insurance coverage required by this Section 4.05(b), the Trustee or Collateral Agent (acting at the Direction of the Required Holders) may (but shall not be obligated to) obtain the required policies of insurance and pay the premiums on the same (but in no event shall the Trustee or Collateral Agent be obligated to pay such premiums). All amounts so advanced for the benefit of the Trustee or Collateral Agent shall become Note Obligations and the Note Parties shall forthwith pay such amounts to the Trustee to reimburse such Holders, together with interest from the date of payment in accordance with this Indenture.

(2) For any Mortgaged Property of the Note Parties which is, at any time, located within an area that has been identified by a Governmental Authority (including, by the Federal Emergency Management Agency) as a special flood hazard area, Holdings and its Subsidiaries shall also (i) maintain, or cause to be maintained, with a financially sound insurer, flood insurance in an amount reasonably satisfactory to the Collateral Agent and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent, including, without limitation, evidence of annual renewals of such insurance. Each such insurance policy shall (i) indicate which Mortgaged Properties are located in a special flood hazard area and state the corresponding flood zone designation and, for each Mortgaged Property, the number of buildings located at such Mortgaged Property, (ii) indicate the flood insurance coverage and the deductible relating thereto, (iii) include a statement of values relating to all properties insured by the insurance policy, and (iv) be otherwise in form and substance reasonably satisfactory to the Collateral Agent. The Company will use commercially reasonable efforts to cause each flood insurance policy to provide that the insurer will give the Collateral Agent ten (10) day’s written notice of cancellation or non-renewal.

(3) Each of Holdings and the Company shall cause the Collateral Agent, to be named as secured parties or mortgagees and lender loss payees or additional insureds, as applicable, in a manner reasonably acceptable to the Collateral Agent, under all insurance policies required to be maintained by the Note Parties under clauses (a) and (b) above. The Company will use commercially reasonable efforts to cause such policy of insurance to contain a clause or endorsement requiring the insurer to give not less than thirty days prior written notice to the Collateral Agent in the event of cancellation of the policy for any reason whatsoever (other than cancellation for non-payment in which case no notice shall be required if unobtainable after use of commercially reasonable efforts), and, if obtainable (using commercially reasonable efforts), a clause or endorsement stating that the interest of the Collateral Agent shall not be impaired or invalidated by any act or neglect of any Note Party or the owner of any Real Estate for purposes more hazardous than are permitted by such policy.

(c) Maintenance of Properties. Each of Holdings and the Company will, and will cause each Restricted Subsidiary to, maintain, preserve, protect and keep, or cause to be maintained, preserved, protected and kept, all of their respective properties, including, without limitation, the Real Estate, in compliance with all applicable law of any Governmental Authority having jurisdiction over such property, in good repair, working order and condition or in the case of Inventory, in saleable, useable or rentable condition (other than ordinary wear and tear), and make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice, except, in each case, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d) Books and Records. Each of Holdings and the Company will, and will cause each Restricted Subsidiary to, maintain at all times proper books, records and accounts (i) in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over Holdings, the Company or such Restricted Subsidiary, as the case may be, (ii) which, in reasonable detail, accurately reflect all transactions and dispositions of assets, and (iii) pertaining to the Notes Collateral in such detail, form and scope as is consistent in all material respects with good business practice or consistent with past practice. Each of Holdings and the Company and Restricted Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately comply with sub-clauses (i), (ii) and (iii) above, and each of Holdings and the Company will, and will cause each Restricted Subsidiary to, continue to maintain such system.

(e) Payment of Taxes and Claims. The Company will, and will cause each Restricted Subsidiary to, file all federal, state and other material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other material taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Restricted Subsidiary, provided that neither the Company nor any Restricted Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings diligently conducted, and the Company or a Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Restricted Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Tax Character. The Company shall maintain its status as an entity that is disregarded as separate from its regarded owner for U.S. federal income tax purposes and shall not file with the United States Internal Revenue Service (“IRS”) an election to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(g) Tax Treatment. The Company agrees (i) that the Notes will be treated as debt for U.S. federal income tax purposes, (ii) that the Notes are not governed by the rules set out in Section 1.1275-4 of the United States Treasury Regulations, and (iii) to adhere to this Agreement for U.S. federal income tax purposes and not to file any tax return, report or declaration inconsistent with the foregoing, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code.

Section 4.06 Stay, Extension and Usury Laws.

Each of the Company and the Notes Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Company and the Notes Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger, amalgamation or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company held by any Person other than the Company or any of its Restricted Subsidiaries;

(3) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, in each case prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment any Junior Debt (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries, including between or among its Restricted Subsidiaries), except any payment, purchase, redemption, defeasance or other acquisition or retirement of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, redemption, defeasance or other acquisition or retirement; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”).

(b) The provisions of Section 4.07(a) will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any redemption within 60 days after the date of the declaration of such dividend or other distribution or the giving of the redemption notice, as the case may be, if at the date of declaration or notice the payment would have complied with the provisions of this Section 4.07(a);

(2) the making of any payment on or with respect to, or the purchase, redemption, defeasance or other acquisition or retirement of any Junior Debt with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(3) the purchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or Preferred Stock of a Notes Guarantor in exchange for, or out of the net cash proceeds of, a substantially concurrent sale (other than to the Company or any Subsidiary) of Disqualified Stock of the Company or Preferred Stock of a Notes Guarantor, as the case may be, that, in each case, is permitted to be incurred pursuant to Section 4.09;

(4) the declaration and payment of any dividend or other distribution by a Restricted Subsidiary of the Company to the holders of such Restricted Subsidiary’s Equity Interests on a pro rata basis;

(5) so long as no Event of Default has occurred and is continuing, the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company or any direct or indirect parent thereof owned or held by any current or former director, officer, employee or consultant (or their transferees, estates or beneficiaries) of the Company or any of its Subsidiaries pursuant to any equity subscription agreement, employment agreement, stock option agreement or plan or other equity incentive or employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement or upon the death, disability, retirement, resignation, severance or termination of any employee, director or consultant of the Company or any of its Restricted Subsidiaries; provided, that:

(A) that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed: (i) $15.0 million in any calendar year, with any portion of such amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount, plus (ii) the amount of any net cash proceeds received by or contributed to the Company from the issuance and sale after the date of this Indenture of Equity Interests (other than Disqualified Stock) of the Company, or any direct or indirect parent of the Company, to officers, directors, employees or consultants of the Company or any of its Subsidiaries that have not been applied to the payment of Restricted Payments pursuant to this clause (6), plus (iii) the net cash proceeds of any “key-man” life insurance policies received by the Company (or by any direct or indirect parent of the Company and contributed to the Company) that have not been applied to the payment of Restricted Payments pursuant to this clause (6); and

(B) the cancellation of Indebtedness owing to the Company from directors, officers, employees or consultants of the Company or any of its Subsidiaries in connection with any repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this covenant and any other provisions of this Indenture;

(6) the purchase, redemption or other acquisition or retirement for value of Equity Interests (i) deemed to occur upon the exercise of stock options, warrants, incentives, convertible securities or other rights to acquire Equity Interests if such Equity Interests represent a portion of the exercise or exchange price thereof or (ii) in order to satisfy any tax withholding obligations in connection with any exercise, vesting, conversion or exchange of options, warrants, incentives or other rights to acquire Equity Interests or deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to a Person to pay for the taxes payable by such Person upon such grant or award;

(7) payments or distributions to satisfy dissenter’s or appraisal rights pursuant to applicable law, a court order or the terms of a court approved plan or scheme of arrangement or in connection with the settlement or other satisfaction of legal claims or actions made pursuant to or in connection with a consolidation, amalgamation, merger, arrangement or transfer of assets;

(8) cash payments in lieu of the issuance of fractional shares;

(9) the declaration and payment of scheduled or accrued dividends to holders of any class of or series of Disqualified Stock of the Company or of Preferred Stock of the Company’s Restricted Subsidiaries issued after the date of this Indenture in accordance with Section 4.09;

(10) in connection with an acquisition by the Company or any of its Restricted Subsidiaries, the return of Equity Interests constituting a portion of the purchase consideration in settlement of indemnification claims;

(11) cash distributions by the Company to the holders of Equity Interests of the Company or of its direct or indirect parent in accordance with a distribution reinvestment plan or dividend reinvestment plan to the extent such payments are applied to the purchase of Equity Interests directly from the Company or such direct or indirect parent and contributed to the Company;

(12) the purchase, redemption, defeasance or other acquisition or retirement for value of any Junior Debt of the Company or any Notes Guarantor or any Disqualified Stock of the Company or Preferred Stock of any Notes Guarantor at a purchase price not greater than 101% of the principal amount, face amount or liquidation preference, as applicable, of such Junior Debt, Disqualified Stock or Preferred Stock in the event of a change of control in accordance with provisions similar to the provisions of Section 4.15; provided that, prior to or simultaneously with such purchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer;

(13) the purchase, redemption, cancellation or other acquisition or retirement for nominal value per right of any rights granted to all holders of Capital Stock of the Company pursuant to any shareholders’ right plan;

(14) payments to Wilks Brothers, LLC in respect of the “retainer fees” under a shared services agreement as in effect on the date of this Indenture or otherwise entered into in accordance with prior practice or in the ordinary course of business, in an aggregate amount not to exceed $7.0 million in any calendar year, to the extent not already paid by Alpine or its subsidiaries;

(15) other Restricted Payments in cash, so long as (a) no Default has occurred and is continuing or would be caused thereby, and (b) either (1) the Consolidated Net Secured Debt Ratio would have been less than or equal to 0.75 to 1.00, determined on a pro forma basis giving effect to any such Restricted Payment, or (2) (x) the Consolidated Net Secured Debt Ratio would have been less than or equal to 1.00 to 1.00, determined on a pro forma basis giving effect to any such Restricted Payment and (y) there are no borrowings (other than letters of credit) outstanding under an ABL Credit Agreement;

(16) Permitted Payments to Parent;

(17) Permitted Tax Distributions;

(18) substantially concurrently with the Alpine Transfer, the transfer or contribution of the Capital Stock of Alpine PubCo held by the Company to Alpine Top Holding; and

(19) other Restricted Payments in cash made since the date of this Indenture in an aggregate amount not to exceed $35.0 million.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a dividend or other distribution or the consummation of any irrevocable redemption, on the date of declaration or the giving of the notice of redemption, as the case may be), of the Restricted Payment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(d) Subject to Section 4.19, in the event that a Restricted Payment (or portion thereof) meets the criteria of more than one of the exceptions described in Section 4.07(b)(1) through (19), or is permitted pursuant to one or more clauses of the definition of Permitted Investment, the Company shall be entitled to classify or divide (or later classify, reclassify (based on circumstances existing at the time of such reclassification), divide or re-divide) in whole or in part in its sole discretion, such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 4.07, including as an Investment pursuant to one or more clauses of the definition of Permitted Investment.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

provided, that (i) the priority that any series of Preferred Stock of a Restricted Subsidiary has in receiving dividends, distributions or liquidating distributions before dividends, distributions or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Capital Stock for purposes of this covenant and (ii) the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness incurred by the Company or any Restricted Subsidiary shall be deemed not to be a restriction on the ability to make payments with respect to such loans or advances.

(b) However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements as in effect on the date of this Indenture and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate, provided that the amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings are not in the good faith judgement of an officer of the Company materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions than those contained in those agreements;

(2) this Indenture, the Note Documents and the ABL Credit Agreement;

(3) any directly or indirectly applicable law, statute, rule, regulation, order, approval, governmental license, permit, requirement or similar restriction or any guideline, interpretation, directive, request (whether or not having the force of law) from or of, or any plan, memorandum or agreement with, any regulatory authority;

(4) any instrument or agreement of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition except to the extent such instrument or agreement governs Indebtedness or Capital Stock incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person (including Subsidiaries of such Person), so acquired, provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of this Indenture to be incurred;

(5) customary non-assignment provisions or provisions restricting subletting or sublicensing in equipment or other licenses, easements, leases or similar instruments, in each case entered into in the ordinary course of business or in the ordinary course of business for a Permitted Business;

(6) Finance Lease Obligations, mortgage financings or purchase money obligations, in each case for property or assets acquired in the ordinary course of business or in the ordinary course of business for a Permitted Business that impose restrictions on that property or those assets of the nature described in Section 4.08(a)(3);

(7) any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of or otherwise transfer the assets subject to such Liens;

(9) provisions limiting the disposition or distribution of assets or property in Joint Venture agreements, asset sale agreements, stock sale agreements and other similar agreements, which limitations are applicable only to the assets or property that is the subject of such agreements;

(10) any agreement or instrument relating to any property or assets acquired after the date of this Indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

(11) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or in the ordinary course of business for a Permitted Business;

(12) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes, as determined in good faith by the Company, whose determination shall be conclusive;

(13) Hedging Contracts;

(14) any other agreement governing Indebtedness of the Company or any Restricted Subsidiary that is permitted to be incurred by Section 4.09; provided, that either (i) the encumbrances and restrictions therein are not materially more restrictive, taken as a whole, than those contained in this Indenture, the Note Documents or the ABL Credit Agreement as in effect on the date of this Indenture, whichever is more restrictive, as determined in good faith by the Company, or (ii) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes, as determined in good faith by the Company;

(15) provisions restricting the granting of a security interest in intellectual property contained in licenses or sublicenses by the Company and its Restricted Subsidiaries of such intellectual property, which licenses and sublicenses were entered into in the ordinary course of business or to the extent that the Company determines, in its good faith business judgment, that entering into such licenses and sublicenses is beneficial to the Company and its Restricted Subsidiaries, taken as a whole (in which case such restriction shall relate only to such intellectual property);

(16) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; and

(17) restrictions and conditions imposed by any extension, renewal, amendment, restatement, modification, increase, supplement, refunding, refinancing or replacement of the contracts, instruments or obligations referred to in clauses (1) through (16) above, provided that the restrictions or conditions contained in the agreements governing such extension, renewal, amendment, restatement, modification, increase, supplement, refunding, refinancing or replacement are in the good faith judgment of an officer of the Company not materially more restrictive, taken as a whole, than those prior to such extension, renewal, amendment, restatement, modification, increase, supplement, refunding, refinancing or replacement.

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Preferred Stock.

(b) Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness or issuances of Disqualified Stock or Preferred Stock, as applicable (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any Notes Guarantor of Indebtedness constituting ABL Debt under an ABL Credit Facility (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Notes Guarantors thereunder) in an aggregate principal amount not in excess of $500.0 million; provided the lenders of such ABL Debt or the agent or representative acting on their behalf has entered into the ABL Intercreditor Agreement as ABL Claimholders;

(2) the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness (other than Indebtedness incurred under the ABL Credit Agreement);

(3) the incurrence by the Company and any Notes Guarantor of Indebtedness consisting of the Notes issued on the date of this Indenture and the related Notes Guarantees and obligations of the Company and any Notes Guarantor under the other Note Documents;

(4) the incurrence by the Company or any Notes Guarantor of Indebtedness consisting of Indebtedness that is either unsecured or that is Junior Lien Debt, along with all Permitted Refinancing Indebtedness in respect thereof, so long as, after giving pro forma effect to such incurrence of such Junior Lien Debt, the Consolidated Net Secured Debt Ratio is no greater than 2.00 to 1.00; provided the lenders of such Junior Lien Debt or the agent or representative acting on their behalf has entered into the Junior Lien Intercreditor Agreement as holders of the Junior Lien Obligations;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Finance Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, development, repair, improvement or replacement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries (together with improvements, additions, accessions and contractual rights relating primarily thereto), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness (or accreted value, as applicable) incurred pursuant to this clause (5), not to exceed the greater of (i) $75.0 million and (ii) 3.0% of the Consolidated Net Tangible Assets, in each case, determined as of the date of such incurrence and after giving effect to the use of proceeds thereof;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to, Refinance Indebtedness (or accreted value, as applicable) of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), in each case, that is permitted by this Indenture to be incurred under Section 4.09(b)(3), (4), (5), (6) or (16);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, that:

(a) if a Notes Guarantor or the Company is the obligor on such Indebtedness and neither the Company nor another Notes Guarantor is the obligee, such Indebtedness must be subordinated to the prior payment in full in cash of all Obligations with respect to the Notes Guarantee of such Notes Guarantor or the Notes, as the case may be; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not the Company or a Restricted Subsidiary of the Company, in each case, will be deemed to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of obligations under Hedging Contracts with an aggregate notional amount at any time outstanding not to exceed $10.0 million;

(9) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 4.09; provided, that if the Indebtedness being guaranteed is Subordinated Debt, then such guarantee must be subordinated in right of payment to the same extent as the Indebtedness guaranteed (or, at the Company’s election, to a greater extent);

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of (a) workers’ compensation claims, health, disability or other employee benefits or property, casualty, liability or other insurance, bank guarantees, warehouse receipt or similar facilities, take-or-pay obligations in supply arrangements, self-insurance obligations or completion, bid, performance, surety, customs, appeals and advance payment bonds, standby letters of credit or surety and similar obligations issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business or in the ordinary course of business for a Permitted Business or in connection with the enforcement of rights or claims of the Company or any of its Restricted Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default, including guarantees or obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed), (b) cash management services, netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement and (c) Indebtedness consisting of accommodation guaranties for the benefit of trade creditors of the Company or any Restricted Subsidiary issued by the Company or such Restricted Subsidiary in the ordinary course of business;

(11) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any Preferred Stock; provided, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

in each case, shall be deemed to constitute an issuance, sale or other transfer (as of the date of such issuance, sale or other transfer) of such Preferred Stock by such Restricted Subsidiary that was not permitted by this Section 4.09(b)(11);

(12) the incurrence by the Company or any of its Restricted Subsidiaries of (i) Indebtedness representing deferred compensation, severance and health and welfare retirement benefits to directors, officers, members of management, employees, contract providers, independent contractors or other service providers of the Company or any of its Restricted Subsidiaries and incurred in the ordinary course of business or in the ordinary course of business for a Permitted Business or other similar arrangements incurred by such Persons in connection with acquisitions constituting Permitted Investments and (ii) Indebtedness consisting of promissory notes issued by the Company or any of its Restricted Subsidiaries to any current or former employee, director or consultant of the Company (or any direct or indirect parent of the Company) or any of its Restricted Subsidiaries (or permitted transferees, assigns, spouses or former spouses, estates or heirs of such employee, director or consultant), to finance the purchase or redemption of Equity Interests of the Company (or any direct or indirect parent of the Company) that is permitted by Section 4.07;

(13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business or in the ordinary course of business for a Permitted Business;

(14) the incurrence by the Company or any of its Restricted Subsidiaries of any obligation, or guarantee of any obligation, to reimburse or indemnify a Person extending credit to customers of the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice for all or any portion of the amounts payable by such customers to the Persons extending such credit;

(15) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness to a customer to finance the acquisition of any equipment necessary for the Company or such Restricted Subsidiary to perform services for such customer in the ordinary course of business or in the ordinary course of business for a Permitted Business;

(16) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Acquisition Indebtedness; provided that the aggregate amount of Indebtedness incurred by Restricted Subsidiaries that are not Notes Guarantors pursuant to this clause (16) and clause (17) shall not exceed $100.0 million at any time outstanding;

(17) the incurrence of Indebtedness consisting of obligations for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with any Investment or any acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that the aggregate amount of Indebtedness incurred by Restricted Subsidiaries that are not Notes Guarantors pursuant to this clause (17) and clause (16) above shall not exceed $100.0 million at any time outstanding;

(18) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations entered into in the ordinary course of business;

(19) guarantees incurred in the ordinary course of business (and not in respect of Indebtedness for borrowed money) in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners; and

(20) (i) unsecured Indebtedness in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of the Company or any of its Restricted Subsidiaries in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money.

(c) For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness (including Acquired Debt), Disqualified Stock or other Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in Section 4.09(b), or is entitled to be incurred or issued pursuant to Section 4.09(a), the Company will be permitted to classify (or later classify or reclassify (based on circumstances existing at the time of such reclassification) in whole or in part in its sole discretion) such item in any manner that complies with this covenant. Notwithstanding the foregoing, any loans and letters of credit under the ABL Credit Agreement shall be considered incurred under Section 4.09(b)(1) and may not later be classified or reclassified as incurred pursuant to the first or second paragraph of this covenant.

(d) For purposes of determining compliance with any United States dollar-denominated restriction on the incurrence of Indebtedness, the United States dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable United States dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such United States dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10 Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale unless:

(1) the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to the Asset Sale), of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) all of the aggregate consideration received by the Company and its Restricted Subsidiaries in the Asset Sale is in the form of cash, Cash Equivalents, Additional Assets or any combination thereof (“Cash Consideration”). For purposes of this provision, each of the following will be deemed to be Cash Consideration:

(i) any liabilities (as shown on the Company’s or any Restricted Subsidiary’s most recent balance sheet or in the notes thereto or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s or a Restricted Subsidiary’s consolidated balance sheet or in the notes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Company) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Notes or any Notes Guarantor’s Notes Guarantee) that are (i) assumed by the transferee of any such assets (or a third party in connection with such transfer) or (ii) otherwise forgiven, cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Company or a Restricted Subsidiary); and

(ii) any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are, within 90 days after the consummation of such Asset Sale, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

(b) The Company will not, and will not permit any of its Restricted Subsidiaries to, make Asset Sales of Fixed Asset Priority Collateral in excess of an aggregate of $40.0 million in any calendar year or an aggregate of $150.0 million prior to the maturity date, in each case, without the consent of the Required Holders.

(c) Within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any of its Restricted Subsidiaries may apply an amount equal to those Net Proceeds at its option to any combination of the following:

(1) to the extent such Net Proceeds are from an Asset Sale of Fixed Asset Priority Collateral, to (i) repay or redeem Notes pursuant to an Asset Sale Offer or a redemption in accordance with Section 3.07 or (ii) to acquire Additional Assets or make Capital Expenditures, in each case that would constitute Fixed Asset Priority Collateral; and

(2) to the extent such Net Proceeds are from an Asset Sale that does not constitute Fixed Asset Priority Collateral, to (i) repay, redeem, purchase, defease or otherwise acquire, retire or terminate any Indebtedness secured by a Lien on such asset, (ii) to acquire Additional Assets or (iii) make Capital Expenditures in respect of any Permitted Business of the Company or any of its Restricted Subsidiaries.

(d) (1) The requirement of Sections 4.10(c)(1)(ii) and 4.10(c)(2)(ii) and (iii) shall be deemed to be satisfied if a bona fide binding contract committing to make the investment, acquisition or expenditure referred to therein is entered into by the Company or any Restricted Subsidiary, as the case may be, with a Person other than an Affiliate of the Company within the time period specified in Section 4.10(c) and such Net Proceeds are subsequently applied in accordance with such contract within six months following the date such agreement is entered into.

(2) Pending the final application of any Net Proceeds, the Company or any of its Restricted Subsidiaries may invest the Net Proceeds in any manner that is not prohibited by this Indenture; provided that pending such investment, all such Net Proceeds shall be deposited in the Sale Proceeds Account.

(3) To the extent the amount applied as provided in Section 4.13(c) is less than the amount of the Net Proceeds, the amount that is not so applied will constitute “Excess Proceeds.”

(e) Within 10 days after the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will, at its option, either (i) make an offer (an “Asset Sale Offer”) to all holders of Notes to purchase a principal amount Notes equal to the Excess Proceeds at a price not less than 100.0% of the principal amount thereof plus accrued and unpaid interest, if any, on the Notes to be redeemed to, but not including, the date of repurchase; provided that any Excess Proceeds remaining after an Asset Sale Offer will be used for a Mandatory Asset Sale Redemption, or (ii) issue a notice of redemption to redeem an amount of Notes equal to the Excess Proceeds of Notes (a “Mandatory Asset Sale Redemption”) at a redemption price equal to 100.0% of the principal amount thereof plus accrued and unpaid interest, if any, on the Notes to be redeemed to, but not including, the applicable redemption date.

(f) In the case of an Asset Sale Offer, such Asset Sale Offer shall be made to all holders of Notes. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all of the Excess Proceeds (the “Offer Amount”) to the purchase of Notes (on a pro rata basis based on the principal amount of Notes surrendered, if applicable, except that any Notes represented by Global Notes will be selected by the Depositary based on the Depositary’s Applicable Procedures) or, if less than the Offer Amount has been tendered, all Notes and other such Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as other principal payments are made. If the Purchase Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(g) Upon the commencement of an Asset Sale Offer, the Company will send a notice to each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 4.10 and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the expiration date of the Asset Sale Offer;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $1,000 or an integral multiple of $1,000 in excess thereof, provided that the remaining part of any Note surrendered for purchase in part shall be $2,000 or an integral multiple of $1,000 in excess thereof;

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a paying agent at the address specified in the notice prior to the expiration of the Offer Period;

(7) that Holders will be entitled to withdraw their election if the Company, the depositary or the paying agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, electronic image scan, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes surrendered by Holders thereof exceeds the Offer Amount allocated to the purchase of Notes in the Asset Sale Offer, the Trustee will select the Notes to be purchased on a pro rata basis based (except that any Notes represented by a Global Note shall be selected by the Depositary based on the Depositary’s Applicable Procedures) on the principal amount of Notes surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or an integral multiple of $1,000 in excess thereof, will be purchased, provided that the remaining part of any Note surrendered for purchase in part shall be $2,000 or an integral multiple of $1,000 in excess thereof); and

(9) that holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Notes or portions thereof tendered pursuant to the Asset Sale Offer and required to be purchased pursuant to this Section 4.10, or if Notes in an aggregate principal amount less than the Offer Amount allocated to the purchase of Notes in an Asset Sale Offer have been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 4.10. The Company, the depositary for the Asset Sale Offer or the paying agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

(h) In the case of a Mandatory Asset Sale Redemption, such redemption will be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

Section 4.11 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million; provided that the aggregate amount of Affiliate Transactions in any calendar year shall not exceed $10.0 million without the consent of the Required Holders.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a):

(1) the Affiliate Transaction is on terms (taken as a whole) that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person other than an Affiliate of the Company on an arm’s-length basis; provided that any Affiliate Transaction shall be deemed to meet that standard if (A) such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company, if any, or (B) the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the holders of the Notes a letter from an accounting, appraisal or investment banking firm of national standing in the United States stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets such standard;

(2) any employment agreement, customary benefit program or arrangement, equity award, equity option or equity appreciation agreement or plan with or for the benefit of officers, directors or employees of the Company or any of its Restricted Subsidiaries or any direct or indirect parent of the Company, entered into by the Company or any of its Restricted Subsidiaries or any direct or indirect parent of the Company in the ordinary course of business or in the ordinary course of business for a Permitted Business;

(3) transactions between or among any of the Company and its Restricted Subsidiaries, including between or among its Restricted Subsidiaries;

(4) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns (directly or indirectly) an Equity Interest in such Person;

(5) transactions between the Company or any Restricted Subsidiary of the Company and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company and such director is the sole cause for such Person to be deemed an Affiliate of the Company or such Restricted Subsidiary; provided that such director shall abstain from voting as a director of the Company or any direct or indirect parent of the Company on any matter involving such other Person;

(6) customary compensation, severance or termination agreements, indemnification and other benefits made available to officers, directors, employees or consultants of the Company or a Subsidiary or Affiliate of the Company or any direct or indirect parent of the Company, including reimbursement or advancement of out of pocket expenses and provisions of officers’ and directors’ liability insurance;

(7) (x) issuances or sales of Equity Interests (other than Disqualified Stock) to, or receipt of capital contributions from, Affiliates of the Company and the granting of registration and other customary rights in connection therewith and (y) the issuance or transfer of Capital Stock (other than Disqualified Stock) of Holdings (or any parent entity) to any Permitted Holder or to any former, current or future director, manager, officer, partner, member, employee, consultant or other service provider (or any Affiliate of any of the foregoing) of Holdings (or any parent entity), the Company, any of the Restricted Subsidiaries or any direct or indirect parent thereof, to the extent permitted hereunder;

(8) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business or in the ordinary course of business for a Permitted Business that, in the good faith judgment of the executive officers of the Company, are fair to the Company and its Restricted Subsidiaries, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person;

(9) guarantees by the Company or any of its Restricted Subsidiaries of performance of obligations of the Company’s Unrestricted Subsidiaries in the ordinary course of business or in the ordinary course of business for a Permitted Business, except for guarantees of Indebtedness;

(10) pledges and granting of Liens by the Company or any Restricted Subsidiary of, and Notes Guarantees by the Company or any Restricted Subsidiary limited in recourse solely to, Capital Stock in Joint Ventures solely for the purposes of securing Non-Recourse Debt, and incurrences of liabilities with respect to Customary Recourse Exceptions with respect to such Non-Recourse Debt;

(11) any Affiliate Transaction with a Person in its capacity as a holder of Indebtedness or Equity Interests of any Restricted Subsidiary if such Person is treated no more favorably than the other similarly situated holders of Indebtedness or Equity Interests of the Company or such Restricted Subsidiary;

(12) any business arrangements pursuant to which Automatize LLC provides services to the Company in the ordinary course of business or in the ordinary course of business for a Permitted Business, including “manage last miles logistics,” software logistics and trucking logistics;

(13) entry into, and transactions effected in accordance with the terms of, (i) the agreements described in the Parent’s filings on EDGAR (or filed as exhibits thereto) or (ii) the Sand Contract, in each case under clause (i) or (ii) as such agreements are in effect on the date of this Indenture, and any amendment, renewal, extension or replacement of any of such agreements if any such amendment, renewal, extension or replacement agreement is not materially less advantageous to the Company, taken as a whole, than the agreement so amended, renewed, extended or replaced; and

(14) certain transactions with Affiliates described in that certain letter agreement between the Company and the Collateral Agent not to exceed $4,000,000 per Fiscal year, a copy of which will be provided by the Company at the request of any Holder.

Section 4.12 Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause to exist or become effective any Lien of any kind (other than Permitted Liens) securing obligations under any Indebtedness or related guarantee of Indebtedness upon any of their property or assets, or any income or profits therefrom, now owned or hereafter acquired. For purposes of determining compliance with this Section 4.12, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in the definition thereof but is permitted to be incurred in part under any combination thereof and of any other available exemption and (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Company will, in its sole discretion, be entitled to divide, classify or reclassify (based on circumstances existing at the time of such reclassification), in whole or in part, any such Lien (or any portion thereof) among one or more of such categories or clauses in any manner.

Section 4.13 LTV Maintenance.

(a) The Company will not permit the LTV as of any LTV Determination Date as set forth in the LTV Certificate to exceed 0.75 to 1.00; provided that no breach of this Section 4.13(a) shall constitute a Default or Event of Default, except to the extent that the Note Parties fail to effect an LTV Cure in respect thereof in accordance with Section 4.13(e).

(b) The Company shall engage the Appraiser as directed by the Required Holders to provide a determination of the Orderly Liquidation Value of the Notes Collateral as set forth in the initial Appraisal Report dated December 1, 2023 as of each March 31 and September 30 prior to the Maturity Date, beginning September 30, 2024 (each such date, a “LTV Determination Date”). The Company shall deliver to the Appraiser, the Holders and the Trustee no later 30 days after the applicable LTV Determination Date a schedule of the assets to be appraised as of such LTV Determination Date and shall cooperate with the Appraiser in preparing its field appraisal report on the Orderly Liquidation Value with respect to such assets (the “Appraisal Report”) as may be reasonably requested by the Appraiser.

(c) The Appraisal Report shall become final on the fifth Business Day following delivery thereof to the Company unless prior to the end of such period the Company shall send to the Appraiser a notice of its disagreement (“Notice of Disagreement”) specifying the nature and amount of any dispute. During the 60-day period following delivery of a Notice of Disagreement, the Company and the Appraiser in good faith shall seek to resolve any differences they may have. Any disputed items resolved in writing between the Company and the Appraiser within such 60-day period shall be final and binding with respect to such items. If the Company and the Appraiser have not resolved all such differences by the end of such 60-day period, the Company and the Appraiser shall each make one written submission to an independent appraisal firm (an “Independent Appraisal Firm”) detailing their views as to the correct nature of the disputed items. In resolving any disputed item, the Independent Appraisal Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Appraisal Firm shall be B. Riley Financial, Inc. or, if such firm is unwilling or unable to act, such other independent appraisal firm as shall be agreed in writing by the Company and the Required Holders. The Company shall instruct the Independent Appraisal Firm to render a written decision resolving the matters submitted to it as promptly as practicable, any in any event within 30 days following the submission thereof. The Independent Appraisal Firm’s determination of such disputed matter(s) shall be final and binding upon all parties absent demonstrable error.

(d) Within five Business Days following the finalization of the Appraisal Report pursuant to Section 4.13(c), the Company shall deliver to the Trustee a certificate (the “LTV Certificate”) of a Responsible Officer setting forth in reasonable detail the calculations of LTV as of the applicable LTV Determination Date.

(e) In the event that the LTV as of any LTV Determination Date as set forth in the LTV Certificate is greater than that permitted pursuant to Section 4.13(a), the Note Parties shall be required, to (i) redeem a principal amount Notes (a “Mandatory LTV Redemption”) at a redemption price equal to 100.0% of the principal amount thereof plus accrued and unpaid interest, if any, on the Notes to be redeemed to, but not including, the applicable redemption date; provided that such Mandatory LTV Redemption shall be made pursuant to the procedures set forth in Section 3.01 through 3.06 hereof, and/or (ii) provide additional Notes Collateral in accordance with the Note Documents, in each case (collectively or individually, as applicable) in an aggregate amount such that the Company shall be in compliance with Section 4.13(a) after giving pro forma effect to such payment and/or addition of Notes Collateral as of such LTV Determination Date (each of clauses (i) and (ii), an “LTV Cure”). The Note Parties shall complete the applicable LTV Cure(s) after any LTV Determination Date within 60 days following the delivery of the LTV Certificate.

Section 4.14 Corporate Existence, Etc.

Subject to Section 5.01, Holdings and the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) the Company’s limited liability company existence, and the corporate, limited liability company, partnership or other existence of each of the Company’s Restricted Subsidiaries, in accordance with its respective organizational documents (as the same may be amended from time to time) and (b) the rights (charter and statutory), licenses and franchises of Holdings, the Company and the Company’s Restricted Subsidiaries, except in such cases where the failure to maintain its existing, qualification or good standing would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Company and its Restricted Subsidiaries may consummate any transaction permitted under Sections 4.07 and 5.01.

Section 4.15 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, unless the Company has previously or concurrently sent a redemption notice with respect to all the outstanding Notes pursuant to Article 3 (which redemption is not subject to any conditions precedent), the Company will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of repurchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date on or prior to such repurchase (any payment thereof a “Change of Control Payment”). Within 60 days following any Change of Control, unless the Company has previously or concurrently exercised its right to redeem all of the Notes pursuant to Article 3 (which redemption is not subject to any conditions precedent) or another exception in clause (c) below applies, the Company will send notice of such Change of Control Offer electronically or by first-class mail, postage prepaid, with a copy to the Trustee, to each Holder at such Holder’s registered address or otherwise in accordance with the procedures of DTC, with the following information:

(1) a Change of Control Offer is being made pursuant to this Section 4.15 and all Notes properly tendered pursuant to such Change of Control Offer that have not been repaid or redeemed by the Company prior to the Change of Control payment date pursuant to Article 3 will be accepted for payment by the Company;

(2) the purchase price and the purchase date, which will be no earlier than 20 Business Days nor later than 60 days from the date such notice is mailed or otherwise delivered pursuant to (the “Change of Control Payment Date”), subject to extension (in the case where such notice is mailed or otherwise delivered prior to the occurrence of the Change of Control) in the event that the occurrence of the Change of Control is delayed;

(3) any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed to the Paying Agent at the address specified in the notice or otherwise in accordance with DTC procedures, prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered; provided that the unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(7) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and describing each such condition; and

(8) the other instructions, as determined by the Company, consistent with this Section 4.15, that a holder must follow in order to have its Notes repurchased.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in denominations of $1,000 and integral multiples of $1,000 in excess thereof) properly tendered and not withdrawn pursuant to the Change of Control Offer, provided that if, following the repurchase of a portion of a Note, the remaining principal amount thereof would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000;

(2) deposit with the depositary, if any, appointed by the Company for such Change of Control Offer or a paying agent, as the case may be, an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(3) deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted for payment together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes accepted for payment and being purchased by the Company.

On the Change of Control Payment Date, the Company, the depositary, if any, appointed by the Company for such Change of Control Offer or a paying agent, as the case may be, will mail or remit to each Holder of Notes properly tendered and not withdrawn and accepted by the Company for payment the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment in accordance with the applicable procedures of the Depositary), and the Trustee will authenticate and mail or deliver (including by book-entry transfer) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes accepted for payment, if any; provided, however, that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

(c) Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 4.15 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) the Company has previously or concurrently exercised their right to redeem all of the Notes as provided in Section 3.07 (which redemption is not subject to any conditions precedent). Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

(d) Interest on Notes (or portions thereof) properly tendered pursuant to a Change of Control Offer will cease to accrue on and after the applicable Change of Control Payment Date unless the Company shall default in the payment of the Change of Control Payment of the Notes.

Section 4.16 Passive Holding Company.

After the date hereof, Holdings will not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Capital Stock (other than Disqualified Stock) of the Company and the indirect ownership of the Capital Stock (other than Disqualified Stock) of the Subsidiaries of the Company, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance and to open and maintain bank accounts, (iii) to the extent applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group that includes Holdings or the Company and their respective Subsidiaries, (iv) the performance of its obligations under and in connection with the Note Documents and any documents relating to other Permitted Debt, (v) any public offering of its common stock or any other issuance or registration of its Capital Stock for sale, resale or otherwise, including the costs, fees and expenses related thereto, (vi) any transaction that Holdings is permitted to enter into or consummate under this Indenture and any transaction between Holdings and the Company or any of its Restricted Subsidiaries permitted under this Indenture, including (A) making any dividend or distribution or other transaction similar to a Distribution or holding any cash received in connection with any Distributions made by the Company in accordance with Section 4.07 pending application thereof by Holdings (including the redemption in whole or in part of any of its Capital Stock (other than Disqualified Stock) in exchange for another class of Capital Stock (other than Disqualified Stock) or rights to acquire its Capital Stock (other than Disqualified Stock) or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock (other than Disqualified Stock)), (B) making any Investment to the extent (1) payment therefor is made solely with the Capital Stock of Holdings (other than Disqualified Stock) or a direct or indirect parent company, the proceeds of Distributions received from the Company and/or proceeds of the issuance of, or contribution in respect of, the Capital Stock (other than Disqualified Stock) of Holdings or a direct or indirect parent company, in each case, in accordance with the terms of this Indenture and (2) any property (including Capital Stock) acquired in connection therewith is contributed by Holdings to the Company or a Notes Guarantor (or, if otherwise constituting Permitted Investments, a Restricted Subsidiary) or the Person formed or acquired in connection therewith is merged or consolidated with the Company or a Restricted Subsidiary and (C) the (w) provision of guarantees of Indebtedness in the ordinary course of business in respect of obligations of the Company or any of its Restricted Subsidiaries to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners; provided, for the avoidance of doubt, that such guarantee shall not be in respect of Indebtedness for borrowed money, (x) incurrence of Indebtedness of Holdings (and satisfaction of Holdings’ obligations under the loan agreements, loan documents, security documents and other financing agreements evidencing such Indebtedness) (y) incurrence of guarantees and the performance of its other obligations in respect of Indebtedness and (z) granting of Liens or Liens imposed by operation of law, (vii) incurring fees, costs and expenses relating to overhead and general operating expenses including professional fees for legal, tax and accounting issues and payment of taxes, (viii) providing indemnification to officers and directors, (ix) activities incidental to the consummation of the transactions contemplated by the Note Documents and the ABL Credit Facility, the incurrence by Alpine and its Subsidiaries of Indebtedness and the consummation by Alpine PubCo and its Subsidiaries of offerings of Capital Stock, (x) organizational activities incidental to acquisitions consummated by Holdings, the Company or its Restricted Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or investments incidental to such acquisitions in each case consummated substantially contemporaneously with the consummation of the applicable acquisitions, in each case, in accordance with the terms and provisions of this Indenture, (xi) the making of any loan to any officers or directors, the making of any Investment in the Company or any Notes Guarantor or a Restricted Subsidiary, (xii) the entry into customary shareholder agreements, and (xiii) activities incidental to the businesses or activities described in clauses (i) to (xii) of this Section 4.16.

Section 4.17 Notes Guarantees.

If, on and after the date of this Indenture, the Company or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary (other than an Excluded Subsidiary), then within 30 days thereafter that Restricted Subsidiary will become a Notes Guarantor by executing a supplemental indenture in substantially the form of Exhibit E hereto and delivering it to the Trustee (“Supplemental Indenture”).

Section 4.18 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary after the date of this Indenture if (i) no Default or Event of Default shall have occurred and be continuing immediately prior to such designation or would occur as a result thereof and (ii) such Subsidiary (1) does not own any Equity Interests or Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness to be repaid or Notes Guarantees to be released concurrently with such designation), (2) is not liable (as a Notes Guarantor or otherwise) with respect to any Indebtedness in connection with which the holder of such Indebtedness has recourse to any of the assets of the Company or any Restricted Subsidiary, other than (A) Indebtedness to be repaid or Notes Guarantees to be released concurrently with such designation and (B) Customary Recourse Exceptions and Non-Recourse Debt, (3) does not hold any Liens on any property of the Company or any Restricted Subsidiary thereof, and (4) does not own or hold, or own or hold exclusive licenses or exclusive rights to use or enjoy, any Material Asset. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, (1) the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be either (x) an Investment made as of the time of the designation pursuant to Section 4.07 or (y) Permitted Investments, as determined by the Company, (2) all existing transactions between such Unrestricted Subsidiary, on the one hand; and the Company or any Restricted Subsidiary of the Company, on the other, will be deemed entered into at that time, (3) all existing Capital Stock or Indebtedness of the Company or any Restricted Subsidiary of the Company held by it will be deemed issued or incurred, as applicable, at that time, and (4) all Liens on property of the Company or any Restricted Subsidiary of the Company securing such Unrestricted Subsidiary’s obligations will be deemed incurred at that time. That designation will only be permitted if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

(b) The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary of the Company to be a Restricted Subsidiary, provided that:

(i) such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if:

(1) the incurrence of such Indebtedness is permitted under Section 4.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable Reference Period,

(2) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 4.12; and

(3) no Default or Event of Default would be in existence following such designation; and

(ii) all Investments therein previously charged under Section 4.07 will be credited thereunder; and

(iii) such Restricted Subsidiary shall be required to become a Notes Guarantor to the extent so required and in accordance with the time periods of Section 4.17.

Section 4.19 Treatment of Material Assets; Limitations on Unrestricted Subsidiary Designations. Notwithstanding anything under this Indenture or any Note Document to the contrary, in no event shall:

(a) (i) any Note Party contribute, or otherwise invest, any Material Asset in, or dispose of (including by way of granting any exclusive license or exclusive right to use or enjoy) any Material Asset to, any Subsidiary that is not a Note Party, (ii) any Restricted Subsidiary contribute, or otherwise invest, any Material Asset in, or dispose of (including by way of granting any exclusive license or exclusive right to use or enjoy) any Material Asset to, any Unrestricted Subsidiary or Excluded Subsidiary or (iii) any Subsidiary be designated as an Unrestricted Subsidiary or Excluded Subsidiary if such Subsidiary owns or holds, or owns or holds exclusive licenses or exclusive rights to use or enjoy, any Material Asset; and

(b) (other than set forth in Section 4.19(a), which shall govern all matters set forth thereunder), any Note Party or Restricted Subsidiary make any Investment to any Subsidiary that is an Unrestricted Subsidiary or Excluded Subsidiary, other than, in each case, in connection with transactions that have a bona fide and legitimate business purpose (as determined by the Company in good faith), and otherwise permitted pursuant to Section 4.07(b) and/or clause (24) of the definition of “Permitted Investments” (and not any other baskets or exceptions set forth in under this Indenture).

Section 4.20 Notice of Default or Event of Default. The Company shall deliver to the Trustee promptly, and in any event within 5 days after an Officer of the Company becoming aware of the existence of any Default or Event of Default, a written notice pursuant to Section 13.01 specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto.

Section 4.21 Payment of Taxes and Claims. The Company will, and will cause each Restricted Subsidiary to, file all federal, state and other material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other material taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Restricted Subsidiary, provided that neither the Company nor any Restricted Subsidiary need pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof is contested by the Company or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings diligently conducted, and the Company or a Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Restricted Subsidiary.

Section 4.22 Visitation. The Company shall permit the Trustee, the Collateral Agent, and/or representatives and independent contractors of each Holder that, together with its Affiliates, owns at least 25% of the outstanding principal amount of the Notes:

(a) No Default — if no Default or Event of Default then exists, at the expense of such Holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to examine and audit the Notes Collateral, to discuss the affairs, finances and accounts of the Note Parties with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Note Parties), and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Note Parties, all at such reasonable times and as often as may be reasonably requested in writing, but not in any case more than once in any fiscal year; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Note Parties, to examine and audit the Notes Collateral, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Note Parties), all at such times and as often as may be requested.

Section 4.23 Purchase of Notes.

(a) The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (i) upon the payment or prepayment of the Notes in accordance with the terms of this Indenture and the Notes or (ii) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the Holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each Holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least ten (10) Business Days. If the Required Holders accept such offer, the Company shall promptly notify the remaining Holders of such fact and the expiration date for the acceptance by Holders of such offer shall be extended by the number of days necessary to give each such remaining holder at least three (3) Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

(b) Notwithstanding anything contained in Section 4.23(a) to the contrary, any partial prepayment of the Notes pursuant to the provisions of Section 4.23(a) shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation, Etc.

(a) The Company may not: (i) consolidate, amalgamate or merge with or into another Person (whether or not the Company is the survivor) or (ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, in each case without the consent of the Required Holders.

(b) Notwithstanding Section 5.01(a), the Company is permitted to reorganize as any other form of entity provided that:

(1) the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the entity so formed by or resulting from such reorganization expressly assumes all the obligations of the Company under the Note Documents pursuant to agreements reasonably satisfactory to the Required Holders; and

(3) immediately after such reorganization no Default or Event of Default exists.

(c) In addition, subject to Section 10.04, the Company will not permit any Notes Guarantor to, directly or indirectly, (i) amalgamate, consolidate or merge with or into another Person (whether or not such Notes Guarantor is the surviving or continuing Person), or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person (other than the Company or another Notes Guarantor), unless:

(1) immediately after giving effect to such transaction or series of transactions, no Default or Event of Default exists; and

(2) either:

(A) such Notes Guarantor is the surviving entity; or

(B) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Notes Guarantor) (x) unconditionally assumes all the obligations of that Notes Guarantor under the Note Documents pursuant to which such Notes Guarantor is a party and (y) takes all action necessary or reasonably requested by the Collateral Agent to ensure that the Collateral and Guarantee Requirement (subject to the limitations set forth therein and in the Notes Collateral Documents) is satisfied with respect to such Person and such Person’s assets and properties and otherwise complies with Sections 4.17, 12.02, 12.03 and 12.07.

Section 5.02 Successor Substituted.

Upon compliance with the requirements of Section 5.01 with respect to any consolidation, amalgamation or merger or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of the Company or a Notes Guarantor in accordance with Section 5.01 in which the Company or such Notes Guarantor, as the case may be, is not the surviving or continuing entity, the successor company or successor Notes Guarantor, as applicable, shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Notes Guarantor, as the case may be, under this Indenture with the same effect as if such surviving Person had been named as the Company or such Notes Guarantor, as the case may be, in this Indenture, and thereafter (except in the case of a lease of all or substantially all of the Company’s or such Notes Guarantor’s properties or assets, as the case may be), or in the event the Company or such Notes Guarantor survives any such consolidation, amalgamation or merger as a Subsidiary of the successor company or successor Notes Guarantor, as applicable, the Company or such Notes Guarantor, as the case may be, will be released from all of its obligations and covenants under this Indenture, the Notes and its Notes Guarantee, as the case may be.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default for 15 days in the payment when due of interest on the Notes;

(2) default in the payment when due of the principal of or premium (including without limitation any Make-Whole Premium), if any, on, the Notes, whether at Stated Maturity or a dated fixed for prepayment or redemption (whether optional or mandatory);

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under Sections 4.10, 4.15 or 5.01;

(4) failure by any Note Party to comply with any of its agreements in this Indenture or any of the other Note Documents (other than the agreements a default in whose performance would constitute an Event of Default under clause (1), (2) or (3) above) and such failure continues for a period of 30 days after notice specifying that the default has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries, or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries (other than any Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

(A) is caused by a failure to pay the principal of such Indebtedness on its final scheduled maturity date after taking into account any grace period provided in such Indebtedness (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to an amount that exceeds $50.0 million; provided, that if prior to any acceleration of the Notes, any such Payment Default is cured or waived, or such Indebtedness is repaid, within a period of 60 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law;

(6) failure by the Company or any of its Restricted Subsidiaries to pay one or more final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating to an amount that exceeds $50.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgment or judgments are not paid, satisfied, annulled, rescinded, discharged or stayed within 60 days after they become final and non-appealable;

(7) Holdings, the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief in an involuntary case against Holdings, the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

(B) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(9) except as permitted by the Note Documents, the Notes Guarantee of Holdings or any Notes Guarantor that is a Significant Subsidiary of the Company is held in any final non-appealable judgment by a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect, or Holdings or any Notes Guarantor that is a Significant Subsidiary of the Company, or any Person acting on behalf of such Notes Guarantor, denies or disaffirms its obligations under its Notes Guarantee;

(10) the occurrence of any of the following:

(A) except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with its terms, any material provision of any Notes Collateral Document ceases for any reason to be fully enforceable; provided; no Event of Default shall be deemed to occur under this clause (10)(A) if such failure to be enforceable relates solely to Notes Collateral which, individually or in the aggregate, has a Fair Market Value of not more than $25.0 million;

(B) any Note Lien, individually or in the aggregate, ceases to be, or is not, a valid, perfected Lien and prior to all other Liens in accordance with the provisions hereof (subject only to (x) the Collateral and Guarantee Requirement and the Notes Collateral Documents and (y) Permitted Liens), or is terminated, revoked or declared void, except to the extent that any such loss of perfection results from the failure of the Collateral Agent to maintain possession of certificates, promissory notes or other instruments delivered to it representing securities or other assets pledged under the Notes Collateral Documents; provided; no Event of Default shall be deemed to occur under this clause (10)(B) if such loss of perfection relates solely to Notes Collateral which, individually or in the aggregate, has a Fair Market Value of not more than $25.0 million; or

(C) the Company or the Notes Guarantors, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company, any Notes Guarantor or any such other Person set forth in or arising under any Notes Collateral Document; and

Section 6.02 Acceleration.

In the case of an Event of Default (other than of a type specified in Section 6.01(7) or (8)), occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes (exclusive of Notes owned by the Company or any of its Affiliates) may declare the principal, interest and any other monetary obligations on all the then outstanding Notes issued under this Indenture to be due and payable immediately by notice in writing to the Company (with a copy to the Trustee, if such written notice is from Holders of at least 25% in principal amount of the then-outstanding Notes) specifying the Event of Default; provided, however, that after such acceleration, but before judgment or decree based on acceleration, the Required Holders may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in this Indenture. Notwithstanding the foregoing, in the case of an Event of Default pursuant to Section 6.01(7) or (8), all outstanding Notes will become due and payable immediately without further action or notice.

The Required Holders by written notice to the Company and the Trustee may, on behalf of all of the Holders of all the Notes, rescind an acceleration and its consequences hereunder, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal of, premium, if any, on, or interest on, the Notes that has become due solely because of the acceleration) have been cured or waived.

Upon any Notes becoming due and payable under this Indenture, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for).

If all or any part of the Note Obligations in respect of the Note Documents or the Notes Guarantees becomes due and payable on or prior to the end of any period during which a Prepayment Premium or Make-Whole Amount would be due, whether on the Maturity Date, upon acceleration (whether by election or automatically), or on such other earlier date on which the Obligations in respect of the Note Documents, the Notes Guarantee or portion of the Note Obligations in respect of the Note Documents or the Notes Guarantee becomes due and payable as provided in the Note Documents or the Notes Guarantee, the applicable Prepayment Premium amount and the applicable Make-Whole Amount shall be due and payable on such repayment date, which Prepayment Premium and Make-Whole Amount shall constitute liquidated damages (it being agreed that the amount of damages that such Holder will suffer in each case are difficult to calculate). EACH OF THE NOTE PARTIES EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF ANY PREPAYMENT PREMIUM. Each of the Note Parties expressly agrees (to the fullest extent that it may lawfully do so) that: (A) each of the Prepayment Premium and Make-Whole Amount is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) NO PREPAYMENT PREMIUM AMOUNT OR MAKE-WHOLE AMOUNT SHALL CONSTITUTE, OR BE DEEMED OR CONSIDERED TO BE, UNMATURED INTEREST ON THE NOTES OR OTHER AMOUNT AND NONE OF THE NOTE PARTIES SHALL ARGUE UNDER ANY CIRCUMSTANCE THAT ANY PREPAYMENT PREMIUM AMOUNT OR MAKE-WHOLE AMOUNT CONSTITUTES UNMATURED INTEREST ON THE NOTES; (C) the Prepayment Premium and Make-Whole Amount shall be payable when due notwithstanding the then prevailing market rates at the time payment is made; (D) there has been a course of conduct between the Holders and the Note Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium and Make-Whole Amount; (E) each of the Note Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph; and (F) in view of the impracticability and extreme difficulty of ascertaining actual damages, the parties mutually agree that the Prepayment Premium and Make-Whole Amount are a reasonable calculation of the Holders’ lost profits as a result of any such prepayments and are not a penalty.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium, if any, on, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy, whether accruing upon an Event of Default or otherwise, shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Required Holders may, on behalf of the Holders of all of the Notes, waive, by written notice to the Trustee, any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium, if any, on, or interest on, the Notes (including a default in making a payment to purchase Notes pursuant to a Change of Control Offer or Asset Sale Offer in accordance with the terms of the applicable offer to repurchase). Upon notice to the Trustee of any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

The Required Holders may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or (through the Trustee) the Collateral Agent or exercising any trust or power conferred on it. However, the Trustee may refuse, without liability, to follow any direction that the Trustee determines in its sole discretion conflicts with law or this Indenture or may be unduly prejudicial to the rights of other Holders of Notes or may involve the Trustee in personal liability. The Trustee shall be entitled to take any other action it considers in its sole discretion to be proper, and not inconsistent with any such direction from the Holders.

Section 6.06 [Reserved].

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any, or interest on, the Note, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal, premium, if any, and interest remaining unpaid on the Notes and, to the extent lawful, interest on overdue principal and interest and premium, if any, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee or Holders of more than 25.0% of the principal amount of the Notes then outstanding is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

Subject to the provisions of any Intercreditor Agreement in effect, if the circumstances described in Section 6.02 have occurred, or after the exercise of remedies provided for in this Section 6.10, or under any other Note Document (or after the Note Obligations have automatically become immediately due and payable in accordance with Section 6.02) or the Parent Guarantee, including in any bankruptcy or insolvency proceeding, any amounts received on account of the Note Obligations shall be applied (notwithstanding the provisions of Sections 8.2 and 8.3) by the Trustee and/or the Collateral Agent in the following order:

First, to payment of that portion of the Note Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including attorneys’ fees payable under Section 7.07 hereof) payable to the Trustee and/or the Collateral Agent and/or the Trustee and/or the Collateral Agent in its capacity as such;

Second, to all fees, costs, indemnities, liabilities, obligations and expenses owing to any Purchaser with respect to this Indenture, the other Note Documents, or the Notes Collateral (but excluding the principal amount of and interest on the Note Obligations);

Third, to the payment of accrued and unpaid interest on the Note Obligations (including any interest which, but for the provisions of Bankruptcy Law, would have accrued on such amounts);

Fourth, to payment of that portion of the Note Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Purchasers (including attorneys’ fees payable under Section 7.07 hereof), ratably among them in proportion to the amounts described in this clause Fourth payable to them;

Fifth, to the payment of all other Note Obligations of the Note Parties that are due and payable to the Trustee and/or the Collateral Agent and the other Holders of Notes on such date, ratably based upon the respective aggregate amounts of all such Note Obligations owing to the Trustee and/or the Collateral Agent and the Holders of Notes on such date, until paid in full;

Last, the balance, if any, after all of the Obligations have been paid in full, to the Note Parties or as otherwise required by applicable law.

In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Agent for any action taken or omitted by it as a Trustee or Collateral Agent, as applicable, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or the Collateral Agent, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE AND CALCULATION AGENT

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, and is known to a Responsible Officer of the Trustee as provided in Section 7.02(g), the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not investigate or confirm the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this Section 7.01(c) does not limit the effect of Section 7.01(b);

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to this Indenture.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Section 7.01(a), (b), and (c), and it is acknowledged and agreed between the parties hereto, and each Holder through its acceptance of a Note, that every provision of the Security Agreement that in any way relates to the Trustee is subject to all of the Trustee’s rights, powers, authorizations and protections (including limitations of the Trustee’s liability or the scope of the Trustee’s obligations) set out in this Indenture, and any references in this Indenture to such rights, powers, authorizations and protections of the Trustee applying to this Indenture shall be deemed to include such rights, powers, authorizations and protections (including limitations of the Trustee’s liability or the scope of the Trustee’s obligations) of the Trustee applying to the Security Agreement.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. Neither the Trustee nor the Collateral Agent will be under any obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee or the Collateral Agent, as applicable, indemnification and/or prefunding and/or security satisfactory to it against any loss, liability or expense. For the avoidance of doubt, while the Trustee shall be the sole party entitled to direct the Collateral Agent in respect of any matters relating to the Notes (and shall do so in accordance with Instructions given to the Trustee by Holders), the Trustee shall be under no obligation to provide any security or indemnity to the Collateral Agent, with such security or indemnity being provided directly by the relevant Holders to the Collateral Agent.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel, and any other professional advisers, of its selection and the advice of such counsel, other professional advisers or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture, the Notes Collateral Documents.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company, and the Company shall provide to the Trustee, promptly following request from the Trustee, an Officer’s Certificate setting out the names, titles and signatures of each Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture or any other Note Document at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be deemed to have notice or be charged with knowledge of any of a Default or an Event of Default unless written notice of any event which constitutes a Default or Event of Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee by the Company or any other Obligor or by a Holder of the Notes, and such notice references the Notes and this Indenture and states that such notice is a notice of Default or Event of Default.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood or such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to Trustee, including its right to be compensated and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and to each Agent, Custodian and other Person employed to act hereunder; provided (i) that any Paying Agent, Registrar, Custodian or other Person shall only be liable to extent of its gross negligence or willful misconduct; and (ii) in and during an Event of Default, only the Trustee and not any Paying Agent, Registrar, Custodian or other Person shall be subject to the prudent person standard in the circumstances set out in this Indenture.

(j) The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.

(k) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l) The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance, with restrictions on redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect of any redemption, purchase or repurchase, as applicable, of interest in any Note or any other security.

(m) The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Company and, as applicable, any other Obligor shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company and, as applicable, any other Obligor whenever a person is to be added or deleted from the listing. If the Company and, as applicable, any other Obligor elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company and each Obligor understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company and each Obligor shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company, each Obligor and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company and each Obligor. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the its reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company and each Obligor agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, the Notes Guarantors or any their Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA after a Default has occurred and is continuing) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10.

Section 7.04 Trustee and Collateral Agent’s Disclaimer.

Neither the Trustee nor the Collateral Agent will be responsible for and neither of them makes any representation as to the validity, sufficiency or adequacy of this Indenture, the Notes, any other Note Documents or any offering documents relating to the Notes. Neither of them shall be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, neither of them will be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and neither of them will be responsible for any statement or recital herein or any statement in the Notes, the Note Documents or any other document in connection with the sale of the Notes or pursuant to this Indenture other than the Trustee’s certificate of authentication. Neither of them is accountable for the content or accuracy of any document provided to them. The Trustee has no responsibilities or obligations in respect of the Notes Collateral, the Notes Collateral Documents or any matters related to them, which are solely the responsibilities or obligations of the relevant Obligors and the Collateral Agent as the party taking the benefit of the Notes Collateral and the Notes Collateral Documents for and on behalf of the Holders and the Trustee. Each Holder by its acceptance of a Note explicitly exonerates, discharges and fully holds harmless the Trustee and the Collateral Agent from and against any liability in respect of the Notes Collateral and the Notes Collateral Documents.

Section 7.05 Direction of the Required Holders. With respect to each reference herein to (i) documents, agreements or other matters being “satisfactory,” “acceptable,” “reasonably satisfactory” or “reasonably acceptable” (or any expression of similar import) to the Collateral Agent and/or the Trustee, the Collateral Agent and/or the Trustee shall act on a Direction of the Required Holders and/or (ii) any matter requiring the consent or approval of, or a determination by, the Collateral Agent and/or the Trustee, the Collateral Agent and/or the Trustee shall act upon a Direction of the Required Holders. The Collateral Agent and the Trustee shall be entitled to rely upon, and shall not incur any liability for relying upon, any written direction or instruction from the Required Holders that is purported to be a Direction of the Required Holders, and the Collateral Agent shall not have any responsibility to independently determine whether such direction has in fact been authorized by the Required Holders.

Section 7.06 [Reserved].

Section 7.07 Compensation and Indemnity.

(a) The Company will pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder (including as Paying Agent and Registrar) as the Company and the Trustee shall agree in writing from time to time. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the properly incurred compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Notes Guarantors will jointly and severally indemnify, defend and protect the Trustee (acting in any capacity hereunder) and the Collateral Agent, their respective officers, directors, employees and agents (each an “Indemnified Person”), and hold each Indemnified Person harmless against, any and all losses, damages, claims, liabilities, costs or expenses (including properly incurred attorneys’ fees and any court costs) suffered or incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Notes Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Notes Guarantors, any Holder or any other Person) or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. An Indemnified Person will notify the Company promptly of any claim for which it may seek indemnity. Neither the Company nor any Notes Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Notes Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture and the resignation, removal or retirement of the Trustee and the Collateral Agent.

(d) To secure the Company’s and the Notes Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium, if any, on, or interest on, particular Notes. Such Lien will survive the resignation or removal of the Trustee and the satisfaction and discharge of this Indenture.

(e) When an Indemnified Person incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or (9) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Required Holders may remove the Trustee upon 30 days’ notice to the Trustee and the Company in writing. The Company may remove the Trustee upon 30 days’ written notice if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Required Holders may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will send a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s and Notes Guarantors’ obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee and the successor Trustee shall enforce the Lien provided in favor of the Trustee in Section 7.07(d) for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act will be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $1.0 billion as set forth in its most recent published annual report of condition.

Section 7.11 FATCA

In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Tax Law”), to which a foreign financial institution, issuer, trustee, paying agent, holder or other institution is or has agreed to be subject, related to this Indenture, the Company agrees (i) to provide to the Trustee information about holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) that is within the possession of the Company and reasonably requested by the Trustee so the Trustee can determine whether it has tax related obligations under Applicable Tax Law, (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Tax Law for which the Trustee shall not have any liability, and (iii) to indemnify and hold harmless the Trustee for any losses it may suffer due to the actions it takes to comply with such Applicable Tax Law. The terms of this section shall survive the termination of this Indenture and the resignation, retirement or removal of the Trustee.

Section 7.12 Sanctions Certification

The Company and each Notes Guarantor represents that neither they nor any of their Affiliates, subsidiaries, directors or officers (i) are the target or subject of any Sanctions, or (ii) will become, including by virtue of being owned or controlled by a Sanctioned Person, own, or control a Sanctioned Person, or engage in any dealings that could result in a violation of Sanctions by any person, including but not limited by any Holder, or in any person becoming a Sanctioned Person. The Company and each Notes Guarantor further represents that neither they nor any of their Affiliates, subsidiaries, directors or officers will use any payments made pursuant to this Indenture or any other Note Document, (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of comprehensive country-wide or territory-wide Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person or that could result in any person, including but not limited to any party to this Indenture becoming a Sanctioned Person.

Section 7.13 Additional Rights of the Trustee

(a) The Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti- terrorist legislation, Sanctions, regulation or guideline. Further, notwithstanding any other provisions of this Indenture to the contrary, should the Trustee, in its sole judgment, determine at any time that its acting under this Indenture has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, Sanctions, regulation or guideline, then it shall have the right to resign on 10 days’ written notice to the other parties hereto. For greater certainty, during such notice period the Trustee shall continue to have the right not to act and shall not be liable for refusing to act in accordance with the first sentence of this Section 7.13(a).

(b) Notwithstanding anything to the contrary herein, the Trustee may, without liability, disclose information about the Holders and Beneficial Owners or potential Holders or Beneficial Owners of the Notes pursuant to subpoena or other order issued by a court of competent jurisdiction or when otherwise required by applicable law.

(c) Unless otherwise notified in accordance with this Indenture, the Trustee shall be entitled to assume that all payments have been made by the Company as required under this Indenture.

(d) The Trustee may assume for the purposes of this Indenture that any address on the register of the Holders of the Notes is the Holder’s actual address and is also determinative as to residency.

(e) The Trustee shall be entitled to process all transfers of Notes upon the presumption that such transfers are permissible pursuant to all applicable laws and regulatory requirements. The Trustee shall have no obligation to ensure that legends appearing on the Notes certificates comply with regulatory requirements or securities laws of any applicable jurisdiction.

(f) Except as provided in this Indenture, the Trustee shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear and reasonable documentation which complies with the terms of this Indenture; such document must not require the exercise of any discretion or independent judgment.

(g) The Trustee hereby accepts the trusts in this Indenture declared and provided for and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Holders, subject to all the terms and conditions herein set forth.

(h) Each party to this Indenture hereby represents to the Trustee that any account to be opened by, or interest to be held by the Trustee in connection with this Indenture, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Trustee’s prescribed form as to the particulars of such third party.

ARTICLE 8

[RESERVED]

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of Notes, the Company, the Notes Guarantors, the Trustee and the Collateral Agent (as applicable) may amend or supplement Note Documents or the Parent Guarantee:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of Definitive Notes;

(3) to provide for the assumption of the Company’s or a Notes Guarantor’s obligations to Holders of Notes in the case of a merger, amalgamation or consolidation or sale of all or substantially all of the Company’s or such Notes Guarantor’s properties or assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder;

(5) make, complete or confirm any grant of Notes Collateral permitted or required by this Indenture, any of the Notes Collateral Documents, the Parent Guarantee or any release of Notes Collateral pursuant to the terms of this Indenture or any of the Notes Collateral Documents or the Parent Guarantee;

(6) to add any additional Notes Guarantor and provide for any Notes Guarantee by any such Notes Guarantor or a guarantee by any other Person, or to evidence the release of any Notes Guarantor from its Notes Guarantee, to the extent such release is permitted by this Indenture;

(7) to add a co-issuer of the Notes;

(8) to evidence or provide for the acceptance of appointment under this Indenture of a successor Trustee, Calculation Agent or Collateral Agent or add a co-Trustee, Co-Calculation Agent or co-Collateral Agent;

(9) to comply with any requirement of the Commission in connection with the qualification of this Indenture under the TIA, if such qualification is required;

(10) to comply with the rules and procedures of any applicable securities depositary;

(11) to secure additional extensions of credit and add additional secured creditors holding other ABL Obligations or Note Obligations, as long as such ABL Obligations or Note Obligations are not prohibited by the provisions of this Indenture or the Notes Collateral Documents; or

(12) to add additional assets as Notes Collateral.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.05 hereof, the Trustee will join with the Company and the Notes Guarantors in the execution of any amended or supplemental indenture or other Note Document authorized or permitted by the terms of this Section 9.01 and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Notwithstanding anything in this Article 9 to the contrary, no amendment of, or supplement or waiver to, this Indenture or the other Note Documents pursuant to this Section 9.01 shall be permitted to be effected if such amendment, supplement or waiver is in violation of or inconsistent with the terms of the Notes Collateral Documents. No amendment of, or supplement or waiver to, the Notes Collateral Documents shall be permitted to be effected without the consent of the Collateral Agent.

Section 9.02 With Consent of Holders of Notes.

Except as provided in Section 9.01 and this Section 9.02, the Company, the Notes Guarantors, the Trustee and the Collateral Agent (as applicable) may amend or supplement the Note Documents (subject to the terms of the Notes Collateral Documents, in the case of the Notes Collateral Documents) or the Parent Guarantee, and any existing Default or Event of Default or compliance with any provision of the Note Documents or the Parent Guarantee may be waived, in each case, with the consent of the Required Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). However, without the consent of each Holder affected thereby, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the optional provisions with respect to the redemption or repurchase of the Notes (other than provisions under Sections 4.10 and 4.15 or provisions of Section 3.03 relating to minimum notices required for redemption pursuant to Section 3.07);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Required Holders and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in currency other than that stated in the Notes;

(6) make any change in the provisions of Section 6.04 or 6.07 hereof (other than as permitted in Section 9.02(7) below);

(7) waive a redemption or repurchase obligation payment with respect to any Note (other than a payment required by Section 4.10 or 4.15);

(8) release (i) any Note Party from all or substantially all of its obligations under its Notes Guarantee or this Indenture, except in accordance with the terms of this Indenture; or (ii) all or substantially all of (A) the value of the Parent with respect to Parent’s Obligations owing under the Parent Guarantee (it being understood that any Asset Sale expressly permitted by and consummated by a Notes Guarantor in accordance with the terms and conditions of Section 4.10 and the other Note Documents, and Permitted Dispositions under the Credit Agreement permitted by Section 8.8 thereunder (as in effect as of the date of this Indenture), in each case, shall not be deemed to require such consent requirements described under this sub-clause (8)(i), so long as such disposition or transaction (x) is consummated by an Notes Guarantor or a Note Party, (y) does not otherwise affect or reduce the Obligations owing by Parent (itself) thereunder, and (z) Parent’s “Guaranteed Obligations” (as defined in the Parent Guarantee) shall remain in effect (i.e. as a guarantee of all Obligations) as immediately prior to such disposition or transaction); or (B) the Parent Guarantee or the “Guaranteed Obligations” (as defined in the Parent Guarantee);

(9) amend, change or otherwise modify the definition of “Required Holders”;

(10) make any material change in the provisions set forth in Section 3.07 or Article 11;

(11) amend, waive or otherwise modify the definition of any other provision under this Indenture in a manner that would alter the pro rata treatment, pro rata sharing of payments or the order of payment required hereby; or

(12) make any change in the preceding amendment, supplement and waiver provisions.

Without the consent of each Holder of Notes then outstanding and adversely affected thereby, no amendment, supplement or waiver may (i) release all or substantially all of the Notes Collateral from the Notes Lien of the applicable Notes Collateral Documents with respect to such Notes, (ii) subordinate, or have the effect of subordinating, all or substantially all of the Obligations to any other Indebtedness, or the all or substantially all of “Guaranteed Obligations” (as defined in the Parent Guaranty) under the Parent Guaranty to any other Indebtedness of the Parent, (iii) subordinate, or have the effect of subordinating, all or substantially all of the Liens securing the Obligations to Liens securing any other Debt, and/or (iv) change the order of application of proceeds from Notes Collateral, including any “default waterfall” or similar provision, under any Note Document; provided that sub-clauses (ii), (iii) and (iv) shall not apply to any debtor-in-possession financing and use of cash collateral in compliance with any Intercreditor Agreement.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.05, the Trustee will join with the Company and the Notes Guarantors in the execution of such amended or supplemental indenture or other Note Document unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to give such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Furthermore, no amendment or modification of the Calculation Agent’s rights or duties hereunder may be made without the prior written consent of the Calculation Agent.

Section 9.03 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee and Collateral Agent to Sign Amendments, etc.

The Trustee and, if applicable, the Collateral Agent will sign any amended or supplemental indenture, or any amendment and supplement to any other Note Document, authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Collateral Agent. In executing any amended or supplemental indenture or amendment or supplement to any other Note Document, the Trustee and the Collateral Agent shall be entitled to receive and (subject to Section 7.01 hereof in the case of the Trustee) will be fully protected in relying upon, in addition to the documents required by Section 13.02 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment or supplement is the legally valid and binding obligation of the Company, enforceable against them in accordance with its terms, subject to customary exceptions.

Section 9.06 Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, supplement, waiver or consent in respect of any of the provisions hereof or of any Note Document. The Company will deliver executed or true and correct copies of each amendment, supplement waiver or consent effected pursuant to this Article 9 or any Note Document to each Holder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant or cause to be granted any security or provide other credit support, to any Holder as consideration for or as an inducement to the entering into by such Holder of any waiver, supplement or amendment of any of the terms and provisions hereof or of any Note Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Holder even if such Holder did not consent to such waiver, supplement or amendment.

ARTICLE 10

NOTES GUARANTEES

Section 10.01 Notes Guarantee.

(a) Subject to this Article 10, each Notes Guarantor hereby absolutely, unconditionally and irrevocably guarantees, jointly with the other Notes Guarantors and severally, as primary obligor and not merely as surety, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium, if any, on, and interest on, the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, on, and interest premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise on, the Notes, if lawful, and all other Obligations of the Company, whether now or hereafter existing, to the Holders or the Trustee hereunder or thereunder will be promptly paid in full, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or modification, substitution, amendment or renewal of any Notes or any of such other Obligations, that same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed for whatever reason, the Notes Guarantors will be jointly and severally obligated to pay the same immediately. Each Notes Guarantor agrees that this is a guarantee of payment (whether or not any bankruptcy or similar proceeding shall have stayed the accrual of collection of any of the foregoing Obligations or operated as a discharge thereof) and not a guarantee of collection, and is in no way conditioned upon any requirement that the Collateral Agent first attempt to collect any portion of the Obligations from the Company or any Notes Guarantor or resort to any other means of obtaining payment.

Without limiting the generality of the foregoing, each Notes Guarantor’s liability shall extend to all amounts that constitute part of the foregoing Obligations and would be owed by any other Notes Guarantor to any Secured Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Notes Guarantor.

(b) The Notes Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Notes Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Notes Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder, the Collateral Agent or the Trustee is required by any court or otherwise to return to the Company, the Notes Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Notes Guarantors, any amount paid by any of them to the Trustee, the Collateral Agent or such Holder, this Notes Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Notes Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby. Each Notes Guarantor further agrees that, as between the Notes Guarantors, on the one hand, and the Holders, the Collateral Agent and the Trustee, on the other hand, (1) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Article 10, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such Obligations as provided in Article 6 hereof, such Obligations (whether or not due and payable) will forthwith become due and payable by the Notes Guarantors for the purpose of this Article 10. The Notes Guarantors will have the right to seek contribution from any non-paying Notes Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Article 10.

Section 10.02 Limitation on Notes Guarantor Liability.

(a) Each Notes Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Notes Guarantee of such Notes Guarantor not constitute a fraudulent transfer, conveyance or preference, financial assistance or a transfer at undervalue, for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state, provincial or other applicable U.S. or foreign law to the extent applicable to any Notes Guarantee (collectively, “Fraudulent Transfer Laws”) or that the obligations of such Notes Guarantor under this Article 10 would otherwise be held or determined to be void, voidable, invalid or unenforceable on account of the amount of its liability under this Article 10. To effectuate the foregoing intention, the Trustee, the Collateral Agent, the Holders and the Notes Guarantors hereby irrevocably agree that the Obligations of each Notes Guarantor under this Indenture at any time shall be limited to the maximum amount equal to the largest amount that would not, at such time, result in the Obligations of such Notes Guarantor under this Indenture subject to avoidance as a fraudulent transfer or conveyance but only to the extent that any Fraudulent Transfer Law has been found in a final non-appealable judgment of a court of competent jurisdiction to be applicable to such obligations as of such date, and in each case:

(b) after giving effect to all liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, but specifically excluding: (i) any liabilities of such Notes Guarantor in respect of intercompany indebtedness to the Company or any other Subsidiary of Holdings to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Notes Guarantor hereunder; (ii) any liabilities of such Notes Guarantor under this Indenture; and (iii) any liabilities of such Notes Guarantor under each of its other guarantees of and joint and several incurrence of Indebtedness, in each case which contain a limitation as to maximum amount substantially similar to that set forth in this

Section 10.02(a) (each such other guarantee and joint and several incurrence of Indebtedness entered into on the date this Indenture becomes effective, a “Competing Guaranty”) to the extent such Notes Guarantor’s liabilities under such Competing Guaranty exceed an amount equal to (A) the aggregate principal amount of such Notes Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 10.02(a)), multiplied by (B) a fraction (X) the numerator of which is the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 10.02(a)), and (Y) the denominator of which is the sum of (I) the aggregate principal amount of the obligations of such Notes Guarantor under all other Competing Guaranties (notwithstanding the operation of those limitations contained in such other Competing Guaranties that are substantially similar to this Section 10.02(a)), (II) the aggregate principal amount of the obligations of such Guarantor under this Indenture (notwithstanding the operation of this Section 10.02(a)), and (III) the aggregate principal amount of the obligations of such Notes Guarantor under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 10.02(a)); and

(c) after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Notes Guarantor pursuant to applicable requirements of any Governmental Authority or pursuant to the terms of any agreement.

For purposes hereof, “Bankruptcy Law” means any proceeding of the type referred to in Sections 6.01(7) or 6.01(8) or the Bankruptcy Code, or any similar foreign, federal or state law for the bankruptcy, insolvency, or reorganization, or relief of debtors.

Section 10.03 Notation of Notes Guarantee Not Required.

The Notes Guarantee of any Notes Guarantor shall be evidenced solely by its execution and delivery of this Indenture (or, in the case of any Notes Guarantor that is not party to this Indenture on the date hereof, a supplemental indenture hereto), and no Notes Guarantor shall be required to make a notation on the Notes to reflect any Notes Guarantee.

Each Notes Guarantor hereby agrees that its Notes Guarantee set forth in Section 10.01 will remain in full force and effect notwithstanding the absence of a notation of such Notes Guarantee on each Note.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Notes Guarantee set forth in this Indenture or any supplemental indenture on behalf of the Notes Guarantors.

Section 10.04 Releases.

The Notes Guarantee of a Notes Guarantor (other than the Company), together with all of its other obligations under this Indenture, shall be unconditionally released and discharged upon the consummation of any of the following transactions or designations not prohibited by, and, if set forth hereunder or thereunder, consummated in accordance with the applicable provisions of, this Indenture or the other Note Documents; provided, that the Required Holders shall have consented in writing to such transaction or designation within ten Business Days of receipt of a written notice from the Company describing such transaction in reasonable detail (provided further, that such consent shall be deemed given by the Required Holders if the Required Holders have not denied providing such consent in writing within such ten Business Day period):

(a) concurrently with any sale or other disposition of all or substantially all of the properties or assets of that Notes Guarantor (including by way of merger, amalgamation or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company; provided, that such sale or disposition (including by way of merger, amalgamation or consolidation) is not prohibited by this Indenture;

(b) concurrently with any sale or other disposition of not less than a majority of the Capital Stock of that Notes Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company; provided, that such sale or disposition is not prohibited by this Indenture;

(c) if the Company designates such Notes Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture provided, that such designation was consummated with a bona fide legitimate business purpose;

(d) [reserved];

(e) upon the liquidation or dissolution of such Notes Guarantor, provided no Default or Event of Default has occurred that is continuing and such liquidation or dissolution was consummated with (i) a bona fide and legitimate business purpose, and (ii) not in contemplation of adversely affecting the holders of the Notes’ interests in the Notes Guarantees and Note Lien with respect to such Notes Guarantor;

(f) in connection with the merger, amalgamation or consolidation of such Notes Guarantor with or into the Company or any other Notes Guarantor, where the Company or such other Notes Guarantor is the surviving Person in such merger, amalgamation or consolidation, or upon the liquidation of a Notes Guarantor following the transfer of all or substantially all of its assets, in each case, in a transaction that complies with the applicable provisions of this Indenture; provided no Default or Event of Default occurs as a result thereof or has occurred and is continuing;

(g) as described in Article 9;

in each case, upon delivery to the Trustee by the Company of an Officer’s Certificate described in the immediately succeeding paragraph.

The Trustee shall, at the Company’s expense, execute any documents reasonably requested by the Company in order to evidence the release of any Notes Guarantor from its obligations under its Notes Guarantee; provided that, prior to executing such documents, the Trustee shall be entitled to receive from the Company an Officer’s Certificate and, if requested, an Opinion of Counsel to the effect that the conditions precedent to such release have been satisfied. Any failure by the Trustee to execute such documents shall, however, not affect the automatic release and discharge of the Notes Guarantee and the other obligations of any Notes Guarantor as contemplated by the foregoing provisions of this Section 10.04. Any Notes Guarantor not released from its obligations under its Notes Guarantee as provided in this Section 10.04 will remain liable for the full amount of principal of, premium, if any, on, and interest on, the Notes and for the other obligations of such Notes Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

Upon request by the Company, this Indenture and the other Note Documents will be satisfied and discharged and will cease to be of further effect as to all Notes issued hereunder (except as to surviving rights of registration of transfer or exchange of the Notes, the Trustee’s surviving rights, and as otherwise specified in this Indenture), when the Company or any Notes Guarantor has paid or caused to be paid all sums payable by it under this Indenture.

In addition, the Company must deliver an Officer’s Certificate stating that all conditions precedent to satisfaction and discharge have been satisfied and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) to the Trustee.

In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

ARTICLE 12

SECURITY

Section 12.01 Concerning the Collateral Agent.

(a) The Collateral Agent shall not have duties or obligations except those expressly set forth in this Indenture and the Notes Collateral Documents to which it is party, and no implied covenants or obligations shall be read into this Indenture and the Notes Collateral Documents against the Collateral Agent. The Collateral Agent shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgement of a court of competent jurisdiction. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Collateral Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction, in each case, in accordance with the advice of any such counsel, accountants or experts. Nothing in this Indenture (or any other document) shall require the Collateral Agent to expend or risk its own funds or otherwise incur any personal or financial liability in the performance of any right or duties under or in connection with this Indenture, the Notes or any Notes Collateral Documents.

(b) Without limiting the generality of the foregoing and any items set forth in this Indenture or the Notes Collateral Documents, the Collateral Agent:

(1) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(2) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Notes Collateral Documents that the Collateral Agent is required to exercise; provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Notes Collateral Document or applicable law; or

(3) shall not, except as expressly set forth in the Notes Collateral Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Subsidiaries in any capacity; or

(4) The Collateral Agent shall be entitled to but shall have no obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect, maintain or validate the security interest granted to those parties pursuant to this Indenture, the Notes and the Notes Collateral Documents or (ii) enable them to exercise and enforce their rights under this Indenture, the Notes and the Notes Collateral Documents with respect to such pledges and security interests. In addition, the Trustee and/or Collateral Agent shall have no responsibility or liability (i) in connection with the acts or omissions of the Company in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Notes Collateral or the perfection and priority of such security interest. BY ACCEPTING A NOTE EACH HOLDER WILL BE DEEMED TO HAVE IRREVOCABLY AGREED TO THE FOREGOING PROVISIONS OF CLAUSES (A) AND (B) OF THIS SECTION 12.01 AND SHALL BE BOUND BY THOSE AGREEMENTS TO THE FULLEST EXTENT PERMITTED BY LAW.

Section 12.02 Security.

(1) The Company, the Collateral Agent and the Note Parties (other than the Company) party to the ABL Credit Agreement after giving effect to the Seventh Amendment to ABL shall enter into the Security Agreement, the Collateral Agent Agreement and one or more other Notes Collateral Documents in respect of assets located in the United States and which can be perfected by the filing of a financing statement under the UCC (as applicable), and setting forth the terms of the security interests that will secure the Notes and the Notes Guarantees as contemplated therein.

(2) Other than with respect to Real Estate, Mortgages and other related documents and requirements expressly set forth under Section 12.03, which shall be governed by and in accordance with such Section 12.03 (and not this Section 12.02), within 30 days after the Company or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary (other than an Excluded Subsidiary) (or, in the case of acquisition of Deposit Accounts and Certificates of Title (as defined in the UCC) for Titled Goods, within thirty (30) days, provided that (i) if, at the end of such thirty (30) day period, such Restricted Subsidiary (other than an Excluded Subsidiary) shall have failed to perfect the Note Lien in Deposit Accounts (not constituting Excluded Accounts) or Certificates of Title for Titled Goods (in which such Restricted Subsidiary (other than an Excluded Subsidiary) is required to perfect Liens) notwithstanding such Restricted Subsidiary’s (other than an Excluded Subsidiary) commercially reasonable efforts to complete such perfection, such thirty (30) day period shall be extended to 45 days (or such longer period as may be agreed to in writing by the Collateral Agent, at the Direction of the Required Holders), provided, further, that with respect to Certificates of Title for Titled Goods with a Fair Market Value in excess of $10,000 but less than $20,000, the Company and the other Note Parties shall have until 120 days after the date of this Indenture to comply with clause (7) of the Collateral and Guarantee Requirements, and (ii) this provision and clause (7) of the Collateral and Guarantee Requirements shall be deemed satisfied as to Certificates of Title when such Certificates of Title are delivered to the Collateral Agent), the Company shall cause such Restricted Subsidiary (other than an Excluded Subsidiary) to enter into or join the Security Agreement, the Collateral Agent Agreement and one or more other Notes Collateral Documents setting forth the terms of the security interest that will secure the Notes and the Notes Guarantees, including (subject in each case to the ABL Intercreditor Agreement and the Collateral and Guaranty Requirements):

(A) executing and delivering, and causing each such Subsidiary (other than an Excluded Subsidiary) to execute and deliver a “Security Agreement Supplement” referred to in the Security Agreement and any required intellectual property security agreements and other security agreements and documents or joinders or supplements thereto (consistent with the Security Agreement and other Notes Collateral Documents in effect at the date of this Indenture), as requested by and in form and substance satisfactory to the Collateral Agent, in each case, of this clause (i), granting the Note Liens therein and thereon solely to the extent required pursuant to the Collateral and Guarantee Requirement;

(B) delivering, and causing each such Subsidiary (other than an Excluded Subsidiary) to deliver instruments evidencing the intercompany Indebtedness held by such Subsidiary (other than an Excluded Subsidiary) and required to be pledged pursuant to the Collateral and Guarantee Requirement (including the execution of the Subordinated Intercompany Note), indorsed in blank to the Collateral Agent (or such other Person specified pursuant to the Security Agreement or the Collateral Agent Agreement, if applicable);

(C) taking and causing such Subsidiary (other than an Excluded Subsidiary) and each direct or indirect parent of such Subsidiary (other than an Excluded Subsidiary) to take whatever action to the extent required pursuant to the Collateral and Guarantee Requirement (including, if applicable, the recording of any intellectual property security agreements and the filing of financing statements) as may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens in the Notes Collateral required by the Collateral and Guarantee Requirement, with the priority as contemplated by the Note Documents, enforceable against all third parties in accordance with their terms; and

(D) duly executing and delivering and causing each such Subsidiary (other than an Excluded Subsidiary) to duly execute and deliver to the Collateral Agent opinions, certificates and other documents, as requested by and in form and substance satisfactory to the Collateral Agent (it being understood and agreed that any opinions, certificates and other documents that are consistent with those delivered by the Notes Guarantors at Closing shall be deemed to be in form and substance satisfactory to the Collateral Agent).

(3) The Collateral Agent and each holder, by accepting any Notes and the Notes Guarantees, acknowledges that, as more fully set forth in the Notes Collateral Documents, the Notes Collateral as now or hereafter constituted shall be for the benefit of all the holders and the Collateral Agent, and that the Lien granted to the Collateral Agent to secure the Note Obligations pursuant to the Notes Collateral Documents is subject and qualified and limited in all respects by the Notes Collateral Documents and actions that may be taken thereunder, including with respect to all obligations to perfect any security interest in accordance with the terms of any applicable Notes Collateral Document, and the ABL Intercreditor Agreement.

(4) Each of the Note Parties shall not, and shall cause their Restricted Subsidiaries (other than an Excluded Subsidiary) not to, without at least ten (10) days (or such shorter period as the Required Holders may agree in their sole discretion) prior written notice to Collateral Agent, make any change in: (i) any Note Party’s legal name; (ii) the location of any Note Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Notes Collateral owned by it or any office or facility at which Notes Collateral owned by it with an aggregate Fair Market Value in excess of $2,500,000 is located (including the establishment of any such new office or facility, but excluding in-transit Notes Collateral, Notes Collateral out for repair, and Notes Collateral temporarily stored at a customer’s location in connection with the providing of services to such customer); (iii) any Note Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Note Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization.

Section 12.03 Real Property.

(a) Subject to the Collateral and Guarantee Requirements and other than as set forth in clause (b) of this Section 12.03, by no later than the date that is 30 days (or 45 days, so long as the Company and the applicable Notes Guarantor are using commercially reasonable efforts) after the date of this Indenture or applicable date on which the applicable Restricted Subsidiary (other than an Excluded Subsidiary) became a Notes Guarantor (or such longer period as may be agreed in writing by the Collateral Agent, acting pursuant to the Direction of the Required Holders), the Company shall, or shall cause the applicable Notes Guarantor to (i) furnish to the Collateral Agent and each Holder a description of any Real Estate owned or leased by such Restricted Subsidiary (other than an Excluded Subsidiary) (in detail reasonably satisfactory to the Collateral Agent) solely to the extent such Real Estate is not an Excluded Asset, (ii) execute and deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, such Mortgages on such Real Estate, solely to the extent such Real Estate is not an Excluded Asset, or other Notes Collateral Documents with respect to such Real Estate, solely to the extent such Real Estate is not an Excluded Asset, and any supplements or amendments related thereto, together with evidence satisfactory to the Collateral Agent, which may include an Officer’s Certificate and an opinion of counsel, of satisfactory arrangements for the completion of all recordings and filings of such mortgages or other Notes Collateral Documents in the proper recorders’ offices or appropriate public records (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected, first priority Lien (subject to Permitted Liens and to the terms of the Security Agreement and the Collateral Agent Agreement), on and security interest in, all right, title and interest of the Notes Guarantors and their Subsidiaries in such Real Estate and other Notes Collateral described therein; (ii) deliver evidence satisfactory to the Collateral Agent that such Liens have been perfected.

(b) Notwithstanding anything in this Section 12.03 to the contrary, none of the Company or any Restricted Subsidiary shall be required to provide security over any Excluded Assets.

Section 12.04 Relative Rights. Nothing in the Note Documents shall:

(a) impair, as to the Company and the Holders, the obligation of the Company to pay principal of, premium, if any, and interest on the Notes in accordance with their terms or any other obligation of the Company or any Notes Guarantor; or

(b) affect the relative rights of the Holders as against any other creditors of the Company or any Notes Guarantor.

Section 12.05 Release of Liens in respect of the Notes. The Note Liens will no longer secure the Notes, the Notes Guarantees or any other Obligations under this Indenture, and the right of Holders of such other Obligations to the benefits and proceeds of the Note Liens will be terminated and be discharged:

(a) upon satisfaction and discharge of this Indenture pursuant to Article 11;

(b) [reserved];

(c) upon payment in full and discharge of all Notes outstanding under this Indenture and all other Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged; or

(d) as set forth in the Collateral Agent Agreement.

Section 12.06 Enforcement of Remedies. Notwithstanding anything to the contrary herein, any enforcement of any Notes Guarantee or any remedies with respect to the Notes Collateral under the Notes Collateral Documents is subject to the provisions of the Security Agreement and the Collateral Agent Agreement.

Section 12.07 Further Assurances. At the Company’s expense, each Note Party shall, and shall cause each of their Restricted Subsidiaries that constitute Note Parties to, take all action necessary or requested by the Collateral Agent to ensure that the Collateral and Guarantee Requirement (subject to the limitations set forth therein and in the Notes Collateral Documents) continues to be satisfied, including to (a) promptly execute and deliver, or cause to be promptly executed and delivered, to the Collateral Agent, such documents and agreements, and shall promptly take or cause to be taken such actions, as the Collateral Agent may, from time to time, reasonably request to grant, preserve, protect or perfect the Liens created or intended to be created by the Notes Collateral Documents or the validity or priority of any such Lien, and (b) immediately prior to or simultaneously with the incurrence of Indebtedness pursuant to Section 4.09(b), or any amendments to the documents related thereto, entering into to Notes Collateral Documents or amendments or supplements to existing Notes Collateral Documents to (x) if any other Person is a borrower or guarantor in respect of such Indebtedness, to enter into or join such Persons to the applicable Notes Collateral Documents and to cause such other Person to become a Notes Guarantor hereunder and under the other Note Documents, (y) to grant the Collateral Agent a Lien (to secure the Note Obligations) on the Notes Collateral that will also be collateral for such Indebtedness and (z) to provide the Collateral Agent with corollary rights (including representations, covenants and remedies) relative to such Notes Collateral as are provided for the benefit of such Indebtedness.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

Any notice or communication by the Company, any Notes Guarantor, the Collateral Agent or the Trustee to the others is duly given if in writing in the English language and delivered in Person or by first class mail (registered or certified, return receipt requested), email, facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company or any Notes Guarantor:

ProFrac Holdings II, LLC

333 Shops Boulevard, Suite 301

Willow Park, Texas

Attention: General Counsel

If to the Trustee, Calculation Agent or Collateral Agent:

U.S. Bank Trust Company, National Association

13737 Noel Road, 8th Floor

Dallas, Texas 75240

Attention.: ProFrac Holdings II, LLC Administrator

The Company, any Notes Guarantor, the Trustee, Calculation Agent or the Collateral Agent, by notice to the others given in accordance with this Section 13.01, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by email or facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. Any notice or other communication to the Trustee shall be deemed delivered until actual receipt by a Responsible Officer.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar, or in any case where the Depositary or its nominee is the Holder, any notice or communication will be given by the method specified by the Depositary. Failure to give a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is given in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company give a notice or communication to Holders, they will send a copy to the Trustee and each Agent at the same time.

Notwithstanding anything herein to the contrary, where this Indenture provides for notice in any manner, such notice may be sent or transmitted to Holders in any manner that is in accordance with the procedures of the Depositary and shall be deemed to be a sufficient giving of such notice for every purpose hereunder.

Section 13.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee, Calculation Agent and/or the Collateral Agent to take any action under this Indenture or the other Note Documents, the Company shall furnish to the Trustee, the Calculation Agent and/or the Collateral Agent, as applicable:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee, the Calculation Agent and/or the Collateral Agent, as applicable, (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture or the other Note Documents, as applicable, relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee, the Calculation Agent and/or the Collateral Agent, as applicable, (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture or the other Note Documents must include:

(1) a statement that the person making such certificate or opinion has read and understood such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such person, such condition or covenant has been satisfied.

Section 13.04 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.05 No Personal Liability of Directors, Officers, Employees, Shareholders and Stockholders.

No director, officer, partner, employee, incorporator, manager, shareholder or stockholder or other owner of Capital Stock of the Company or any Notes Guarantor, as such, will have any liability for any obligations of the Company or any Notes Guarantor under the Notes, this Indenture, the Notes Guarantees or the Notes Collateral Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.06 Governing Law; Jury Trial Waiver.

THE LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTES GUARANTEES. EACH OF THE COMPANY, THE NOTES GUARANTORS, THE HOLDERS, THE COLLATERAL AGENT AND THE TRUSTEE HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 13.07 Agent for Service; Submission to Jurisdiction; Waiver of Immunities.

By the execution and delivery of this Indenture, each of the Note Parties (i) hereby irrevocably designates and appoints Parent (and any successor entity), as its authorized agent upon which process may be served in any suit, action or proceeding arising out of or relating to the Notes or this Indenture that may be brought under federal or state securities or other laws, including such suit, action or proceeding brought by the Trustee or Collateral Agent (whether in its individual capacity or in its capacity as Trustee or Collateral Agent, as applicable, hereunder) in any federal or state court located in the State of New York, Borough of Manhattan in The City of New York, and acknowledges that Parent has accepted such designation, (ii) submits to venue and the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) agrees that service of process upon Parent and written notice of said service to it (with a copy to the Company’s General Counsel, as specified in Section 13.01 hereof) shall be deemed in every respect effective service of process upon it in any such suit or proceeding. Each of the Note Parties further documents and instruments, as may be necessary to continue such designation and appointment of Parent in full force and effect so long as this Indenture shall be in full force and effect.

To the extent that any of the Note Parties has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Note Party hereby irrevocably waives such immunity in respect of its obligations under this Indenture and the Notes, to the extent permitted by law.

Section 13.08 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.09 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee and the Collateral Agent in this Indenture will bind their respective successors. All agreements of each Notes Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.04 hereof.

Section 13.10 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.11 Counterpart Originals; Execution.

The parties may sign any number of copies of this Indenture, and each party hereto may sign any number of separate copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.

Except with respect to authentication of the Notes as set forth in Section 2.02, the Trustee shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction (each, a “Notice”), received pursuant to this Indenture by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) and shall not have any duty to confirm that the person sending such Notice is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee) shall be deemed original signatures for all purposes. Each other party to this Indenture assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that a Notice in the form of an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic Notice.

Section 13.12 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.13 Payment Date Other Than a Business Day.

If any payment with respect to any principal of, premium (including without limitation any Make-Whole Premium), if any, on, or interest on, any Note (including any payment to be made on any date fixed for redemption or purchase of any Note) is due on a day which is not a Business Day, then the payment need not be made on such date, but may be made on the next Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day. If any payment with respect to any interest on any Note is due on a day which is not a Business Day, then the payment need not be made on such date, but may be made on the next Business Day with the same force and effect as if made on such date, and no interest will accrue for the intervening period.

Section 13.14 Evidence of Action by Holders.

Whenever in this Indenture it is provided that the Holders of a specified percentage in aggregate principal amount of the Notes may take action (including the making of any demand or request, the giving of any direction, notice, consent or waiver or the taking of any other action) the fact that at the time of taking any such action the Holders of such specified percentage have joined therein may be evidenced (a) by any instrument or any number of instruments of similar tenor executed by Holders in person or by agent or proxy appointed in writing, (b) by the record of the Holders voting in favor thereof at any meeting of Holders duly called and held in accordance with procedures approved by the Trustee, (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders or (d) in the case of Notes evidenced by a Global Note, by any electronic transmission or other message, whether or not in written format, that complies with the Depositary’s applicable procedures.

Section 13.15 USA Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee and the Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Collateral Agent (as applicable). The parties to this Indenture agree that they will provide the Trustee and the Collateral Agent with such information as it may request in order for the Trustee and the Collateral Agent to satisfy the requirements of the USA PATRIOT Act.

Section 13.16 Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, (i) any act or provision of any present or future law or regulation or governmental authority, (ii) any act of God, (iii) natural disaster, (iv) war, (v) terrorism, (vi) civil unrest, (vii) accidents, (viii) labor dispute, (ix) disease, (x) epidemic or pandemic, (xi) quarantine, (xii) national emergency, (xiii) loss or malfunction of utility or computer software or hardware, (xiv) communications system failure, (xv) malware or ransomware, (xvi) unavailability of the Federal Reserve Bank wire or telex system or other wire or other funds transfer systems, or (xvii) unavailability of securities clearing system; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.17 Note Documents.

Reference is hereby made to the Note Documents. Each Holder, by its acceptance of a Note (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Note Documents and (b) authorizes and instructs the Trustee and the Collateral Agent to enter into the Note Documents and perform its obligations, if any, under the Note Documents to which it is party, as Trustee and the Collateral Agent, as the case may be, and on behalf of such Holder, including the representations of the Holders contained therein.

Section 13.18 Judgment Currency.

If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Collateral Agent could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Notes Guarantor agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Obligor agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Collateral Agent against such loss. The term “rate of exchange” in this Section 13.18 means the spot rate at which the Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

Section 13.19 Divisions.

For all purposes hereunder and under the other Note Documents, if in connection with any division or plan of division pursuant to Section 18-217 of the Delaware Limited Liability Company Act law (or any comparable event under a different jurisdiction’s laws) (a “Division”): (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized by the holders of its Equity Interests at such time. Any reference in any Note Documents to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a Division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, Disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company shall constitute a separate Person under the Note Documents (and each Division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person) on the first date of its existence.

Section 13.20 Taxes; Withholding, Etc.. For purposes of this Section 13.20, “Holder” shall mean the “Holder or the beneficial owner(s), as applicable.”

(a) Administrative Requirements; Forms Provision. Each Holder that is a United States Person for U.S. federal income tax purposes shall deliver to the Company, on or prior to the date of this Indenture (in the case of each initial Holder on the date of this Indenture) or on or prior to the date of the transfer of the beneficial interest in the Note pursuant to which it becomes a Holder (in the case of each other Holder), and at such other times as may be necessary in the determination of the Company (in the reasonable exercise of its discretion), two executed original copies of IRS Form W-9. Each Holder that is not a United States Person for U.S. federal income tax purposes (a “Non-U.S. Holder”) shall deliver to the Company, on or prior to the date of this Indenture (in the case of each initial Holder on the date of this Indenture) or on or prior to the date of the transfer of the beneficial interest in the Note or joinder agreement pursuant to which it becomes a Holder (in the case of each other Holder), and at such other times as may be necessary in the determination of the Company (in the reasonable exercise of its discretion), whichever of the following described in clause (1) through (4) below is applicable:

(1) if the Non-U.S. Holder is eligible to claim a benefit from an income tax treaty (or convention, protocol, or similar agreement) to which the United States is a party with respect to any payment under any Note covered by such tax treaty (or convention, protocol, or similar agreement), two executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty (or convention, protocol, or similar agreement);

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Holder eligible to claim the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Non-U.S. Holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable;

(4) to the extent a Non-U.S. Holder is not the beneficial owner of a Note, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Holder is a partnership and one or more direct or indirect partners of such Non-U.S. Holder are eligible to claim the portfolio interest exemption, such Non-U.S. Holder shall provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner; or

(5) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

Each Holder required to deliver any forms, certificates or other evidence with respect to U.S. federal income tax withholding matters pursuant to this Section 13.20 hereby agrees, from time to time after the initial delivery by such Holder of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms certificates or other evidence obsolete, expired, invalid or inaccurate in any material respect, that such Holder shall promptly deliver to Company two new original copies of such updated forms or certificate or promptly notify the Company in writing of its legal inability to do so. Nothing in this Section 13.20 shall be construed to require a Holder to provide any forms or documentation that it is not legally entitled to provide.

[Signatures on following pages]

SIGNATURES

IN WITNESS WHEREOF, the parties have executed this Indenture as of the date first written above.

PROFRAC HOLDINGS II, LLC, as the Company

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

PROFRAC HOLDINGS, LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

PF MANUFACTURING HOLDING, LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

PF SERVICES HOLDING, LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

[Signature Page to Indenture, dated as of December 27, 2023, by and among ProFrac Holdings II, LLC, the Notes Guarantors and U.S. Bank Trust Company, National Association]

PF TECH HOLDING, LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

BEST PUMP AND FLOW, LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

BEST PFP, LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

PROFRAC MANUFACTURING, LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

FTS INTERNATIONAL MANUFACTURING, LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

[Signature Page to Indenture, dated as of December 22, 2023, by and among ProFrac Holdings II, LLC, the Notes Guarantors and U.S. Bank Trust Company, National Association]

AG PSC FUNDING LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

F3 FUEL, LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

PRODUCERS SERVICE HOLDINGS LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

PRODUCERS SERVICE COMPANY – WEST LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

[Signature Page to Indenture, dated as of December 22, 2023, by and among ProFrac Holdings II, LLC, the Notes Guarantors and U.S. Bank Trust Company, National Association]

PRODUCERS SERVICE I, LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

PRODUCERS SERVICE COMPANY, LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

PROFRAC SERVICES, LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

FTS INTERNATIONAL SERVICES, LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

REV ENERGY HOLDINGS, LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

[Signature Page to Indenture, dated as of December 22, 2023, by and among ProFrac Holdings II, LLC, the Notes Guarantors and U.S. Bank Trust Company, National Association]

REV ENERGY SERVICES, LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

U.S. WELL SERVICES HOLDINGS, LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

USWS HOLDINGS, LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

U.S. WELL SERVICES, LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

USWS FLEET 10, LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

[Signature Page to Indenture, dated as of December 22, 2023, by and among ProFrac Holdings II, LLC, the Notes Guarantors and U.S. Bank Trust Company, National Association]

USWS FLEET 11, LLC, as a Notes Guarantor

By	/s/ Lance Turner
Name: Lance Turner
Title: Chief Financial Officer

[Signature Page to Indenture, dated as of December 22, 2023, by and among ProFrac Holdings II, LLC, the Notes Guarantors and U.S. Bank Trust Company, National Association]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, Calculation Agent and Collateral Agent

By	/s/ Michael K. Herberger
Name: Michael K. Herberger
Title: Vice President

[Signature Page to Indenture, dated as of December 22, 2023, by and among ProFrac Holdings II, LLC, the Notes Guarantors and U.S. Bank Trust Company, National Association]

EXHIBIT A

FORM OF NOTE

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the OID Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP: __________1

ISIN: __________2

PROFRAC HOLDINGS II, LLC

Senior Secured Floating Rate Notes due 2029

No.	$

ProFrac Holdings II, LLC, a limited liability company existing under the laws of the State of Texas (the “Company”), promises to pay to [________________] or registered assigns, the principal sum of [________________] UNITED STATES DOLLARS [or such greater or lesser amount as may be indicated on the attached Schedule of Increases or Decreases in Global Note]3 on January 23, 2029 (the “Maturity Date”) and with the prepayment amounts and on the dates set forth on the reverse hereof.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth in this place.

Dated:

[1]	Rule 144A Note CUSIP: 74319T AA5 Regulation S Note CUSIP: U7428R AA4
[2]	Rule 144A Note ISIN: US74319TAA51 Regulation S Note ISIN: USU7428RAA42
[3]	Insert bracketed text for Global Notes.

PROFRAC HOLDINGS II, LLC

By:
Name:
Title:

Certificate of Authentication:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION as Trustee

By:
Authorized Signatory

[Reverse of Note]

Senior Secured Floating Rate Notes due 2029

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Amortization of Principal. The Company will pay:

(a) $10,000,000 aggregate principal amount of Notes (or such lesser principal amount as shall then be outstanding) on each of June 30, 2024, September 30, 2024 and December 31, 2024; and

(b) $15,000,000 aggregate principal amount of Notes (or such lesser principal amount as shall then be outstanding) at the end of each calendar quarter thereafter,

in each case at 100.0% of the principal amount thereof and without payment of a Make-Whole Premium or any redemption premium or any other premium, provided that upon any partial redemption or prepayment of the Notes pursuant to Sections 3.07, 4.10, 4.13, or 4.15 of the Indenture, the principal amount of each required prepayment of the Notes becoming due under this Section 1 of this Note on and after the date of such redemption or prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.

The entire unpaid principal balance of the Notes shall be due and payable on the Maturity Date thereof, together with accrued and unpaid interest therein through but not including such date.

(2) INTEREST. All outstanding Notes shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date of issuance until paid in full in cash at a fluctuating per annum rate equal to Adjusted Term SOFR plus the Applicable Margin (each as defined below), but not in excess of the Maximum Rate (as defined below). The Company will pay interest, if any, quarterly in arrears on each Interest Payment Date (as defined below). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. All computations of fees and interest shall be made on the basis of a 360-day year comprised of twelve 30-day months and actual days elapsed.

Upon the occurrence and during the continuance of an Event of Default, and upon the request of the Required Holders by notice to the Company and the Calculation Agent, the Calculation Agent shall require that the Company pay interest at a rate per annum equal at all times to 2.00% per annum above the rate per annum required to be paid (“Default Interest”) on:

(a) the aggregate outstanding principal amount of the Notes, and

(b) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under the Notes or any other Note Document to any Agent or any holder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, (x) on each SOFR Interest Payment Date following the occurrence and during the continuance of an Event of Default or (y) on demand; provided, however, that following the making of the request or the granting of the consent specified by Section 6.02 of the Indenture to authorize the Trustee to declare the Notes due and payable pursuant to the provisions of Section 6.02 of the Indenture, Default Interest shall accrue and be payable hereunder whether or not previously required by the Trustee. Payment or acceptance of the increased rates of interest provided herein is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Trustee or any Holder.

In connection with the use or administration of Term SOFR, the Calculation Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary in the Indenture or in any other Note Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to the Notes or any other Note Document. The Calculation Agent will promptly notify the Company and the holders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

If at any time the Calculation Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in the immediately succeeding paragraph have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in the immediately succeeding paragraph have not arisen but the supervisor for the administrator of the SOFR Rate or a Governmental Authority having jurisdiction over the Calculation Agent has made a public statement identifying a specific date after which the SOFR Rate shall no longer be used for determining interest rates for loans (or, after which, the SOFR Rate is no longer required to be published), then the Calculation Agent and the Company shall endeavor to establish an alternate rate of interest to the SOFR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Note to reflect such alternate rate of interest and such other related changes to this Note as may be applicable. Such amendment shall become effective without any further action or consent of any other party to the Notes so long as the Calculation Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Holders, a written notice from the Required Holders stating that such the Holders object to such amendment; provided that, if such alternate rate of interest shall be less than 3.00%, such rate shall be deemed to be 3.00% for the purposes of the Notes.

Notwithstanding anything to the contrary herein or in any other Note Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is the Term SOFR Reference Rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Calculation Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Calculation Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Calculation Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

In no event shall any interest rate provided for hereunder exceed the maximum rate legally chargeable under applicable law with respect to the Notes (the “Maximum Rate”). If for any interest period, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that period shall be the Maximum Rate, and, if in future periods, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Note Obligations, the total amount of interest paid or accrued under the terms of this Note is less than the total amount of interest which would, but for this paragraph, have been paid or accrued if the interest rate otherwise set forth in this Note had at all times been in effect, then the Company shall, to the extent permitted by applicable law, pay the Trustee, for the account of the applicable Holders, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rate otherwise set forth in this Note, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Note. If a court of competent jurisdiction determines that the Trustee and/or any Holder has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Note Obligations other than interest, and if there are no Note Obligations outstanding, the Trustee and/or such Holder shall refund to the Company such excess.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor. Adjusted Term SOFR shall be calculated by the Calculation Agent.

“Applicable Margin” means 7.25%.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to the Notes, in each case, as of such date and not including, any tenor for such Benchmark that is then-removed from the definition of “Interest Period”, following the unavailability of tenor of such Benchmark.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to the terms hereto.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Calculation Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Calculation Agent and the Company giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of the Notes, the other Note Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Calculation Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Calculation Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

The “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

A Benchmark Transition Event will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder, under any Note Document in accordance with the terms hereto and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder, under any Note Document in accordance with the terms hereto.

“Conforming Changes” means with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Calculation Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Calculation Agent in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Calculation Agent decides is reasonably necessary in connection with the administration of this Indenture, the other Note Documents and the Unsecured ProFrac Guarantee).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Calculation Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated credit facilities; provided that if the Agent decides that any such convention is not administratively feasible for the Calculation Agent, then the Calculation Agent may establish another convention in its reasonable discretion.

“Floor” means 2.00%.

“Interest Payment Date” means each March 31, June 30, September 30 and December 31, beginning March 31, 2024.

“Interest Period” means (a) period commencing on the date of this Indenture, and ending on March 31, 2024, and (b) each subsequent three month period ending on each of March 31, June 30, September 30 and December 31 for each calendar year provided that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Interest Payment Date” means the last day of each Interest Period therefor and the Maturity Date.

“Term SOFR” means the Term SOFR Reference Rate for a three (3) month interest period (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the three (3) month Term SOFR Reference Rate has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for three (3) months as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Term SOFR Adjustment” means, a percentage per annum equal to 0.26161%.

(3) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the March 15, June 15, September 15 or December 15 (each, a “Record Date”) (in each case, whether or not a Business Day) next preceding the Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Definitive Notes will be payable as to principal, premium, if any, and interest at the Corporate Trust Office of the Trustee. At the Company’s option, interest on Definitive Notes may be paid at the Corporate Trust Office of the Trustee or by wire or check mailed to the registered address of Holders. The Global Notes registered in the name of, or held by, the Depositary or its nominee will be payable as to principal, premium, if any, and interest in immediately available funds to the Depositary or its nominee, as the case may be, as a registered holder of such Global Note. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

(4) PAYING AGENT AND REGISTRAR. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without notice to the Holders of the Notes.

(5) INDENTURE. The Company has issued the Notes in an aggregate principal amount of $520.0 million under an Indenture dated as of December 27, 2023 (the “Indenture”) among the Company, the Notes Guarantors party thereto, the Trustee, Calculation Agent and the Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company.

(6) NOTES GUARANTEES. The payment of the principal of, and premium, if any, and interest on, the Notes will be unconditionally and irrevocably guaranteed, jointly and severally, by the Notes Guarantors on the terms, to the extent and subject to the conditions and limitations set forth in the Indenture, including provisions for the subordination or release and discharge of the Notes Guarantee of a Notes Guarantor and the other obligations of such Notes Guarantor under the Indenture under certain circumstances.

(7) OPTIONAL REDEMPTION.

(a) The Notes may be redeemed in accordance with Section 3.07 of the Indenture and the other provisions of Article 3 of the Indenture.

(b) Notices of redemption of the Notes will be mailed by first class mail (or sent electronically if the Depositary is the recipient), at least 10 days but not more than 60 days before a redemption date, to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the Indenture pursuant to Article 11 thereof or if the redemption date is delayed as described in Section 3.04 of the Indenture. Notes and portions of Notes selected will be in minimum amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed.

(8) REPURCHASE AT THE OPTION OF HOLDER.

(a) If a Change of Control occurs, unless the Company has previously or concurrently electronically delivered or mailed a redemption notice with respect to all of the outstanding Notes as described in Article 3 of the Indenture, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to the date of payment (the “Change of Control Payment Date”), subject to the right of Holders of Notes on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Change of Control Payment Date. Within 60 days following any Change of Control, unless Company has previously or concurrently electronically delivered or mailed a redemption notice with respect to all of the outstanding Notes as described in Article 3, the Company will send a notice to each Holder and the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 20 Business Days and no later than 60 days from the date such notice is sent (subject to extension in the case where such notice is mailed or otherwise delivered prior to the occurrence of the Change of Control), pursuant to the procedures required by the Indenture and described in such notice.

(b) When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will, at its option, either (i) make an offer (an “Asset Sale Offer”) to all holders of Notes to purchase a principal amount Notes equal to the Excess Proceeds at a price not less than 100.0% of the principal amount thereof plus accrued and unpaid interest, if any, on the Notes to be redeemed to, but not including, the date of repurchase; provided that any Excess Proceeds remaining after an Asset Sale Offer will be used for a Mandatory Asset Sale Redemption, or (ii) redeem such Excess Proceeds of Notes (a “Mandatory Asset Sale Redemption”) at a redemption price equal to 100.0% of the principal amount thereof plus accrued and unpaid interest, if any, on the Notes to be redeemed to, but not including, the applicable redemption date. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any of its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. Holders of Definitive Notes that are the subject of an Asset Sale Offer will receive an Asset Sale Offer from the Company prior to any related date of settlement and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes but Holders will be required to pay any transfer tax or similar governmental charge payable in connection therewith. The Company is not required to exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company is not required to exchange or register the transfer of any Notes for a period of 15 days before the mailing (or, if not mailed, other transmittal) of a notice of redemption of Notes or during the period between a Record Date and the next succeeding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The Holder of a Note may be treated as the owner of it for all purposes. Only Holders have rights under the Indenture.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Note Documents may be amended or supplemented with the consent of the Required Holders, and any existing Default or Event of Default or compliance with any provision of the Note Documents may be waived with the consent of the Required Holders. Without the consent of any Holder of Notes, the Note Documents may be amended or supplemented to cure any ambiguity, defect or inconsistency or for any of the other purposes set forth in Section 9.01 of the Indenture.

(12) EVENTS OF DEFAULTS. If an Event of Default shall occur and be continuing, the principal of and accrued and unpaid interest and premium on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

(13) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company, the Notes Guarantors or their Affiliates, and may otherwise deal with the Company, the Notes Guarantors or their Affiliates, as if it were not the Trustee.

(14) NO RECOURSE AGAINST OTHERS. No director, officer, partner, employee, incorporator, manager, shareholder or stockholder or other owner of Capital Stock of the Company or any Notes Guarantor, as such, will have any liability for any obligations of the Company or any Notes Guarantor under the Note Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the manual, facsimile or other electronic signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18) NOTE DOCUMENTS. Each Holder, by accepting a Note, shall be deemed to have consented and agreed to the terms of the Note Documents and the performance by the Trustee and the Collateral Agent of their respective obligations and exercise of their applicable rights thereunder and in connection therewith.

(19) GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTES GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

ProFrac Holdings II, LLC

333 Shops Boulevard, Suite 301

Willow Park, Texas

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s address and zip code)

and irrevocably appoint                                                                                                                                                                         as agent to transfer this Note on the books of the Company. The Calculation Agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name(s) appear(s) on the face of this Note)

Signature Guarantee*:

*	Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 (Asset Sales) or 4.15 (Offer to Repurchase Upon Change of Control) of the Indenture, check the appropriate box below:

☐  Section 4.10             ☐    Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name(s) appear(s) on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE4

The principal amount of this Global Note is $[•]. The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

[4]	This schedule should be included only if the Note is a Global Note.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

ProFrac Holdings II, LLC

333 Shops Boulevard, Suite 301

Willow Park, Texas

Attention: General Counsel

U.S. Bank Trust Company, National Association, as Trustee

13737 Noel Road, 8th Floor

Dallas, Texas 75240

Attention: ProFrac Holdings II, LLC Administrator

Re: Senior Secured Floating Rate Notes due 2029

Reference is hereby made to the Indenture, dated as of December 27, 2023 (the “Indenture”), among ProFrac Holdings II, LLC, a Texas limited liability company (the “Company”), the Notes Guarantors party thereto, U.S. Bank Trust Company, National Association, as trustee, calculation and collateral agent (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $ in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐  Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐  Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed, in the case of a transfer pursuant to Rule 903 of Regulation S, in, on or through a physical trading floor on an established foreign securities exchange that is located outside the United States, or, in the case of a transfer pursuant to Rule 904 of Regulation S, in, on or through the facilities of a designated offshore securities market and, in each case, neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person and, in the case of a Global Note, upon completion of the transfer, the beneficial interest being transferred will be held with DTC through Euroclear or Clearstream or both. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐  Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or an Unrestricted Definitive Note.

(a) ☐  Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐  Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐  Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP 74319T AA5), or

(ii)	☐ Regulation S Global Note (CUSIP U7428R AA4), or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(c)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP 74319T AA5), or

(ii)	☐ Regulation S Global Note (CUSIP U7428R AA4), or

(d)	☐ a Restricted Definitive Note; or

(e)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

ProFrac Holdings II, LLC

333 Shops Boulevard, Suite 301

Willow Park, Texas

Attention: General Counsel

U.S. Bank Trust Company, National Association, as Trustee

13737 Noel Road, 8th Floor

Dallas, Texas 75240

Attention: ProFrac Holdings II, LLC Administrator

Re: Senior Secured Floating Rate Notes due 2029

(CUSIP [•])

Reference is hereby made to the Indenture, dated as of December 27, 2023 (the “Indenture”), among ProFrac Holdings II, LLC, a Texas limited liability company (the “Company”), the Notes Guarantors party thereto, U.S. Bank Trust Company, National Association, as trustee, calculation agent and collateral agent (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐  Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐  Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐  Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐  Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐  Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐  Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐  Regulation S Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

ProFrac Holdings II, LLC

333 Shops Boulevard, Suite 301

Willow Park, Texas

Attention: General Counsel

U.S. Bank Trust Company, National Association, as Trustee

13737 Noel Road, 8th Floor

Dallas, Texas 75240

Attention: ProFrac Holdings II, LLC Administrator

Re: Senior Secured Floating Rate Notes due 2029

Reference is hereby made to the Indenture, dated as of December 27, 2023 (the “Indenture”), among ProFrac Holdings II, LLC, a Texas limited liability company (the “Company”), the Notes Guarantors party thereto, U.S. Bank Trust Company, National Association, as trustee, calculation agent and collateral agent (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $ aggregate principal amount of:

(a) ☐  a beneficial interest in a Global Note, or

(b) ☐  a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to you to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in

D-1

accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you such certifications, legal opinions and other information as you may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT NOTES GUARANTORS

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [                    ], is among [                    ] (the “New Guarantor”), a [                    ], ProFrac Holdings II, LLC, a Texas limited liability company (the “Company”), and U.S. Bank Trust Company, National Association, as trustee, calculation agent and collateral agent under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 27, 2023, providing for the issuance of Senior Secured Floating Rate Notes due 2029 (the “Notes”) of the Company;

WHEREAS, the Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and therein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The New Guarantor hereby jointly and severally with other Notes Guarantors, unconditionally guarantees all of the Company’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 10 of the Indenture and agrees to be bound by (and the New Guarantor shall be entitled to the benefits of) all other provisions of the Indenture applicable to a Notes Guarantor.

3. NO RECOURSE AGAINST OTHERS. No director, officer, partner, employee, incorporator, manager, shareholder or stockholder or other owner of Capital Stock of the Company or any Notes Guarantor, as such, will have any liability for any obligations of the Company or any Notes Guarantor under the Notes, the Indenture or the Notes Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

5. COUNTERPARTS. The parties may sign (by manual, facsimile or other electronic signature) any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Guarantor, the other Notes Guarantors and the Company.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Dated:

[NEW GUARANTOR]

By:
Name:
Title:

PROFRAC HOLDINGS II, LLC.

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION AS TRUSTEE, CALCULATION AGENT AND COLLATERAL AGENT

By:
Authorized Signatory

EXHIBIT F

EXISTING INDEBTEDNESS

OBLIGOR(S)	CREDITOR	DESCRIPTION OF INDEBTEDNESS	COLLATERAL; GUARANTY	PRINCIPAL AMOUNT

U.S. Well Services, LLC	Equify Financial, LLC	Equify Note, dated as of July 18, 2022	Equipment	$20.0 million

U.S. Well Services, LLC	Enterprise Fleet Management	Finance Lease Liabilities	Light duty fleet vehicles	$12.2 million

U.S. Well Services, LLC	PACCAR Financial Corp.	PACCAR Financings, dated as of March 30, 2020	Hydraulic fracturing equipment	$2.1 million

ProFrac Holding Corp.	AFCO Credit Corporation	Insurance Premium Financing	Letters of credit	$9.3 million

REV Energy Services, LLC	Caterpillar, Inc.	Equipment Financings	Hydraulic fracturing equipment	$4.0 million

F-1

EXHIBIT G

FORM OF SUBORDINATED INTERCOMPANY NOTE

Execution Version

INTERCOMPANY SUBORDINATED NOTE

New York

    December 27, 2023

FOR VALUE RECEIVED, each of the undersigned which borrows money pursuant to this intercompany subordinated note (this “Note”) is referred to herein as a “Payor” and each of the undersigned which makes loans and advances pursuant to this Note is referred to herein as a “Payee,” the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other Indebtedness for borrowed money now or hereafter owing by such Payor to such Payee in the books and records of such Payee in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Reference is made to (i) the Indenture dated as of December 27, 2023, by and among ProFrac Holdings II, LLC, a Delaware limited liability company (the “Company”), the Notes Guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”), calculation agent and collateral agent (in such capacity, the “Collateral Agent,” and together in such other capacities, collectively, the “Notes Agent”) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), and (ii) the ABL Credit Agreement dated as of March 4, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement,” and together with the Indenture, collectively, the “Senior Agreements”), among ProFrac Holdings, LLC, a Texas limited liability company (“Holdings”), the Company, the other guarantors from time to time party thereto, the lenders from time to time party thereto and the ABL Administrative Agent and the ABL Collateral Agent (in such capacities, the “ABL Agent”, and together with the Notes Agent, the “Agents”). Capitalized terms used in this Note but not otherwise defined herein shall have the meanings given to them in the Indenture. This Note shall be subject at all times and in all respects to the ABL Intercreditor Agreement.

This Note has been pledged by each Payee to the Agents, for the benefit of the holders of the Notes from time to time and ABL Secured Parties from time to time (together, the “Secured Parties”) pursuant to the Note Security Document or ABL Loan Documents (together, the “Security Documents”) as collateral security for the full and prompt payment when due of, and the performance of, such Payee’s Obligations under and as defined in the Note Documents and the ABL Credit Agreement (together, the “Obligations”). Subject to the ABL Intercreditor Agreement, each Payee hereby acknowledges and agrees that after the occurrence of and during the continuance of an Event of Default under and as defined in either of the Senior Agreements, the Agents may, in addition to the other rights and remedies provided pursuant to the Security Documents and otherwise available to it, exercise all rights of the Payees with respect to this Note.

Upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relating to any Payor owing any amounts evidenced by this Note to any Payee, or to any property of any such Payor, or upon the commencement of any proceeding for voluntary liquidation, dissolution or other winding up of any such Payor (except as expressly permitted by the Note Documents), all amounts evidenced by this Note owing by such Payor to any and all Payees shall become immediately due and payable, without presentment, demand, protest or notice of any kind.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor to any Payee shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Payor to the Secured Parties until the payment in full in cash of all Obligations and termination of all commitments under the Senior Agreements; provided that each Payor may make payments to the applicable Payee so long as no Event of Default under and as defined in the Senior Agreements shall have occurred and be continuing (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest, premiums, fees and expenses thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest, premiums, fees or expenses is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”).

(i)    Subject to the ABL Intercreditor Agreement, in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith relative to any Payor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor (except as expressly permitted by the Note Documents), whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than (i) ABL Hedge Obligations not then due in respect of any Secured Hedge Agreements, (ii) ABL Cash Management Obligations not then due in respect of any Secured Cash Management Agreements and (iii) contingent indemnification obligations and other contingent obligations) before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment or distribution on account of this Note and (y) until the holders of Senior Indebtedness are irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than (i) ABL Hedge Obligations not then due in respect of any Secured Hedge Agreements, (ii) ABL Cash Management Obligations not then due in respect of any Secured Cash Management Agreements and (iii) contingent indemnification obligations and other contingent obligations), any payment or distribution to which such Payee would otherwise be entitled shall be made to the holders of Senior Indebtedness;

(ii)    Subject to the ABL Intercreditor Agreement, if any Event of Default occurs and is continuing under the Senior Agreements, then no payment or distribution of any kind or character shall be made by or on behalf of any Payor or any other Person on its behalf with respect to this Note until (x) the holders of Senior Indebtedness have been irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than (i) ABL Hedge Obligations not then due in respect of any Secured Hedge Agreements, (ii) ABL Cash Management Obligations not then due in respect of any Secured Cash Management Agreements and (iii) contingent indemnification obligations and other contingent obligations) or (y) all such Events of Default shall have been cured or waived;

(iii)    Subject to the ABL Intercreditor Agreement, if any payment or distribution of any character, whether in cash, securities or other property, in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) above before all Senior Indebtedness shall have been irrevocably paid in full in cash (other than (i) ABL Hedge Obligations not then due in respect of any Secured Hedge Agreements, (ii) ABL Cash Management Obligations not then due in respect of any Secured Cash Management Agreements and (iii) contingent indemnification obligations and other contingent obligations) or all Events of Default have been cured or waived, such payment or distribution shall be held in trust (segregated from other property of such Payee) for the benefit of the Agents, and shall be paid over or delivered in accordance with the applicable Note Documents;

(iv)    Subject to the ABL Intercreditor Agreement, each Payee agrees to file all claims against each relevant Payor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness, and the Agents shall be entitled to all of such Payee’s rights thereunder. If for any reason a Payee fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, such Payee hereby irrevocably appoints each Agent as its true and lawful attorney-in-fact and each Agent is hereby authorized to act as attorney-in-fact in such Payee’s name to file such claim or, in such Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of such Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim is hereby authorized by each payee to pay directly to the applicable Agent the full amount payable on the claim in the proceeding. In addition, upon the occurrence and during the continuance of an Event of Default under either of the Senior Agreements, each Payee hereby irrevocably appoints each Agent as its attorney in fact to exercise all of such Payee’s voting rights in connection with any bankruptcy proceeding or any in-court plan for the reorganization or similar dispositive in-court restructuring plan of each relevant Payor; and

(v)    Each Payee hereby agrees that it may not take any actions in any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings relating to any Payor that are prohibited by, or inconsistent with, the subordination provisions of this Note. Specifically, in addition to the voting provisions set forth in the immediately preceding paragraph, no Payee may propose, vote to accept, or otherwise directly or indirectly support any proposed plan of reorganization or similar dispositive restructuring plan that is inconsistent with the subordination provisions of this Note. In addition, no Payee may object in any such proceeding to the allowability of any Senior Indebtedness or the liens granted under the Security Documents.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Agents and the other Secured Parties, and that as between each Payee and the Agents and the other Secured Parties, the subordination provisions of this Note constitute a subordination agreement within the meaning of Section 510(a) of the Bankruptcy Code or any comparable provision of any other applicable bankruptcy law. The Agents and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and each Agent may, on behalf of itself, and the applicable Secured Parties, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not an Obligor under the Senior Agreements shall not be subordinated to, and shall rank pari passu in right of payment with, any other senior unsubordinated in right of payment obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein; provided that the failure of any Payee to record such information shall not affect any Payor’s obligations in respect of intercompany indebtedness extended by such Payee to such Payor.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

It is understood that this Note shall only evidence Indebtedness.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Note Document or in any other promissory note or other instrument, this Note replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Payee to any other Subsidiary provided that any Payor may issue additional promissory notes to Payee after the date hereof to set forth additional terms not set forth herein solely to the extent that (x) such terms (and such promissory notes) are not inconsistent with the terms set forth in this Note (for the avoidance of doubt, the mere existence of a term in such additional promissory note(s) which is not found in this Note, by itself, will not render the terms of such promissory note(s) inconsistent with the terms in this Note) and (y) if there are any conflicts between such promissory note(s) and this Note, this Note shall govern.

From time to time after the date hereof, additional Subsidiaries of the Company may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page hereto, which shall automatically be incorporated into this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

The parties acknowledge that this Note is a “subordination agreement” under section 510(a) of Title 11 of the Bankruptcy Code, which will be effective before, during and after the commencement of any proceeding under the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally. All references in this Note to any Payor will include such Payor as a debtor-in-possession and any receiver or trustee for such Payor in any proceeding under the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

None of the terms or provisions hereof may be waived, altered, modified or amended except as each Payee and Payor may consent in a writing duly signed for and on its behalf in accordance with the terms of the Note Documents and ABL Intercreditor Agreement. Notwithstanding the foregoing, until all of the Senior Indebtedness has been paid in full, no provisions of this instrument may be waived, altered, modified or amended without the prior written consent of the Agents.

THIS NOTE SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

PROFRAC HOLDINGS II, LLC

PROFRAC HOLDINGS, LLC

AG PSC FUNDING LLC

BEST PFP, LLC

BEST PUMP AND FLOW, LLC

F3 FUEL, LLC

FTS INTERNATIONAL MANUFACTURING, LLC

FTS INTERNATIONAL SERVICES, LLC

PF MANUFACTURING HOLDING, LLC

PF SERVICES HOLDING, LLC

PF TECH HOLDING, LLC

PRODUCERS SERVICE COMPANY – WEST LLC

PRODUCERS SERVICE COMPANY LLC

PRODUCERS SERVICE HOLDINGS LLC

PRODUCERS SERVICE I, LLC

PROFRAC MANUFACTURING, LLC

PROFRAC SERVICES, LLC

REV ENERGY HOLDINGS, LLC

REV ENERGY SERVICES, LLC

U.S. WELL SERVICES HOLDINGS, LLC

U.S. WELL SERVICES, LLC

USWS FLEET 10, LLC

USWS FLEET 11, LLC

USWS HOLDINGS LLC

By:
Name: Lance Turner
Title: Chief Financial Officer

[Signature Page to Subordinated Intercompany Note]

ENDORSEMENT

For value received, the undersigned hereby endorse to the order of the                      this Intercompany Subordinated Note dated as of December [    ], 2023, payable by the Payors to the order of the Payee.

Date:

[Signature Pages Follow]

PROFRAC HOLDINGS II, LLC

PROFRAC HOLDINGS, LLC

AG PSC FUNDING LLC

BEST PFP, LLC

BEST PUMP AND FLOW, LLC

F3 FUEL, LLC

FTS INTERNATIONAL MANUFACTURING, LLC

FTS INTERNATIONAL SERVICES, LLC

PF MANUFACTURING HOLDING, LLC

PF SERVICES HOLDING, LLC

PF TECH HOLDING, LLC

PRODUCERS SERVICE COMPANY – WEST LLC

PRODUCERS SERVICE COMPANY LLC

PRODUCERS SERVICE HOLDINGS LLC

PRODUCERS SERVICE I, LLC

PROFRAC MANUFACTURING, LLC

PROFRAC SERVICES, LLC

REV ENERGY HOLDINGS, LLC

REV ENERGY SERVICES, LLC

U.S. WELL SERVICES HOLDINGS, LLC

U.S. WELL SERVICES, LLC

USWS FLEET 10, LLC

USWS FLEET 11, LLC

USWS HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Endorsement to Intercompany Note]

EXHIBIT H

UNRESTRICTED SUBSIDIARIES

1.	Alpine Holding, LLC

2.	Alpine Holding II, LLC

3.	PF Proppant Holding, LLC

4.	Alpine Monahans, LLC

5.	Alpine Monahans II, LLC

6.	Alpine Silica, LLC

7.	Monarch Silica, LLC

8.	Performance Proppants, LLC

9.	Alpine Real Estate Holdings, LLC

10.	Red River Land Holdings, LLC

11.	Performance Proppants International, LLC

12.	Sunny Point Aggregate, LLC

13.	Performance Royalty, LLC

14.	Flotek Industries, Inc.

15.	Flotek Paymaster, Inc.

16.	Flotek International, Inc.

17.	Flotek Ecuador Management, LLC

18.	Flotek Ecuador Investments, LLC

19.	USA Petrovalve, Inc.

20.	Flotek Chemistry, LLC

21.	Material Translogistics, Inc.

22.	JP3 Measurement, LLC

23.	Flotek Gulf Research LLC

24.	Flotek Export, Inc.

H-1

25.	Flotek Gulf LLC

26.	Flotek Industries Holding Ltd.

27.	Flotek Industries FZE

28.	Flotek Industries UK Ltd.

29.	Flotek Technologies ULC

30.	EKU Power Drives GmbH

31.	EKU Power Drives Inc.

32.	IOT-eq, LLC

H-2

EXHIBIT I-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Note Holders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Indenture, dated as of December 27, 2023 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among ProFrac Holdings II, LLC, a Texas limited liability company (the “Company”), the Notes Guarantors from time to time party hereto, U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”), calculation agent (in such capacity, the “Calculation Agent”), and collateral agent (in such capacity, the “Collateral Agent”).

Pursuant to the provisions of Section 13.20 of the Indenture, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Note(s) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “ten-percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company, and (2) the undersigned shall have at all times furnished the Company with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture.

[NAME OF NOTE HOLDER]

By:
Name:
Title:
Date:	[ ], 202[ ]

EXHIBIT I-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Indenture, dated as of December 27, 2023 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among ProFrac Holdings II, LLC, a Texas limited liability company (the “Company”), the Notes Guarantors from time to time party hereto, U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”), calculation agent (in such capacity, the “Calculation Agent”), and collateral agent (in such capacity, the “Collateral Agent”).

Pursuant to the provisions of Section 13.20 of the Indenture, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “ten-percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Note holder with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Note holder in writing, and (2) the undersigned shall have at all times furnished such Note holder with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	[ ], 202[ ]

EXHIBIT I-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Indenture, dated as of December 27, 2023 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among ProFrac Holdings II, LLC, a Texas limited liability company (the “Company”), the Notes Guarantors from time to time party hereto, U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”), calculation agent (in such capacity, the “Calculation Agent”), and collateral agent (in such capacity, the “Collateral Agent”).

Pursuant to the provisions of Section 13.20 of the Indenture, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “ten-percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Note holder with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Note holder and (2) the undersigned shall have at all times furnished such Note holder with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	[ ], 202[ ]

EXHIBIT I-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Note Holders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Indenture, dated as of December 27, 2023 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among ProFrac Holdings II, LLC, a Texas limited liability company (the “Company”), the Notes Guarantors from time to time party hereto, U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”), calculation agent (in such capacity, the “Calculation Agent”), and collateral agent (in such capacity, the “Collateral Agent”).

Pursuant to the provisions of Section 13.20 of the Indenture, the undersigned hereby certifies that (i) it is the sole record owner of the Note(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Note(s), (iii) with respect to the extension of credit pursuant to the Indenture or any other Note Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “ten-percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company, and (2) the undersigned shall have at all times furnished the Company with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture.

[NAME OF NOTE HOLDER]

By:
Name:
Title:
Date:	[ ], 202[ ]

I-4